Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number: 92565EAA1

Published Revolver CUSIP Number: 92565EAC7

Published Term B CUSIP Number: 92565EAB9

CREDIT AGREEMENT

Dated as of December 22, 2017

among

VICI PROPERTIES 1 LLC,

as the Borrower,

GOLDMAN SACHS BANK USA,

as Administrative Agent,

and

The Other Lenders Party Hereto

and

GOLDMAN SACHS BANK USA

MORGAN STANLEY SENIOR FUNDING, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

JPMORGAN CHASE BANK, N.A.

CITIGROUP GLOBAL MARKETS INC.

BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Bookrunners

and

CREDIT SUISSE SECURITIES (USA) LLC

DEUTSCHE BANK SECURITIES INC.

UBS SECURITIES LLC

CITIZENS BANK, N.A.

as Co-Arrangers

i

3.07	Survival	80
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		80
4.01	Conditions of Initial Credit Extension	80
4.02	Conditions to all Credit Extensions	82
ARTICLE V REPRESENTATIONS AND WARRANTIES		83
5.01	Existence and Qualification; Power; Compliance with Laws	83
5.02	Authority; Compliance with Other Agreements and Instruments and Government Regulations	83
5.03	No Governmental Approvals Required	84
5.04	Subsidiaries	84
5.05	Financial Statements	84
5.06	No Other Liabilities	84
5.07	Litigation	84
5.08	Binding Obligations	84
5.09	No Default	85
5.10	ERISA	85
5.11	Use of Proceeds; Regulations T, U and X; Investment Company Act	85
5.12	Disclosure	85
5.13	Tax Liability	85
5.14	Projections	85
5.15	Hazardous Materials	86
5.16	Solvency	86
5.17	Material Adverse Effect	86
5.18	REIT Status	86
5.19	Ownership of Property; Liens	86
5.20	Security Interest; Absence of Financing Statements; Etc.	86
5.21	Licenses and Permits	86
5.22	Subordinated Debt	87
5.23	Intellectual Property	87
5.24	Insurance	87
5.25	Mortgaged Real Property; No Casualty	87
5.26	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	88
ARTICLE VI AFFIRMATIVE COVENANTS		88
6.01	Preservation of Existence	88
6.02	Maintenance of Properties	88
6.03	Maintenance of Insurance	89
6.04	Compliance With Laws	89
6.05	Inspection Rights; Quarterly Lender Calls	90
6.06	Keeping of Records and Books of Account	90
6.07	Use of Proceeds	90

6.08	Additional Loan Parties	90
6.09	Collateral Matters; Pledge or Mortgage of Real Property	91
6.10	Security Interests; Further Assurances	91
6.11	Limitation on Designations of Unrestricted Subsidiaries	92
6.12	Taxes	93
6.13	Compliance with Environmental Law	93
6.14	Maintenance of REIT Status	93
6.15	Maintenance of Credit Ratings	93
6.16	Post-Closing	93
ARTICLE VII INFORMATION AND REPORTING COVENANTS		95
7.01	Financial Statements, Etc.	95
7.02	Compliance Certificates	98
ARTICLE VIII NEGATIVE COVENANTS		98
8.01	Mergers, Consolidations and Asset Sales	98
8.02	Limitation on Lines of Business	101
8.03	Liens	101
8.04	Indebtedness	104
8.05	Payments of Certain Indebtedness	106
8.06	Investments, Loans and Advances	107
8.07	Restricted Payments	110
8.08	Limitation on Certain Restrictions Affecting Subsidiaries	112
8.09	Transactions with Affiliates	114
8.10	Limitation on Changes to Fiscal Year	115
8.11	Financial Covenant	115
8.12	Master Leases	115
8.13	Use of Proceeds; Anti-Corruption Law; Sanctions	115
8.14	Sale Leaseback	115
8.15	Parent Holding Company Covenant	116
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		116
9.01	Events of Default	116
9.02	Remedies upon Event of Default	117
9.03	Application of Funds	118
ARTICLE X ADMINISTRATIVE AGENT		119
10.01	Appointment of Agents	119
10.02	Powers and Duties	119
10.03	General Immunity	119
10.04	Agents Entitled to Act as Lender	120
10.05	Lenders’ Representations, Warranties and Acknowledgement	121
10.06	[Reserved]	122

10.07	Successor Administrative Agent, Collateral Agent and L/C Issuer	122
10.08	Collateral Documents and Guaranty	124
10.09	Withholding Taxes	125
10.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	125
10.11	Intercreditor Agreements	126
ARTICLE XI MISCELLANEOUS		126
11.01	Amendments, Etc.	126
11.02	Notices; Effectiveness; Electronic Communications	128
11.03	No Waiver; Cumulative Remedies; Enforcement	130
11.04	Expenses; Indemnity; Damage Waiver	130
11.05	Payments Set Aside	132
11.06	Successors and Assigns	132
11.07	Treatment of Certain Information; Confidentiality	138
11.08	Right of Setoff	139
11.09	Interest Rate Limitation	140
11.10	Counterparts; Integration; Effectiveness	140
11.11	Survival of Representations and Warranties	140
11.12	Severability	140
11.13	Replacement of Lenders	140
11.14	Governing Law; Jurisdiction; Etc.	142
11.15	Waiver of Jury Trial	142
11.16	No Advisory or Fiduciary Responsibility	143
11.17	Electronic Execution of Assignments and Certain Other Documents	143
11.18	USA PATRIOT Act	143
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	143
11.20	Gaming Law	144
11.21	Joint and Several Obligations	144
11.22	ENTIRE AGREEMENT	144

SCHEDULES

1.01(a)	Mortgaged Real Property
1.01(b)	Mortgaged Vessels
2.01	Commitments
2.16	Auction Procedures
5.04	Subsidiaries
5.24	Flood Zone Properties
8.06(c)	Closing Date Investments
11.02	Notice Addresses

EXHIBITS

A	Form of Committed Loan Notice
B-1	Form of Term B Note
B-2	Form of Revolving Note
C	Form of Compliance Certificate
D-1	Form of Administrative Questionnaire
D-2	Form of Assignment and Assumption
E	Forms of U.S. Tax Compliance Certificate
F	Form of Assumption Agreement
G	Joint Borrower Provisions
H	Permitted Pari Passu Intercreditor Agreement
I	Permitted Junior Lien Intercreditor Agreement
J	Forms of Subordination, Non-Disturbance and Attornment Agreements

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 22, 2017, among VICI PROPERTIES 1 LLC, a Delaware limited liability company (the “Borrower”); each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); each L/C Issuer from time to time party hereto; and GOLDMAN SACHS BANK USA as Administrative Agent. The Parties hereto hereby agree with reference to the following facts:

WHEREAS, the Borrower has requested that the Lenders and the L/C Issuers provide revolving credit and term loan facilities and other financial accommodations to the Borrower for the purposes set forth herein; and

WHEREAS, the Lenders and the L/C Issuers have agreed to provide such revolving credit and term loan facilities and such other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Borrower or its Subsidiaries which (a) now exist, (b) are permitted to be entered into under the terms of any leases related to the Mortgaged Real Property and which in the aggregate do not materially burden or impair the fair market value or use of such Mortgaged Real Property for the purposes for which it is or may reasonably be expected to be held or (c) which are approved as to their form and substance by the Administrative Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed.

“Act” has the meaning specified in Section 11.18.

“Adjusted Total Assets” means, as of any date of determination, Borrower Group EBITDA (calculated excluding clause (ii) of the definition thereof) for the Test Period most recently ended on or prior to such date of determination divided by 8.25% plus (i) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete Fiscal Quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible Ground Lease by the Borrower Group as of such date of determination, plus (ii) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Borrower Group as of such date of determination, plus (iii) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Borrower Group as of such date that is not netted against Indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable, plus (iv) an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Borrower Group as of such date that are not netted against Indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable, plus (v) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Borrower Group as of such date (exclusive of goodwill and other intangible assets); provided that, (1) the Borrower Group EBITDA attributable to any Income Property, Development Property or Redevelopment Property that is leased by the Borrower Group pursuant to a lease that is not an Eligible Ground Lease shall be excluded, (2) the Borrower Group EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) the book value of which is included in Adjusted Total Assets under clause (i) or (ii) above, shall be excluded and (3) the portion of Adjusted Total Assets attributable to any single Income Property shall not exceed 40.0% of Adjusted Total Assets and the portion of Adjusted Total Assets attributable to any single Redevelopment Property, Development Property or undeveloped land shall not exceed 30.0% of Adjusted Total Assets; provided, further, that, for purposes of clause (3) of the immediately preceding proviso, if any single Income Property, Redevelopment Property, Development Property or undeveloped land is added to the Initial Master Lease after the Closing Date, the Adjusted Total Assets of such Income Property, Redevelopment Property, Development Property or undeveloped land at the time it is added to the Initial Master Lease shall be an amount equal to the fair market value thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, and, thereafter, such Adjusted Total Assets shall be subject to increase or decrease by its pro rata share of any increase or decrease in the aggregate Adjusted Total Assets of all properties subject to the Initial Master Lease.

“Administrative Agent” means Goldman Sachs in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that the Creditor Parties and their Affiliates shall not be deemed to be Affiliates of the Borrower or any of its Affiliates solely by virtue of being Creditor Parties.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent, and (iii) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties” means Administrative Agent and its Related Parties.

“Agreement” means this Credit Agreement.

“Allocation Date” has the meaning specified in Section 2.08(e).

“ALTA” means American Land Title Association.

“Anti-Corruption Laws” mean any and all laws or regulations related to corruption or bribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Facility, 0.50% per annum.

“Applicable Percentage” means, as to each Lender, the percentage (carried out to the ninth decimal place) of the Commitments and Loans under a given Facility held by that Lender. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, or if the Revolving Commitments have expired, then the Applicable

Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans, in each case, prior to the consummation of a Qualified Initial Public Offering; provided, however, that following a Qualified Initial Public Offering the Applicable Rate shall be reduced by 25 basis points.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or a Loan thereunder at such time and (b) with respect to the Letter of Credit Sublimit, (i) an L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Joint Lead Arrangers and Co-Arrangers. The Arrangers are not parties to this Agreement or the other Loan Documents (other than the Fee Letters, to which certain Joint Lead Arrangers are party) in their capacities as Arrangers, and their sole contractual relationship in relation to the Loan Documents is with the Borrower (and not with any other Loan Party).

“Asset Sale” means (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction, but excluding any Casualty Event (without giving effect to any materiality thresholds set forth in such definition)) of any Property (including accounts receivable and Equity Interests of any Person owned by the Borrower or the Restricted Subsidiaries but not any Debt Issuance), whether owned on the Closing Date or thereafter acquired, by the Borrower or the Restricted Subsidiaries to any Person (excluding operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person, in the case of clauses (a) and (b); to the extent that the aggregate value of the interest in such Property conveyed, sold, leased, transferred, or otherwise disposed of or the Equity Interests issued or sold, in each case whether in any single transaction or related series of transactions, is greater than or equal to $25,000,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent and the Borrower.

“Assumption Agreement” means each assumption agreement executed by an additional Borrower pursuant to Section 2.19, substantially in the form of Exhibit F.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Auction” has the meaning specified in Section 2.16(a).

“Auction Manager” has the meaning specified in Section 2.16(a).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b) (iii).

“Availability Period” means (a) in respect of the Closing Date Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Closing Date Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (b) in respect of any other Class of Revolving Commitments, the period from and including the date such Class of Revolving Commitments is established pursuant to the applicable Extension Amendment, Refinancing Amendment or Incremental Joinder Agreement to the earliest of (i) the maturity date set forth in the applicable Extension Amendment, Refinancing Amendment or Incremental Joinder Agreement, (ii) the date of termination of such Revolving Commitments pursuant to Section 2.05 and (iii) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Excluded Contribution Amount” means, as of any date of determination, the sum, without duplication, of (a) the net cash proceeds of any sale or issuance by the Borrower of its Qualified Equity Interests during the applicable Available Excluded Contribution Amount Period plus (b) the net cash proceeds or fair market value of assets (including cash and Cash Equivalents) (as reasonably determined by the Borrower) contributed to the Borrower as a capital contribution during the applicable Available Excluded Contribution Amount Period, in each case (i) that has been designated by the Borrower after the time of such issuance or contribution for inclusion in the Available Excluded Contribution Amount in the next required Compliance Certificate and (ii) excluding any proceeds received from the equity issuance pursuant to the Common Stock Purchase Agreement. The Available Excluded Contribution Amount will be decreased by any amounts thereof (i) used to make Investments pursuant to Section 8.06(l), (ii) used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(d) and (iii) used to make Restricted Payments pursuant to Section 8.07(f), in each case, effective immediately upon any such use.

“Available Excluded Contribution Amount Period” means, as of any date of determination, the period of twelve (12) months ending on such date (or, if shorter, the period commencing on the day after the Closing Date and ending on such date).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Goldman Sachs as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; provided that when used in connection with the Term B Facility, the Base Rate shall in no event be less than 0.00% per annum. The “prime rate” is a rate set by Goldman Sachs based upon various factors including Goldman Sachs’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Goldman Sachs shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Group” means the Borrower and the Restricted Subsidiaries.

“Borrower Group EBITDA” means, for any fiscal period, (i) the EBITDA of the Borrower Group for that fiscal period, after eliminating EBITDA of the Borrower Group attributable to Unconsolidated Affiliates plus, (ii) without duplication, the aggregate amount of any recurring or ordinary course cash dividends or other recurring or ordinary course cash distributions received by the Borrower Group from Unconsolidated Affiliates, Unrestricted Subsidiaries or from cost method investments.

For purposes of determining Borrower Group EBITDA for any Test Period that includes any period occurring prior to the Closing Date, Borrower Group EBITDA shall be calculated as if the Initial Master Lease had been in effect throughout such period, and the Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Borrower in good faith.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrower Party” means the Borrower or any of its Subsidiaries.

“Borrowing” means, in respect of any Facility, a borrowing under that Facility.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) the State of New York or (ii) the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” as applied to any Person, means any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any Similar Lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be treated as an operating lease and not a Capital Lease; provided, further, that the Initial Master Lease will not be deemed to be a Capital Lease.

“Cash Collateral” shall have a meaning correlative to the following definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers and the Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (as applicable).

“Cash Equivalents” means any of the following types of Investments:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the Laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(e) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the Laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(f) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $500,000,000, due within 180 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h) “money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 180 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clause (c) or (d) above;

(i) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a); (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a Lender or the Administrative Agent hereunder, was a party to a Cash Management Agreement.

“Cash Management Obligations” means all obligations of any Loan Party under a Cash Management Agreement.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property for which the Borrower or the Restricted Subsidiaries receive cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance); provided, no such event shall constitute a “Casualty Event” if such proceeds or other compensation in respect thereof is less than $50,000,000. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of the Borrower or the Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of the Borrower or the Restricted Subsidiaries or any part thereof by any Governmental Authority.

“CEOC” means CEOC, LLC, a Delaware limited liability company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or implementation of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of the Borrower or its Subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for Parent (in a transaction where the voting stock of Parent outstanding prior to such transaction is converted into or exchanged for the voting stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance)))), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b) Parent (or a Wholly Owned Subsidiary of Parent) shall cease to be the sole member of Borrower;

(c) any landlord under the Master Leases shall not be either (i) a directly or indirectly Wholly Owned Subsidiary of the Borrower or (ii) the Borrower; or

(d) a “Change of Control” (or any comparable term) occurs under and as defined in the indenture governing the Second Lien Secured Notes or any indenture or credit agreement governing Permitted Refinancings of the Second Lien Secured Notes.

“Class” means, when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) (i) the Closing Date Revolving Commitments and Revolving Loans incurred pursuant to the Closing Date Revolving Commitments and (ii) any Increase Revolving Commitments of the same Class and Revolving Loans incurred thereunder, (b) such other Class of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, a Refinancing Amendment or an Incremental Joinder Agreement, (c) Term B Loans or Term B Commitments and any Increase Term Loan Commitments or Increase Term Loans of the same Class, and (d) such other Class of Term Loans or Term Commitments created pursuant to an Extension Amendment, a Refinancing Amendment or an Incremental Joinder Agreement. New Term Loans, Loans under New Revolving Commitments, Extended Term Loans, Loans under Extended Revolving Commitments, Other Term Loans and Loans under Other Revolving Commitments, in each case, that have different terms and conditions shall be construed (together with the Commitments in respect thereof) to be in different Classes.

“Claudine” means Claudine Property Owner LLC, a Delaware limited liability company.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Revolving Commitment” means a Revolving Commitment established on the Closing Date. The Closing Date Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $400,000,000.

“Closing Date Revolving Facility” means the credit facility comprising the Closing Date Revolving Commitments and any Increase Revolving Commitments of the same Class.

“Co-Arrangers” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Citizens Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, at any date, all of the “Collateral”, “Mortgage Estates” and “Trust Estates” then referred to in the Collateral Documents, including the Mortgaged Real Property.

“Collateral Agent” means Goldman Sachs in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Agreement” has the meaning specified in Section 4.01(a)(iv).

“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages, the Ship Mortgages, and any supplements or other similar agreements delivered to the Administrative Agent pursuant to Sections 6.09 and 6.10, and each other agreement, instrument or document that creates, perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a commitment to make Loans (and, in the case of the Revolving Facility, to participate in Letters of Credit) under a Facility.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Common Stock Purchase Agreement” has the meaning specified in Section 4.01(h).

“Competitor” means any Person or Affiliate of any Person, other than the Borrower, or its Subsidiaries, that is engaged, or is an Affiliate of a Person that is engaged, in the ownership or operation of a casino, racetrack, racino, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including, but not limited to, sports wagering), excluding any investment fund or other Person with an investment representing an equity ownership of fifteen percent (15%) or less in a such Person and no possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Convertible Debt” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is (i) either (a) convertible into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock) and (ii) subordinated to the Obligations on terms customary at the time for convertible subordinated debt securities.

“Credit Agreement Refinancing Indebtedness” means other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans); in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of Existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then existing Term Loans or Revolving Commitments, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has both a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Commitments being replaced, (v) such Credit Agreement Refinancing Indebtedness consisting of Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Refinancing Amendment, (vi) such Credit Agreement Refinancing Indebtedness shall not be guaranteed by any Restricted Subsidiary of the Borrower other than Loan Parties unless such guarantee is unsecured, (vii) such Credit Agreement Refinancing Indebtedness shall not be secured by any assets or property of the Loan Parties that does not constitute Collateral, and (viii) all other terms and conditions of any such Credit Agreement Refinancing Indebtedness shall be as agreed between the Borrower and the lenders providing any such Credit Agreement Refinancing Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means each of the Administrative Agent, each L/C Issuer and each Lender, and to the extent relevant, each Cash Management Bank, Hedge Bank and Arranger.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Borrower to the financing, including exceptions by reason of (a) any fraudulent misrepresentation made by the Borrower or any of its Restricted Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of the Borrower or any of its Restricted Subsidiaries in respect of the Indebtedness or other liabilities of any Restricted Subsidiary of the Borrower, (c) any waste or misappropriation of funds by the Borrower or any of its Restricted Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Restricted Subsidiary, (d) customary environmental indemnities associated with the real property of any Restricted Subsidiary, (e) voluntary bankruptcy, (f) failure of the Borrower or any of its Restricted Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment); or (ii) the failure of the relevant Restricted Subsidiary to comply with financial covenants.

“Debt Issuance” means the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 8.04).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means subject to Section 2.18, any Lender (a) that has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent, the applicable L/C Issuer and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) for which the Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) that has notified the Borrower, the Administrative Agent or any L/C Issuer,

in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or (e) that has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and the Borrower). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory.

“Designation” has the meaning specified in Section 6.11(a).

“Development Property” means real property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Borrower or its Restricted Subsidiaries. Each Development Property shall continue to be classified as a Development Property hereunder until the Borrower notifies the Administrative Agent that it desires to reclassify such Property as an Income Property for purposes of this Agreement, upon and after which such property shall be classified as an Income Property hereunder.

“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable); or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Equity Interests or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Law); pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Equity Interests) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 90 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” has the meaning specified in Section 11.06(j)(i).

“Dollar” and “$” mean lawful money of the United States.

“DQ List” has the meaning specified in Section 11.06(j)(iv).

“Earnings Assignment” means, with respect to each Mortgaged Vessel, an Assignment of Earnings, Charterparties and Requisition made by the applicable Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties.

“EBITDA” means, with respect to any fiscal period and with respect to any Person, the sum of (a) Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain reflected in such Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) Interest Charges of such Person for that period, plus (e) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period); minus (f) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not receivable during that period); plus (g) depreciation, amortization and all unusual or non-recurring and/or non-cash expenses to the extent deducted in arriving at Net Income for that period, plus (h) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person for that fiscal period, plus (i) rental revenues receivable in cash related to any Master Lease and not recognized under GAAP (so long as such amount is actually received for such period); minus (j) rental revenues recognized under GAAP but not currently receivable in cash under any Master Lease, plus (k) non-controlling or minority interest reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP. For purposes of determining EBITDA for any Test Period that includes any period occurring prior to the Closing Date, EBITDA shall be determined as if the Initial Master Lease has been in effect throughout such period, and the Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Borrower in good faith.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (i), (iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 11.06(b) (iii)); provided that no Defaulting Lender shall be an Eligible Assignee for purposes of any assignment in respect of the Revolving Facility or any Term Facility. For the avoidance of doubt, any Disqualified Lender is subject to Section 11.06(j).

“Eligible Ground Lease” means each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Borrower, or any Restricted Subsidiary, as lessee, that (i) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Adjusted Total Assets hereunder, (ii) is free and clear of any Liens (other than Liens permitted by Section 8.03) and Negative Pledges and (iii) contains customary financing provisions including, without limitation, notice and cure rights; provided that the HLV Lease shall be considered an “Eligible Ground Lease” at the time the Borrower or one of its Restricted Subsidiaries acquires the hotel and casino owned by HLV pursuant to the Project Claudine Acquisition.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands); the land surface or subsurface strata or natural resources.

“Environmental Law” means any and all applicable treaties, Federal, state, local, and foreign laws, statutes, ordinances, regulations, rules, decrees, judgments, directives, orders, consent orders, consent decrees, permits, licenses, and the common law, relating to pollution or protection of public health or the Environment, Hazardous Materials, natural resource damages or occupational safety or health to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities); resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any indemnity or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting); of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided that Convertible Debt shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived, the failure by any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the termination of any Pension Plan or the incurrence by the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; (j) the withdrawal of the Borrower, the Restricted Subsidiaries or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a) (2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrower or the Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person); as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the

Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) (i) when used in connection with the Revolving Facility, if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (ii) when used in connection with the Term B Facility, the Eurodollar Rate for any Interest Period shall in no event be less than 0.00% per annum;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any real property other than the Mortgaged Real Property; (ii) any asset or property (other than those described in clause (vi) below) to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (iii) (w) Equity Interests in excess of 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of (A) any Foreign Subsidiaries or (B) any FSHCO; (x) Equity Interests of any Subsidiary of a Foreign Subsidiary or FSHCO; (y) Equity Interests of any Joint Venture to the extent such security interest is not permitted under the applicable organizational or joint venture agreement; and (z) Equity Interests in any Unrestricted Subsidiary or any Immaterial Subsidiary; (iv) any lease, license or other agreement or contract (including joint venture agreements) or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Wholly Owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law; (v) assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (vi) any governmental licenses or state or local franchises, charters and authorizations (including Gaming Licenses) but only to the extent creation, attachment or perfection of security interests in such licenses, franchises, charters or authorizations are prohibited or restricted by applicable Law or the terms thereof or requires a consent not obtained of any Governmental Authority, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition; (vii) any aircraft and assets directly related to the operation thereof and any limited liability company or other special purpose vehicle that has been organized solely to own any aircraft and related assets; (viii) any assets subject to a Capital Lease or to purchase money Indebtedness to the extent that, and for so long as, granting a security interest in such assets would violate the terms of such Capital Lease or such purchase money Indebtedness secured by such assets; (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law; (x) any Property that is subject to a Lien permitted under Section 8.03(j) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Property after giving effect to the applicable anti-assignment provisions of the UCC; (xi) any other assets or property to the extent the grant of a security interest therein would result in material adverse tax consequences to the Borrower or its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent; and (xii) for the avoidance of doubt, any assets owned by, or the Equity Interests of, any Qualified Non-Recourse Subsidiary or any other asset securing any Qualified Non-Recourse Debt or Project Financing (which shall in no event constitute Collateral hereunder, nor shall any Qualified Non-Recourse Subsidiary be a Loan Party hereunder).

“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured in whole or in part by net income or overall gross income (however denominated) or franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of or “doing business” in, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a) of this definition, (c) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness outstanding on the Closing Date.

“Existing Intercreditor Agreements” means (i) that certain Second Lien Intercreditor Agreement, dated as of October 6, 2017, by and among the Borrower, VICI FC, Wilmington Trust, National Association and UMB Bank, National Association, and the other parties party thereto from time to time, and (ii) that certain Intercreditor Agreement, dated as of October 6, 2017, among each landlord referred to therein, Credit Suisse AG, Cayman Islands Branch, the tenants referred to therein, Wilmington Trust National Association and UMB, National Association, and the other parties party thereto from time to time.

“Existing Mezzanine Indebtedness” means that certain indebtedness pursuant to (i) that certain Mezzanine A Loan Agreement, dated as of October 6, 2017, among CPLV Mezz 1 LLC, the lenders from time to time party thereto, and Wilmington Savings Fund Society FSB, as collateral agent and administrative agent, and (ii) that certain Mezzanine B Loan Agreement, dated as of October 6, 2017, among CPLV Mezz 2 LLC, the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as collateral agent and administrative agent.

“Existing Revolving Class” has the meaning specified in Section 2.15(b).

“Existing Revolving Loans” has the meaning specified in Section 2.15(b).

“Existing Term Loan Class” has the meaning specified in Section 2.15(a).

“Exit Credit Agreement” means that certain credit agreement dated as of October 6, 2017, among the Borrower, the other Loan Parties named therein, Wilmington Trust, National Association, as administrative agent and the lenders party thereto.

“Extended Loans” means Extended Revolving Loans or Extended Term Loans.

“Extended Revolving Commitments” has the meaning specified in Section 2.15(b).

“Extended Revolving Facility” means a credit facility comprising a series of Extended Revolving Commitments and the corresponding Extended Revolving Loans, if any.

“Extended Revolving Loans” has the meaning specified in Section 2.15(b).

“Extended Revolving Note” means any promissory note executed and delivered in connection with any Extended Revolving Commitments and the related Extended Revolving Loans, the form of which shall be specified in the applicable Extension Amendment.

“Extended Term Facility” means a credit facility comprising a Class of Extended Term Loans, if any.

“Extended Term Lender” means a Lender in respect of Extended Term Loans.

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extended Term Note” means any promissory note executed and delivered in connection with any Extended Term Loans, the form of which shall be specified in the applicable Extension Amendment.

“Extending Lender” has the meaning specified in Section 2.15(c).

“Extension Amendment” has the meaning specified in Section 2.15(d).

“Extension Date” means any date on which any Existing Term Loan Class or any Existing Revolving Class is modified to extend the related scheduled maturity dates in accordance with Section 2.15 (with respect to Lenders under such Existing Term Loan Class or such Existing Revolving Class which agree to such modification).

“Extension Election” has the meaning specified in Section 2.15(c).

“Extension Request” means any Term Loan Extension Request or Revolving Extension Request.

“Extension Series” means all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such subsequent Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Facility” means any Term Facility or any Revolving Facility, as the context may require.

“FASB” has the meaning specified in the definition of “GAAP”.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with); any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b) (1) of the Code (or any amended or successor version described above) and any intergovernmental agreement between the United States and any other jurisdiction (and any related treaty, law, regulation or other official guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Goldman Sachs Bank USA on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means, collectively, (i) the Agency Fee Letter, dated as of November 29, 2017, by and between Parent and the Administrative Agent, (ii) the Fee Letter, dated as of November 29, 2017, by and among Parent and the Joint Lead Arrangers, and (iii) each other fee letter entered into with the Administrative Agent or any Arranger from time to time in connection with this Agreement or the Facilities.

“Final Maturity Date” means, as of any date of determination, the latest Maturity Date for any of the Facilities or Loans then governed by this Agreement.

“Financial Covenant Event of Default” has the meaning specified in Section 9.01(c).

“Financial Ratios” means, collectively, the Total Net Debt to Adjusted Total Assets Ratio and the Senior Secured Net Debt to Adjusted Total Assets Ratio.

“First Lien Secured Notes” means the First Priority Senior Secured Floating Rate Notes due 2022 of the Borrower and VICI FC in an aggregate principal amount of $311,720,742 issued on October 6, 2017.

“First Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien has priority over any other Lien on such collateral (other than Liens permitted by Section 8.03 that have priority by operation of law).

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of the twelve-month period ending on each December 31.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States Person” within the meaning of Section 7701(a) (30) of the Code.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s pro rata portion of the L/C Obligations issued by such L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and substantially all of whose assets consists of the capital stock of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to the immediately prior Fiscal Quarter or Fiscal Year period, as the case may be, Borrower Group EBITDA minus Interest Charges of such Person for that period; provided, however, for purposes of calculating Funds From Operations, (a) Interest Charges of the Borrower Group related to any amortization of deferred financing costs and original issue discount shall be excluded and (b) Borrower Group EBITDA shall not include any amounts attributable to any period prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all licenses, findings of suitability, approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (a) necessary to enable Borrower or the Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) required to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, leased, managed or operated by the Borrower or the Restricted Subsidiaries.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property and assets.

“Gaming Laws” means all applicable provisions of all (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutual race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted by the Borrower or the Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” means any Gaming Approval or other casino, gambling, racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Granting Lender” has the meaning specified in Section 11.06(h).

“Grantor” means, as of any date of determination, each Loan Party that has granted a Lien to the Administrative Agent for the benefit of the Secured Parties in any of its Property pursuant to any Collateral Document.

“Guarantors” means, collectively, each wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary, any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary and any FSHCO) of the Borrower that is a party to the Guaranty on the Closing Date and each Restricted Subsidiary that is required to execute and deliver the Guaranty pursuant to Section 6.08; provided that such other Subsidiaries that may be formed or acquired after the date hereof that are subject to the jurisdiction of a Gaming Authority that requires approval prior to the execution and delivery of a guaranty shall not be Guarantors unless and until such approval is obtained.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties on the Closing Date together with each guaranty supplement delivered pursuant to Section 6.08.

“Guaranty Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Material” means any hazardous or toxic material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) listed under any Environmental Law or subject to regulation under Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Swap Contract.

“HLV” means Harrah’s Las Vegas, LLC, a Nevada limited liability company.

“HLV Lease” means that certain amended and restated lease, dated as of December 22, 2017, by and among Claudine Propco LLC, as landlord, and HLV, as tenant.

“Honor Date” has the meaning specified in Section 2.03(c) (i).

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary that, as of the last day of the most recently ended Test Period on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $50,000,000.

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Borrower Group and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property hereunder until the Borrower notifies the Administrative Agent that it desires to reclassify such Property as a Redevelopment Property for purposes of this Agreement, upon and after which such property shall be classified as a Redevelopment Property hereunder.

“Increase Revolving Commitments” has the meaning specified in Section 2.13(a) (i).

“Increase Term Loan Commitment” has the meaning specified in Section 2.13(a) (iii).

“Increase Term Loans” has the meaning specified in Section 2.13(a) (iii).

“Incremental Commitment” means any Incremental Revolving Commitment and any Incremental Term Loan Commitment.

“Incremental Effective Date” has the meaning specified in Section 2.13(b).

“Incremental Joinder Agreement” has the meaning specified in Section 2.13(b).

“Incremental Lender” has the meaning specified in Section 2.13(a).

“Incremental Revolving Commitment” has the meaning specified in Section 2.13(a) (ii).

“Incremental Revolving Lender” has the meaning specified in Section 2.13(e).

“Incremental Term Loan Commitments” means, collectively, the Increase Term Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” means, collectively, the Increase Term Loans and the New Term Loans.

“Incremental Term Note” means any promissory note executed and delivered in connection with any Incremental Term Loan Commitments and the related Incremental Term Loans, the form of which shall be specified in the applicable Incremental Joinder Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Leases of such Person, the capitalized amount thereof that would appear on a balance sheet of such

Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Guaranty Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee); provided that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) any obligations of such Person in respect of Cash Management Agreements and (y) any obligations of such Person in respect of employee, consultant or independent contractor deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Borrower Group shall exclude (i) any obligations under the Initial Master Lease or any Similar Leases and (ii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a); Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Master Lease” means the Lease (Non-CPLV), dated as of October 6, 2017, among CEOC and the entities listed therein, as tenant, and the entities listed therein, as landlord. The Initial Master Lease shall be treated as an operating lease for all purposes hereunder.

“Insurance Assignment” means, with respect to each Mortgaged Vessel, an Assignment of Insurances made by the applicable Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Intellectual Property” has the meaning specified in Section 5.23.

“Interest Charges” means, for any Test Period, the sum of interest expense of the Borrower Group for such Test Period as determined in accordance with GAAP, plus, to the extent deducted in arriving at Net Income and without duplication, (a) the interest portion of payments paid or payable (without duplication) on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder, all as calculated in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or one week thereafter, as selected by the Borrower in the relevant Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investments” means (a) any direct or indirect purchase or other acquisition by the Borrower or any of its respective Subsidiaries of, or of a beneficial interest in, any of the Equity Interest of any other Person (other than a Loan Party); or of the assets of a Person that constitute a business unit; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower or any Subsidiary of the Borrower from any Person, of any Equity Interest of such Person (other than a Loan Party); (c) any direct or indirect loan, advance or capital contribution by the Borrower or any of its respective Subsidiaries to any other Person (other than a Loan Party); including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; (d) the purchase or other acquisition (in one transaction or a series of transactions) of any Real Property (and in the case of a Development Property or a Redevelopment Property, capital expenditures with respect to the development or redevelopment thereof, as the case may be); provided that, in the case of this clause (d); Investments shall not include any single transaction or series of related transactions with an aggregate value of less than $25,000,000; or (e) any payment under any Guaranty Obligation by such Person in respect of Indebtedness or other obligation of any other Person. The amount of any Investment at any time shall be the amount actually invested (measured at the time made) (minus any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents); without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means, collectively, Goldman Sachs, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Barclays Bank PLC.

“Joint Venture” means any Person, other than a Subsidiary of the Borrower, in which the Borrower or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Goldman Sachs, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A., Citibank, N.A., Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, UBS AG, Stamford Branch and Citizens Bank, N.A. and each other L/C Issuer designated pursuant to Section 2.03(l); in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 11.06(a). An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Land Sale” means the transaction contemplated by that certain purchase and sale agreement, dated as of November 29, 2017, by and among Vegas Development LLC, a Delaware limited liability company, as seller, and Eastside Convention Center, LLC, as buyer.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including, without limitation, all Gaming Laws, Liquor Laws and Environmental Laws); including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning specified in Section 1.08.

“LCT Test Date” has the meaning specified in Section 1.08.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any Incremental Lender from time to time party hereto pursuant to Section 2.13 and any Person that becomes an Other Revolving Lender or Other Term Lender from time to time party hereto pursuant to Section 2.14.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Limited Condition Transaction” means any Permitted Acquisition or other Investment permitted hereunder and any related incurrence of Indebtedness by the Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquor Authority” has the meaning specified in Section 11.20(a).

“Liquor Laws” has the meaning specified in Section 11.20(a).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan, an Other Revolving Loan or an Extended Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, the Fee Letters and each Issuer Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Prepayment Date” has the meaning specified in Section 2.04(d).

“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Master Leases” means the Initial Master Lease, the HLV Lease, and each Similar Lease entered into after the Closing Date by Borrower or any of its Restricted Subsidiaries and any other Person (other than a Loan Party).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower or any material Guarantor, taken as a whole, to perform its obligations under any Loan Document to which it is a party; or (iii) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means any Indebtedness the outstanding principal amount of which is in excess of $75,000,000.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) (i) with respect to the Closing Date Revolving Facility, December 22, 2022 or if the maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section, and (ii) with respect to the Term B Facility, the earlier of (x) December 22, 2024, and (y) the date that is three months prior to the maturity date of the Second Lien Secured Notes, or if the maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section, and (b) with respect to any other Facility, such maturity date as is specified in the relevant Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment or if the maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, trust deed, deed to secure debt, mortgage, preferred ship mortgage, leasehold mortgage or leasehold deed of trust covering Mortgaged Real Property.

“Mortgaged Real Property” means (a) each of the fee and leasehold parcels of Real Property identified on Part 1 of Schedule 1.01(a) (provided that such portions of the leasehold parcels of Real Property identified on Part 2 of Schedule 1.01(a) that are subject to a ground lease pursuant to which the consent of the landlord is required in order to subject such portions of the leasehold parcels of Real Property to a leasehold mortgage shall not constitute Mortgaged Real Property so long as the Borrower uses reasonable best efforts to obtain such consent) and (b) each fee and leasehold parcel of Real Property, if any, which shall be required to be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.09 other than any such property subsequently released from the Lien of the Collateral Documents in accordance with the terms of this Agreement.

“Mortgaged Vessel” means (a) each Vessel listed on Schedule 1.01(b), and (b) each additional Vessel, if any, which shall be required to be subject to a Ship Mortgage pursuant to Section 6.09.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or Section 4001(a) (3) of ERISA (a) to which any ERISA Affiliate is then making or has an obligation to make contributions, (b) to which any ERISA Affiliate has within the preceding six plan years made or had an obligation to make contributions, including any Person which ceased to be an ERISA Affiliate during such six-year period or (c) with respect to which the Borrower or any Restricted Subsidiary is making or has an obligation to make contributions or is reasonably likely to incur liability under Title IV of ERISA.

“Negative Pledge” means, with respect to any Person, any agreement, document or instrument that in whole or in part prohibits the creation of any Lien on any assets of such Person (it being understood that, for the avoidance of doubt, (a) a requirement to deliver customary certificates or a subordination and non-disturbance agreement or similar agreement and (b) the consent of the applicable landlord to the extent such consent has been obtained shall not constitute a prohibition); provided, however, that an agreement that conditions such Person’s ability to encumber its assets upon the maintenance of one or more specified ratios (including any financial ratio) or financial tests that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets or the encumbrance of specific assets shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Available Proceeds” means:

(a) in the case of any Asset Sale, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all fees and expenses and transaction costs paid by or on behalf of the Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Borrower Party as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Borrower Party of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Encumbrance or any other Lien permitted by Section 8.03 on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Borrower Party) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(b) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of the Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent that such Indebtedness is secured by a Permitted Encumbrance or any other Lien permitted by Section 8.03 on the subject Property required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of the Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Borrower Party) owning a beneficial interest in the subject Property; and

(c) in the case of any Debt Issuance or incurrence of any Credit Agreement Refinancing Indebtedness, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or incurrence of Credit Agreement Refinancing Indebtedness in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“Net Funded Senior Secured Indebtedness” means, as of any date of determination, Net Funded Total Indebtedness that is then secured by first priority Liens on the Collateral ranking pari passu with the Obligations as of such date (other than any such Net Funded Total Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement).

“Net Funded Total Indebtedness” means, as of each date of determination, (a) the sum, without duplication, of the aggregate principal amount of all outstanding Indebtedness of the Borrower Group (other than any such Indebtedness that has been Discharged) of the kind described in clause (a) of the definition of “Indebtedness”, Indebtedness evidenced by promissory notes and similar instruments and Guaranty Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (ii) below); provided that (i) Net Funded Total Indebtedness shall not include Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder and (ii) Net Funded Total Indebtedness shall not include Guaranty Obligations; provided, however, that if and when any such Guaranty Obligation is demanded for payment from the Borrower or any of its Restricted Subsidiaries, then the amounts of such Guaranty Obligations shall be included in such calculations, minus (b) Unrestricted Cash in an amount not to exceed $150,000,000.

“Net Income” means, with respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person for that period, determined in accordance with GAAP.

“New Financing” has the meaning specified in Section 2.04(a).

“New Revolving Commitment” has the meaning specified in Section 2.13(a) (ii).

“New Term Loan Commitments” has the meaning specified in Section 2.13(a) (iv).

“New Term Loans” has the meaning specified in Section 2.13(a) (iv).

“Non-Compliant Lender” has the meaning specified in Section 11.13.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b) (iii).

“Non-Recourse Indebtedness” means indebtedness for borrowed money of any Person other than a Loan Party with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such indebtedness; provided, however, such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the Lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such Lien (other than assets customarily excluded from an all-assets financing); and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (ii) the parent entity of the Persons described in clause (i)(x) above so long as such parent entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a Term B Note, a Revolving Note, an Incremental Term Note, an Other Term Note, an Other Revolving Note, an Extended Term Note or an Extended Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption); absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that the Obligations of a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Officer’s Certificate” means, as applied to any entity, a certificate executed on behalf of such entity by its Responsible Officer.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Facility” means any credit facility comprising a Class of Other Revolving Commitments and Other Revolving Loans, if any.

“Other Revolving Lender” means a Lender in respect of Other Revolving Loans.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Revolving Note” means any promissory note executed and delivered in connection with any Other Revolving Commitments and related Other Revolving Loans, the form of which shall be specified in the applicable Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitments” means one or more Classes of Term Commitments hereunder that result from a Refinancing Amendment.

“Other Term Facility” means any credit facility comprising a Class of Other Term Commitments and Other Term Loans, if any.

“Other Term Lender” means a Lender in respect of Other Term Loans.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Term Note” means any promissory note executed and delivered in connection with any Other Term Commitments and the related Other Term Loans, the form of which shall be specified in the applicable Refinancing Amendment.

“Outstanding Amount” means (a) with respect to one or more Classes of Loans, as the context requires, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class(es) occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overdraft Line” has the meaning specified in Section 8.04(g).

“Parent” means VICI Properties Inc., a Maryland corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(e).

“Party” means any Person other than the Administrative Agent, any Lender or any L/C Issuer which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan); which is subject to Title IV of ERISA and is maintained by the Borrower, the Restricted Subsidiaries or any of their ERISA Affiliates or to which the Borrower, the Restricted Subsidiaries or any of their ERISA Affiliates contributes or has an obligation to contribute.

“Permits” has the meaning specified in Section 5.21.

“Permitted Acquisitions” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or the Restricted Subsidiaries of all or substantially all the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person or any Joint Venture, or which results in the Borrower owning (directly or indirectly) more than 50% of the Equity Interests in a Person; provided that:

(a) such acquisition shall not have been consummated pursuant to a tender offer that has not been approved by the board of directors (or functional equivalent) of such Person;

(b) subject to Section 1.08 hereof, no Event of Default has occurred and is continuing or would result therefrom;

(c) with respect to an acquisition for consideration in excess of $100,000,000, the Borrower has delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (b) above, together with all relevant financial information for the Person or assets to be acquired;

(d) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming Laws) or of an acquisition by a Person that is not a Guarantor (and does not become a Guarantor) hereunder (“Permitted Non-Loan Party Acquisitions”) (except to the extent becoming a Guarantor is prohibited by applicable Gaming Laws), the consideration paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) $75,000,000 during the term of this Agreement plus (ii) the amounts available for Investments set forth in Sections 8.06(l) and 8.06(n);

(e) except in the case of a Permitted Non-Loan Party Acquisition, each Person acquired or formed in connection with, or holding the assets acquired pursuant to, such acquisitions shall become a Guarantor in accordance with, Section 6.08 and the Borrower shall have complied with the requirements of Section 6.09 with respect thereto; and

(f) in the event that 30% or more of the consideration paid in a Permitted Acquisition relates to Redevelopment Properties, Development Properties and undeveloped land (as reasonably determined by the Borrower acting in good faith), the portion of such Permitted Acquisition relating to Redevelopment Properties, Development Properties and undeveloped land shall not exceed the sum of (i) the amount available for Investments in such Properties set forth in Section 8.06(i) plus (ii) any amounts available for Investments set forth in Sections 8.06(l) and 8.06(n).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Debt Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Debt Conditions” means, in respect of any unsecured Indebtedness, that such Indebtedness (i) does not have a stated maturity prior to the date that is 91 days after the Final Maturity Date in effect at the time of issuance of that Indebtedness (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations and as required by Gaming Laws and in connection with escrowed proceeds or similar special mandatory redemption provisions) (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), in each case prior to the Final Maturity Date then in effect at the time of issuance and (iii) contains (x) covenants and events of default that reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as determined in good faith by the Borrower) or (y) terms and conditions not materially less favorable to the Borrower, taken as a whole, than the terms and conditions of such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (as determined in good faith by the Borrower) (other than any covenants or any other provisions applicable only to periods after the latest Maturity Date as of such date or which are on then current market terms for the applicable type of Indebtedness).

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable Law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(b) Liens for Taxes and assessments on Property which are not yet past due; or Liens for Taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c) minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(g) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property, including but not limited to, the rights of any tenant pursuant to any Master Lease;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Restricted Subsidiary is a party as lessee;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens (i) consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts in the ordinary course of business and not for speculative purposes, or (iii) otherwise securing obligations owing under any treasury, depository, overdraft or other Cash Management Agreements or other arrangements;

(p) Liens consisting of deposits of Property and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower or a Restricted Subsidiary is a party, and any other Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens created by or resulting from any litigation or legal proceeding involving the Borrower or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside by the Borrower or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(s) non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Borrower and the Restricted Subsidiaries, taken as a whole;

(t) Liens arising under applicable Gaming Laws or Liquor Laws;

(u) Liens on each Mortgaged Real Property, which Liens are identified in the title policies delivered pursuant to Section 6.16;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(w) Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(x) Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(y) (i) Liens pursuant to operating leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing Gaming Facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Borrower or its Restricted Subsidiaries, which Liens, operating leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(z) licenses or sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Borrower or the Restricted Subsidiaries of the Borrower and the applicable Borrower or Restricted Subsidiary remains the primary operator of such property;

(aa) Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(bb) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(cc) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(dd) Acceptable Land Use Arrangements, including Liens related thereto;

(ee) Liens for landlord financings (and refinancings thereof) secured by the fee estate of any Eligible Ground Lease; provided that the lender thereunder (or agent on behalf of such lenders) takes subject to an Eligible Ground Lease or has entered into a customary non-disturbance agreement with respect to such Eligible Ground Lease;

(ff) Liens in favor of the Borrower and the Guarantors on any property which does not then comprise Collateral; and

(gg) Venue Easements granted in compliance with Section 8.01(y)(ii).

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Obligations, an intercreditor agreement substantially in the form attached hereto as Exhibit I and all joinders thereto.

“Permitted Pari Passu Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be secured on a pari passu basis with the Liens securing the Obligations, an intercreditor agreement substantially in the form attached hereto as Exhibit H and all joinders thereto.

“Permitted Refinancing” means any Indebtedness with respect to which the application of proceeds of such Indebtedness is used directly or indirectly to effect the modification, refinancing, replacement, refunding, renewal or extension of existing Indebtedness (as determined by the Borrower in its reasonable discretion) (without, for the avoidance of doubt, regard to the maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and without requiring that any such proceeds be used contemporaneously to repay the Indebtedness being refinanced so long as such proceeds are used to effect a repurchase of such Indebtedness, directly or indirectly (including by repaying temporary revolver borrowings to refinance such Indebtedness), or deposited to defease or discharge such Indebtedness, in each case, within 90 days); provided, that (other than with respect to Section 8.04(e)): (a) any such Indebtedness shall (i) not have a stated maturity or Weighted Average Life to Maturity that is shorter than that of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Indebtedness) (provided that the stated maturity or Weighted Average Life to Maturity may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 91 days after the Final Maturity Date then in effect at the time of issuance) (excluding in the case of this clause (i), bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date); (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced, (iii) be in a principal amount that does not exceed an amount equal to the sum of the principal amount so refinanced, plus an amount equal to any existing commitments unutilized thereunder, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and expenses of the Borrower Group incurred in connection with such refinancing, plus any additional amounts permitted to be incurred pursuant to Section 8.04 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 8.03, with any such additional amount constituting a utilization of the relevant basket or exception in Section 8.04 (and Section 8.03, if applicable) pursuant to which such additional amount is permitted to be incurred) and (iv) in the case of the modification, refinancing, replacement, refunding, renewal or extension of any unsecured Indebtedness, the Permitted Debt Conditions are satisfied; and (b) the sole obligor on such Indebtedness shall be the Borrower or the original obligor on such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that (i) any guarantor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended shall be permitted to guarantee the refinancing Indebtedness (subject to receipt of any required approvals from any Gaming Authority) and (ii) any Loan Party shall be permitted to guarantee any such Indebtedness of any other Loan Party.

“Permitted Replacement Lease” means any new lease entered into with a Qualified Successor Tenant or any assignment of a Master Lease to a Qualified Successor Tenant, in each case, whether in respect of all or a portion of the Gaming Facilities (or Related Business) subject to such Master Lease; provided, that no Permitted Replacement Lease may contain terms and provisions that would have been prohibited by Section 8.12 if such terms and provisions had been effected pursuant to an amendment or modification of such Master Lease.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries pursuant to Section 8.01(m); provided, that no Real Property shall be subject to any such Sale Leaseback.

“Permitted Vessel Liens” means (i) Liens for seaman’s wages (including those of masters), maintenance, cure and stevedore’s wages, (ii) Liens for damages arising from maritime torts (including personal injury and death) which are unclaimed or covered by insurance (subject to applicable deductibles), (iii) Liens for general average and salvage, (iv) Liens for necessaries or otherwise arising by operation of law in the ordinary course of business in operating, maintaining or repairing a vessel, (iv) statutory Liens for current Taxes or other governmental charges not required to be paid pursuant to Section 6.12, and (v) mechanics’, carriers’, workers’, repairers’, and similar statutory or common law Liens arising or incurred in the ordinary course of business, in each case for amounts which are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Parent’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” has the meaning specified in Section 11.06(j)(iii).

“Platform” has the meaning specified in Section 7.01.

“Post-Refinancing Revolving Lenders” has the meaning specified in Section 2.14(d).

“Pre-Refinancing Revolving Lenders” has the meaning specified in Section 2.14(d).

“Prepayment Restricted Indebtedness” means any series, class or issue of Indebtedness (i) that is subordinated in right of payment to the Obligations or that is secured by a Lien that is junior in priority to the Liens securing the Obligations and (ii) the original aggregate principal amount of which is in excess of $100,000,000 on the date of issuance thereof.

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.07.

“Project Claudine Acquisition” means the acquisition contemplated by the Project Claudine Acquisition Agreement.

“Project Claudine Acquisition Agreement” means that certain purchase and sale agreement, dated as of November 29, 2017, by and between HLV, as seller, and Claudine, as buyer.

“Project Financing” shall mean (1) any Capital Lease obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any undeveloped land or any refinancing of any such Indebtedness and (2) any Sale Leaseback of any undeveloped land.

“Projections” has the meaning specified in Section 5.14.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person owned by the first Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.01.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified Initial Public Offering” means an underwritten public offering of the Equity Interests of any parent entity which results in such Equity Interests being listed on a national exchange and generates gross cash proceeds of at least $500 million.

“Qualified Non-Recourse Debt” means Indebtedness that (i) is (x) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any new property (real or personal, whether through the direct purchase of property or the Equity Interests of any Person owning such property and whether in a single acquisition or a series of related acquisitions) or any undeveloped land or, to the extent owned by a Borrower or a Subsidiary on the Closing Date, any Real Property located outside the United States or (y) assumed by a Qualified Non-Recourse Subsidiary and (ii) is non-recourse to any Borrower and any Subsidiary (other than a Qualified Non-Recourse Subsidiary or its Subsidiaries).

“Qualified Non-Recourse Subsidiary” means (i) a Subsidiary that is not a Loan Party and that is formed or created on or after the Closing Date in order to finance the acquisition, lease, construction, repair, replacement or improvement of any new property or any undeveloped land or, to the extent owned by a Borrower or a Subsidiary on the Closing Date, any Real Property located outside the United States (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt incurred in respect of such property and (ii) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Successor Tenant” means a Person that: (a) in the reasonable judgment of the Borrower, has sufficient experience (directly or through one or more of its Subsidiaries) operating or managing casinos (or the applicable Related Business) or is owned, controlled or managed by a Person with such experience, to operate properties subject to a Permitted Replacement Lease and (b) to the extent applicable, is licensed or certified by each Gaming Authority with jurisdiction over any Gaming Facility subject to the applicable Permitted Replacement Lease as of the initial date of the effectiveness of the applicable Permitted Replacement Lease.

“Real Estate and Gaming Assets” means real estate, vessels, barges and ships in the gaming, hospitality and entertainment-related industries and buildings, fixtures and equipment located thereon from Persons that are not affiliates of the Borrower.

“Real Property” means (i) each parcel of real property leased or operated by the Borrower or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Borrower or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Recourse Indebtedness” means, with respect to the Borrower or any Restricted Subsidiary, all Indebtedness of the Borrower or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property that operates or is intended to operate as an Income Property (a) that is designated by the Borrower in a notice to the Administrative Agent as a “Redevelopment Property”, (b) (i) (X) that has been acquired by the Borrower Group with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (Y) that the Borrower Group intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Adjusted Total Assets consisting of or related to such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (ii) with respect to which the Borrower Group thereof has entered into a binding construction contract or construction has commenced and (c) that does not qualify as a “Development Property”. Each Redevelopment Property shall continue to be classified as a Redevelopment Property hereunder until the Borrower notifies the Administrative Agent that it desires to reclassify such Property as an Income Property for purposes of this Agreement, upon and after which such property shall be classified as an Income Property hereunder.

“Refinance” means refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness); discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness); in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.14.

“Refunding Capital Stock” has the meaning specified in Section 8.07(p).

“Register” has the meaning specified in Section 11.06(c).

“Regulations T, U and X” means Regulation T (12 C.F.R. Part 220); Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224); respectively, of the Board of Governors of the Federal Reserve System of the United States (or any successor); as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Rejection Notice” has the meaning specified in Section 2.04(d).

“Related Businesses” means the development, ownership, leasing or operation of Gaming Facilities, hotel facilities, retail facilities and entertainment facilities related or ancillary to Gaming Facilities, hotel facilities, retail facilities, entertainment facilities and land held for potential development or under development as Gaming Facilities, hotel facilities, retail facilities and entertainment facilities (including related or ancillary uses and including Investments in any such Related Businesses or assets related thereto).

“Related Indemnified Person” of an Indemnitee means (a) any controlling Person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (c); acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition shall be limited to a controlled Affiliate or controlling Person involved in the negotiation or syndication of the Facilities.

“Related Parties” means, with respect to any Person, that Person, its Affiliates and their respective partners, directors, officers, employees, agents, trustees and advisors.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material, into, from or through the Environment.

“Repricing Event” means (i) any optional prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective” interest rate applicable to the Term B Loans and (ii) an assignment by a Lender of a Term B Loan pursuant to Section 11.13 as a result of its failure to consent to an amendment that would, directly or indirectly, reduce the “effective” interest rate applicable to the Term B Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity) then in effect, in each case, to the extent the primary purpose of such transaction is to obtain a lower “effective” interest rate and, in each case, other than in connection with a Change of Control or a Permitted Acquisition (as certified by a Responsible Officer of the Borrower).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Facility Lenders” means, at any time, (a) with respect to any Term Facility, Lenders holding more than 50% of the Outstanding Amount of the Term Loans under such Facility on such date; provided, that the portion of such Term Loans held by any Defaulting Lender shall be disregarded in making the determination of Required Facility Lenders for such purpose and (b) with respect to any Revolving Facility, the Required Revolving Lenders under such Facility.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that Commitments of, and the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the Borrower’s or other Loan Party’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of the Borrower; provided that the Borrower may designate one or more other officers as Responsible Officers for the purpose of executing requests for credit extensions under this Agreement by delivery of an incumbency certificate to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and other action, as applicable, on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the holders of Equity Interests in such Person; provided that (i) the exercise by the Borrower of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Borrower in connection with the issuance of such Convertible Debt and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt shall not be considered to be a “Restricted Payment.”

“Restricted Subsidiaries” means all existing and future Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Retired Capital Stock” has the meaning specified in Section 8.07(r).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revocation” has the meaning specified in Section 6.11(b).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and Class and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Appropriate Lenders.

“Revolving Class Exposure” means, as to any Revolving Lender and Class of Revolving Commitments at any time, (i) the Outstanding Amount at such time of such Lender’s Revolving Loans of such Class, plus (ii) the Outstanding Amount of such Lender’s participation in L/C Obligations under such Class, in each case, at such time.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(c), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; it being understood that a Lender’s Revolving Commitment shall include any Incremental Revolving Commitments, any Extended Revolving Commitments and any Other Revolving Commitments of such Lender.

“Revolving Commitment Fee” has the meaning specified in Section 2.08(a).

“Revolving Exposure” means, as to any Revolving Lender at any time, (i) the Outstanding Amount at such time of such Lender’s Revolving Loans, plus (ii) the Outstanding Amount of such Lender’s participation in L/C Obligations, in each case, at such time.

“Revolving Extension Request” has the meaning specified in Section 2.15(b).

“Revolving Facility” means, collectively, the Closing Date Revolving Facility, each credit facility comprising a Class of Extended Revolving Commitments, if any, and each credit facility comprising a Class of New Revolving Commitments, if any, and each credit facility comprising a Class of Other Revolving Commitments, if any.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(c).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit B-2.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanction(s)” mean any economic sanctions administered or enforced by any Sanctions Authority.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person 50% or more owned or controlled by any such Person described in clause (a) or (b) above.

“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury); the United Nations Security Council, the European Union, the United Kingdom (including, without limitation, Her Majesty’s Treasury) or any other relevant sanctions authority with jurisdiction over the Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Secured Notes” means the 8.0% Second Priority Senior Secured Notes due 2023 of the Borrower and VICI FC in an aggregate principal amount of $766,891,864 issued on October 6, 2017.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VIII that is entered into by and between a Loan Party and any Hedge Bank.

“Secured Notes” means the First Lien Secured Notes and the Second Lien Secured Notes.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.03(c), and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Secured Net Debt to Adjusted Total Assets Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal amount of Net Funded Senior Secured Indebtedness to (b) Adjusted Total Assets, in each case, as of such date of determination.

“Ship Mortgage” means a first preferred mortgage over a Mortgaged Vessel made by the applicable Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time, and upon recording with the NVDC, effective to grant in favor of the Collateral Agent for the benefit of the Secured Parties a perfected first preferred mortgage within the meaning of the Ship Mortgage Act on the Mortgaged Vessel covered thereby, subject only to Permitted Liens.

“Ship Mortgage Act” means the Ship Mortgage Act of 1920, as amended, modified, or supplemented from time to time, recodified at 46 U.S.C. § 31301 et seq.

“Significant Acquisition” means an acquisition permitted under Section 8.06; provided that the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition is not less than 5.0% of Adjusted Total Assets.

“Similar Lease” means a lease that (x) reflects commercially reasonable terms at the time entered into (as determined in good faith by the Borrower) and (y) is entered into by the Borrower or a Restricted Subsidiary with CEOC or its Subsidiaries or with another Person (other than a Loan Party) for the purpose of, or with respect to operating or managing Gaming Facilities, Related Businesses, lodging, leisure and entertainment-related Real Property assets of the Borrower or a Restricted Subsidiary.

“Solvent” and “Solvency” means, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“SPC” has the meaning specified in Section 11.06(h).

“SPC Register” has the meaning specified in Section 11.06(i).

“Specified Transaction” means (a) any incurrence or permanent repayment of Indebtedness (other than for working capital purposes or under any revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary of the Borrower, (c) any acquisition that results in a Person becoming a Restricted Subsidiary of the Borrower, (d) any disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower, (e) any acquisition of assets constituting a business unit, line of business or division of another Person or constituting an Investment (other than intercompany Indebtedness or Investments in cash and cash equivalents) or an acquisition of Real Property or interests in Real Property, in each case under this clause (e), with a fair market value of at least $10,000,000 or constituting all or substantially all of the assets of a Person and (f) any disposition permitted under Section 8.01 of (i) Real Property or interests in Real Property with a fair market value of at least $10,000,000, a business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries or (ii) a Restricted Subsidiary or all or substantially all of the assets of a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person or (b) a partnership (i) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing); whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”); including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Debt Call Transaction will not constitute a Swap Contract.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding); assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means (a) with respect to the Initial Master Lease, the tenant entities listed on Schedule B to the Initial Master Lease, in their capacities as tenants under the Initial Master Lease, and their permitted successors and assigns in such capacities and (b) with respect to any other Master Lease, the tenant thereunder.

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term B Commitment as of the Closing Date is $2,200,000,000.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means, at any time, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit B-1.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Appropriate Lenders.

“Term Commitment” means any of a Term Commitment, an Incremental Term Loan Commitment and an Other Term Commitment.

“Term Facilities” means, at any time, the Term B Facility, each credit facility comprising a Class of New Term Loans, if any, each credit facility comprising a Class of Extended Term Loans, if any, and each credit facility comprising a Class of Other Term Loans, if any.

“Term Loan” means a Term B Loan, an Incremental Term Loan, an Other Term Loan or an Extended Term Loan.

“Term Loan Extension Request” has the meaning specified in Section 2.15(a).

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless Cash Collateralized in accordance with Section 2.17).

“Test Period” means, (a) at any time prior to the date on which financial statements have been or are required to have been delivered pursuant to Section 7.01(b) for the Fiscal Year of the Borrower ending December 31, 2017, the four Fiscal Quarters ending September 30, 2017, and (b) at any subsequent time, the most recently completed Fiscal Quarter of the Borrower for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b) and the three Fiscal Quarters immediately preceding such Fiscal Quarter; provided that (i) the calculations of EBITDA for any Fiscal Quarter ended on or prior to December 31, 2017 shall be as set forth in the definition of “EBITDA”, and (ii) the calculations of Borrower Group EBITDA for any Fiscal Quarter ended on or prior to December 31, 2017 shall be as set forth in the definition of “Borrower Group EBITDA”.

“Total Net Debt to Adjusted Total Assets Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) Net Funded Total Indebtedness to (b) Adjusted Total Assets.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Trade Date” has the meaning specified in Section 11.06(j)(i).

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the borrowings hereunder on the Closing Date, (b) the refinancing of the Exit Credit Agreement, (c) the redemption of the First Lien Secured Notes, (d) the repurchase of the Existing

Mezzanine Indebtedness, (e) the consummation of the Project Claudine Acquisition and the Land Sale, (f) the equity issuance by Parent on the Closing Date, and (g) the payment of certain fees and expenses incurred in connection with the consummation of the foregoing.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unconsolidated Affiliate” means any Person for which the Borrower or a Restricted Subsidiary accounts for its interests in such Person under the equity method of accounting in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date of determination, the greater of (a) (i) all cash and Cash Equivalents included in the balance sheets of the Borrower and the Restricted Subsidiaries as of such date that, in each case, are free and clear of all Liens, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and non-consensual Liens that are permitted under Section 8.03, minus (ii) $5,000,000 and (b) zero.

“Unrestricted Subsidiaries” means (a) the Subsidiaries listed on Schedule 5.04 as a “Specified Unrestricted Subsidiary”, (b) each Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Sections 6.11 and 8.06, and (c) any Subsidiary of a Person that is an Unrestricted Subsidiary of the type described in clauses (a) through (b) above.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Venue Documents” has the meaning specified in Section 8.01(y).

“Venue Easements” has the meaning specified in Section 8.01(y).

“Vessel” means (i) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, and includes its engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid, (ii) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (iii) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (iv) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“VICI FC” means VICI FC Inc., a Delaware corporation.

“Weighted Average Life to Maturity” means, on any date and with respect to the aggregate amount of the Term Loans or any applicable Class(es) of Term Loans, an amount equal to (a) the scheduled repayments of such Term Loans (or Class(es) of Term Loans) to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans (or Class(es) of Term Loans).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than directors’ qualifying shares, nominee shares or other similar securities) are directly or indirectly owned or controlled by such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents); including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word “lease” shall be construed to mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements) as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Required Revolving Lenders shall so request, the Administrative Agent, the Required Revolving Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Revolving Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Accounting Standards Codification 810 “Consolidation,” as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Pro Forma Compliance; Financial Ratio Calculations.

(a) Notwithstanding anything to the contrary herein, the Financial Ratios shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clause (b) or (c) of this Section 1.07, when calculating the Financial Ratios, as applicable, for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant pursuant to Section 8.11, the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Financial Ratios, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) except as set forth in Section 1.07(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Net Income, EBITDA, Borrower Group EBITDA or Adjusted Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then the Financial Ratios shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c) In the event that the Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment or discharge) any Indebtedness included in the calculations of any of the Financial Ratios (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) except as set forth in Section 1.07(a), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Financial Ratios shall be calculated giving pro forma effect to such incurrence or repayment or discharge of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of the Total Net Debt to Adjusted Total Assets Ratio and the Senior Secured Net Debt to Adjusted Total Assets Ratio.

(d) When used in reference to the calculation of Financial Ratios for purposes of determining actual compliance with Section 8.11 (and not Pro Forma Compliance or compliance on a Pro Forma Basis), references to the date of determination shall mean the last day of the relevant Fiscal Quarter then being tested. When used in reference to the calculation of Financial Ratios for purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis (other than for purposes of actual compliance with Section 8.11), references to the date of determination shall mean the calculation of Financial Ratios as of the last day of the most recent Test Period on a Pro Forma Basis. For purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis with the financial covenant set forth in Section 8.11 prior to the date on which such covenant would otherwise apply, the financial covenant set forth in Section 8.11 shall be deemed to be applicable for purposes of such test.

1.08 Timing of Conditions Related to Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with any applicable conditions to the consummation of any Limited Condition Transaction (including, without limitation, any Default or Event of Default condition), the date of determination of such applicable conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such applicable conditions are calculated as if such Limited Condition Transaction and other related transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available to the Administrative Agent, the Borrower or applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with the applicable conditions thereto, such applicable conditions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 9.01(a) or 9.01(i) shall be continuing on the date such Limited Condition Transaction is actually consummated. For the avoidance of doubt, if an LCT Election is made, the applicable conditions thereto shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated both (x) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated, and the applicable action shall only be permitted if there is sufficient availability under the applicable ratio or basket under both of the calculations pursuant to clauses (x) and (y).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) [Reserved].

(b) The Term B Borrowing. Subject to the terms and conditions set forth herein, on the Closing Date, the Lenders will make Term B Loans to the Borrower in the aggregate principal amount of $2,200,000,000 in Dollars. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(c) The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time in Dollars, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, that after giving effect to any Revolving Borrowing, (i) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (ii) the Revolving Class Exposure of any Revolving Lender in respect of any Class shall not exceed such Revolving Lender’s Revolving Commitment of such Class, (iii) the Revolving Class Exposure of all Revolving Lenders in respect of any Class of Revolving Commitments shall not exceed the aggregate outstanding Revolving Commitments of such Class, (iv) the aggregate Revolving Exposures shall not exceed the total Revolving Commitments and (v) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.04, and reborrow under this Section 2.01(c). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, or (ii) on the requested date of any Borrowing of Base Rate Loans; provided that, if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months or one week in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 10:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) (ii), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, and the Class of Loans to be borrowed, converted or continued, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower, as specified in such Committed Loan Notice, on the books of Goldman Sachs with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if, on the date a Committed Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Goldman Sachs’ prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 8 Interest Periods in effect in respect of the Term B Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 8 Interest Periods in effect in respect of the Revolving Facility. The maximum number of Interest Periods in respect of any other Facility shall be set forth in the relevant Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment, as applicable.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued under this Agreement and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments, (2) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (3) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit, (4) the Revolving Class Exposure of any Revolving Lender in respect of any Class shall not exceed such Revolving Lender’s Revolving Commitment of such Class, (5) the Revolving Class Exposure of all Revolving Lenders in respect of any Class of Revolving Commitments shall not exceed the aggregate outstanding Revolving Commitments of such Class and (6) no L/C Issuer shall be required to (but may in its sole discretion) issue, amend or extend a Letter of Credit if, after giving effect to such issuance, amendment or extension, the aggregate amount of all Letters of Credit issued by such L/C Issuer would exceed the amount equal to the Letter of Credit Sublimit multiplied by the Applicable Revolving Percentage of such L/C Issuer. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Lenders and the L/C Issuer have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable L/C Issuer; provided that, in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letter of Credit pursuant to Section 2.03(c) shall terminate upon the Letter of Credit Expiration Date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements, including the delivery of Cash Collateral in an amount equal to 103% of L/C Obligations with respect to any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to such L/C Issuer, with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a) (iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall have any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, signed by a Responsible Officer. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary), as specified in such Letter of Credit Application, or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless (x) all the Revolving Lenders and the L/C Issuer have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable L/C Issuer); provided, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise); or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected to not permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment (or, in the case of the Administrative Agent, a report in form and detail satisfactory to the Administrative Agent relating to such Letter of Credit or amendment, which shall include, without limitation, the amount thereof, the expiration date thereof and the name of the beneficiary thereof).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall examine drawing documents within the period stipulated by terms and conditions of Letter of Credit. After such examination the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the applicable L/C Issuer shall promptly notify the Administrative Agent who shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including each Revolving Lender that is an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the satisfaction of the Termination Conditions and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential, exemplary, special, indirect or punitive) damages suffered by the Borrower which the Borrower proves (as determined by a final non-appealable judgment of a court of competent jurisdiction) were caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA); or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate with respect to the Revolving Facility times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable fee letter between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Lender designate such Revolving Lender to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the Person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than Goldman Sachs) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

2.04 Prepayments.

(a) Optional. Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 9:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Types and Classes of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Periods of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of outstanding Term Loans pursuant to this Section 2.04(a) shall be applied (x) to the Class or Classes of Term Loans as directed by the Borrower and (y) to the principal repayment installments thereof as directed by the Borrower, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Notwithstanding anything to the contrary contained herein, any prepayment of the Term B Facility made after the Closing Date but on or prior to the six (6) month anniversary of the Closing Date in connection with a Repricing Event shall be accompanied by the payment of the fee described in Section 2.08(c). Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked if such New Financing is not consummated.

(b) Mandatory.

(i) Within ten Business Days after receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds from any Asset Sale or series of related Asset Sales permitted by Section 8.01(d), (k), (l) or (m), the Borrower shall either (1) prepay an aggregate principal amount of Loans or (2) commit to prepay, redeem, purchase, defease or otherwise satisfy other term Indebtedness of the Borrower to the extent permitted by Section 8.05 (other than Section 8.05(i)) (and thereafter consummate such prepayment, redemption, purchase, defeasance or satisfaction within an additional 45 days), or any combination of the foregoing in an aggregate amount equal to 100% of such Net Available Proceeds (with any prepayments of the Loans to be applied as set forth in clauses (iv) and (vi) below); provided, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent within ten Business Days following the date of receipt of such Net Available Proceeds of such Asset Sale), the Borrower and its Restricted Subsidiaries may reinvest all or any portion of such Net Available Proceeds in assets that are used or useful in the business of the Borrower and the Restricted Subsidiaries (including by way of merger or Investment) (x) within 365 days following the date of receipt of such Net Available Proceeds of such Asset Sale or (y) if the Borrower and its Restricted Subsidiaries enter into a legally binding commitment to use such Net Available Proceeds before the expiration of the 365-day period referred to in preceding clause (x), within 180 days after the end of such 365-day period; provided further, however, that any Net Available Proceeds not subject to such legally binding commitment or so reinvested within such 365-day period (as such period may be extended as permitted above) (or, in either case, such earlier date, if any, as the Borrower or such Restricted Subsidiary determines not to reinvest the Net Available Proceeds from such Asset Sale as set forth above) shall be immediately applied to the prepayment of the Loans or other term Indebtedness as set forth in this Section 2.04(b)(i).

(ii) Within five days after the receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds from any Debt Issuance or incurrence of Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all such Net Available Proceeds (such prepayments to be applied as set forth in clauses (iv) and (vi) below).

(iii) Within ten days after the receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds of any Casualty Event, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Available Proceeds received therefrom (such prepayments to be applied as set forth in clauses (iv) and (vi) below); provided, that, with respect to any Net Available Proceeds realized with respect to any such Casualty Event, (A) at the election of the Borrower (as notified by the Borrower to the Administrative Agent within ten days following the date of receipt of such Net Available Proceeds of such Casualty Event), the Borrower and its Restricted Subsidiaries may reinvest all or any portion of such Net Available Proceeds in the replacement or restoration of any properties or assets in respect of which such Net Available Proceeds were paid or in assets that are used or useful in the business of the Borrower and the Restricted Subsidiaries (including by way of merger or Investment) (x) within 365 days following the date of receipt of such Net Available Proceeds of such Casualty Event or (y) if the Borrower and its Restricted Subsidiaries enter into a legally binding commitment to use such Net Available Proceeds before the expiration of the 365-day period referred to in preceding clause (x), within 180 days after the end of such 365-day period; and provided further, however, that any Net Available Proceeds not subject to such legally binding commitment or so reinvested within such 365-day period (as such period may be extended as permitted above) (or, in either case, such earlier date, if any, as the Borrower or such Restricted Subsidiary determines not to reinvest such Net Available Proceeds as set forth above) shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(iii); and provided further, however, that with respect to any such replacement or restoration of property or assets constituting Collateral, the Borrower shall take all actions specified in Section 6.09 in order that such property or asset shall constitute Collateral upon the acquisition or construction thereof and (B) if the Borrower and its Restricted Subsidiaries are required to apply any such Net Available Proceeds under the applicable Master Lease to any other purpose, such Net Available Proceeds may be applied to such purpose in lieu of making the prepayment of the Loans required by this Section 2.04(b)(iii); provided, however, that any Net Available Proceeds not subject to any such requirements under the applicable Master Lease, or that are subsequently released from such use, shall be immediately applied to the prepayment of the Loans as otherwise set forth in this Section 2.04(b)(iii).

(iv) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied first (a) ratably to each Class of Term Loans (or, in the case of New Term Loans, Extended Term Loans and Other Term Loans, on a less than pro rata basis if elected in the applicable Incremental Joinder Agreement, Extension Amendment or Refinancing Amendment) and (b) (x) for the Term Loans, to the principal repayment installments thereof in forward order of maturity and (y) for any other Class of Term Loans, as set forth for such Class in the applicable Extension Amendment, Refinancing Amendment or Incremental Joinder Agreement and second, to the Revolving Facility in the manner set forth in clause (vi) below; provided that, notwithstanding the foregoing, each prepayment pursuant to Section 2.04(b)(ii) above with the proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to the applicable Refinanced Debt. Any prepayment of the Term Facility on or prior to the first anniversary of the Closing Date pursuant to Section 2.04(b)(ii) in connection with a Repricing Event described in clause (i) of the definition thereof shall be accompanied by the payment of the fee described in Section 2.08(c).

(v) If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vi) Prepayments of the Revolving Facility made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations, and, in the case of prepayments of the Revolving Facility required pursuant to clauses (i), (ii) or (iii) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of their business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Lenders, as applicable.

(c) If the terms of any agreement, instrument or indenture pursuant to which any Indebtedness (other than the Obligations) pari passu with or junior in right of payment to the Loans is outstanding (or pursuant to which such Indebtedness is guaranteed) require prepayment of such Indebtedness out of the Net Available Proceeds of any Asset Sale unless such Net Available Proceeds are used to prepay other Indebtedness, then, to the extent not otherwise required by this Section 2.04(c), if the Borrower and the Restricted Subsidiaries shall not have reinvested the Net Available Proceeds thereof as permitted by Section 2.04(b)(i) within the time frame permitted thereby (but prior to the date required to be applied to such Indebtedness), the Loans shall be repaid in an amount not less than the minimum amount that would be required to be prepaid not later than the latest time as, and upon such terms, so that such other Indebtedness will not be required to be prepaid pursuant to the terms of the agreement, indenture or instrument or guarantee governing such other Indebtedness.

(d) Right to Decline Proceeds. The Borrower shall deliver to the Administrative Agent (who will notify each Appropriate Lender) notice signed by a Responsible Officer of each prepayment required under Section 2.04(b) not less than three Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Class of Loan (or portion thereof) to be prepaid, (iii) the Type of each Loan being prepaid and (iv) the calculation of the amount of such prepayment in reasonable detail. The Administrative Agent will promptly notify each Lender holding the applicable Class of Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of any prepayment. Except for prepayments made pursuant to Section 2.04(b)(ii), each Term B Lender (and each Other Term Lender, Lender of New Term Loans and Extended Term Lender, if permitted by the applicable Refinancing Amendment, Incremental Joinder Agreement or Extension Amendment) may reject all or a portion of its pro rata share of any mandatory prepayment of the applicable Class of Term Loans required to be made pursuant to Section 2.04(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds remaining thereafter shall be retained by the Borrower.

2.05 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Notwithstanding the foregoing, if such notice of reduction indicates that such reduction is to be funded with the proceeds of a New Financing, such notice of reduction may be revoked if such New Financing is not consummated.

(b) Mandatory.

(i) [Reserved].

(ii) The aggregate Term B Commitments shall be automatically and permanently reduced to zero after giving effect to the Term B Loans borrowed (if any) on the Closing Date.

(iii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv) With respect to any New Term Loans, Other Term Facility, Extended Term Facility, Other Revolving Facility or Extended Revolving Facility, the commitments therefor shall be reduced and/or terminated as provided in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Commitment under this Section 2.05. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

(a) [Reserved].

(b) Term B Loans. The Borrower shall repay to the Term B Lenders on the last Business Day of each calendar quarter from and after March 31, 2018, an amount equal to 0.25% of the aggregate principal amount of the Term B Loans outstanding as of the Closing Date; provided, that (i) such principal repayment installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04, (ii) such principal installments shall be increased as a result of the incurrence of any Increase Term Loans that comprise an increase to the Term B Loans as set forth in the applicable Incremental Joinder Agreement (which shall include such adjustments as are necessary in order to provide for the “fungibility” of such Increase Term Loans) and (iii) the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.

(c) Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

(d) Incremental Term Loans; Extended Term Loans; Other Term Loans. New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.13(b). Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.15(a). Other Term Loans shall mature in installments as specified in the related Refinancing Amendment pursuant to which such Other Term Loans were made, subject, however, to Section 2.14(a).

(e) Extended Revolving Loans; Other Revolving Loans. The Borrower shall repay to the Extending Lenders and the Other Revolving Lenders, as applicable, the aggregate principal amount of all Extended Revolving Loans and Other Revolving Loans outstanding on the Maturity Date for such Extended Revolving Facility or such Other Revolving Facility, as applicable, as specified in the applicable Extension Amendment or Refinancing Amendment.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility, and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods); whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations (the “Revolving Commitment Fee”). The Revolving Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Repricing Fee. If a Repricing Event is consummated on or prior to the six (6) month anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of (i) each Term B Lender with Term B Loans that are repaid and (ii) each Term B Lender that withholds its consent to such Repricing Event and is replaced or terminated as a Term B Lender under Section 11.13, a fee in an amount equal to 1.00% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all Term B Loans of such Term B Lender that are prepaid in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Term B Loans of such Term B Lender that are so assigned or terminated and repaid under Section 11.13. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

(d) Upfront Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, an upfront fee of 50 basis points. The Term B Loan shall be funded on the closing date with an original issue discount of 0.25% of the stated principal amount of the Term B Loan.

(e) Ticking Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, a ticking fee equal to (a) initially, 0% on and after the date of allocation of the Revolving Facility and Term B Facility (the “Allocation Date”) and until the date that is 30 days after the Allocation Date, (b) from the date that is 31 days after the Allocation Date and until the date that is 60 days after the Allocation Date, a rate equal to 50% of the interest margin applicable to Eurodollar Rate Loans and (c) from the date that is 61 days after the Allocation Date and until the date that is 90 days after the Allocation Date, a rate equal to 100% of the interest margin applicable to Eurodollar Rate Loans, payable in each case quarterly in arrears and upon the termination of the Commitments hereunder (including by the borrowing of Loans hereunder on the Closing Date), calculated based on the number of days elapsed in a 360-day year. The Commitments of the Lenders hereunder to fund the Revolving Facility and Term B Facility or issue Letters of Credit shall terminate on the date that is 91 days after the Allocation Date if the Closing Date has not occurred on or before the date that is 90 days after the Allocation Date.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Goldman Sachs’ “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable); amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m., in the case of payments in Dollars shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply except in connection with assignments permitted by Section 11.06(l) and purchases of Term Loans permitted by Section 2.16).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Incremental Facilities.

(a) Borrower Request. The Borrower may, at any time, or from time to time on one or more occasions, by written notice to the Administrative Agent, request:

(i) the establishment of one or more additional revolving credit commitments with terms and conditions identical to the terms and conditions of any existing Class of Revolving Commitments hereunder (“Increase Revolving Commitments”); provided, that, upfront fees may be paid to Lenders providing such Increase Revolving Commitments;

(ii) the establishment of one or more new tranches of revolving credit commitments (a “New Revolving Commitment” and, together with any Increase Revolving Commitments, the “Incremental Revolving Commitments”);

(iii) the establishment of one or more additional Term Loans with terms and conditions identical to the terms and conditions of any existing Class of Term Loans hereunder (“Increase Term Loans” and the related commitments, the “Increase Term Loan Commitments”); provided, that, upfront fees or original issue discount may be paid to Lenders providing such Increase Term Loans; and/or

(iv) the establishment of one or more new tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”);

in an aggregate principal amount not to exceed (x) $1,200,000,000 to be used solely to finance the acquisition of Real Estate and Gaming Assets (reduced on a dollar for dollar basis for any Indebtedness incurred to acquire Real Estate and Gaming Assets pursuant to Section 8.04(aa)); plus (y) an unlimited amount, provided, that immediately after giving effect to any such Incremental Revolving Commitments and Incremental Term Loans and the use of proceeds thereof (including any related acquisition or Investment permitted hereunder); on a Pro Forma Basis, (1) the Senior Secured Net Debt to Adjusted Total Assets Ratio would not exceed 0.45 to 1.00 and (2) the Total Net Debt to Adjusted Total Assets Ratio would not exceed 0.75 to 1.00 (provided, however, if such Incremental Commitments are being incurred in connection with a Significant Acquisition, the Total Net Debt to Adjusted Total Assets Ratio shall not exceed 0.80 to 1.00) (provided, that, for the purposes of any such calculation, (A) any such Incremental Revolving Commitments shall be treated as fully drawn and (B) the cash proceeds of such Incremental Revolving Commitments and Incremental Term Loans shall not be taken into account for any cash netting), and any such request for Incremental Term Loan Commitments or Incremental Revolving Commitments shall be in a minimum amount of $50,000,000. Each such notice shall specify the identity of each Eligible Assignee (and any existing Lender) to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitment offered to it and (B) any Eligible Assignee that is not an existing Lender which agrees to make available an Incremental Commitment shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (each Incremental Lender or existing Lender which agrees to make available an Incremental Commitment shall be referred to as an “Incremental Lender”). Any ratio calculated under this proviso to this clause for purposes of determining the amount of Incremental Revolving Commitments and Incremental Term Loans permitted hereunder shall be calculated subject to Section 1.07 to the extent applicable and, if the proceeds of the relevant Incremental Commitments will be applied to finance a Limited Condition Transaction, compliance with the Senior Secured Net Debt to Adjusted Total Assets Ratio and Total Net Debt to Adjusted Total Assets Ratio will be determined in accordance with Section 1.08.

(b) Incremental Effective Date. The Incremental Commitments shall be effected by a joinder agreement to this Agreement (an “Incremental Joinder Agreement”) and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and each Incremental Lender making or providing such Incremental Commitment, reasonably satisfactory to each of them (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)); subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.13. Each Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13. If the Incremental Commitments are provided in accordance with this Section 2.13, the Borrower shall determine the effective date (each, an “Incremental Effective Date”) and the final allocation of such Incremental Commitments. As a condition precedent to any such Incremental Commitments the following shall have been satisfied:

(i) (A) no Event of Default exists or would exist after giving effect to such Incremental Commitments and (B) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by “Material Adverse Effect” or “materiality”, true and correct in all respects) on and as of the effective date of such Incremental Commitments, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by “Material Adverse Effect” or “materiality”, true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05 and Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 7.01(a) and (b);

(ii) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid;

(iii) the Borrower shall deliver or cause to be delivered any legal opinions reasonably requested by the Administrative Agent covering matters similar to those covered in the opinions delivered on the Closing Date; and

(iv) an Incremental Joinder Agreement shall have been duly executed and delivered by the Borrower, the Administrative Agent and each applicable Incremental Lender making or providing such Incremental Commitment.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.13, any Incremental Lender that was not a Lender hereunder at such time shall become a Lender hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) any Incremental Term Loans (to the extent funded) shall be deemed to be Term Loans hereunder, (ii) any Increase Term Loans (to the extent funded) shall be deemed to be Term Loans of the applicable Class hereunder, (iii) any Incremental Revolving Commitments shall be deemed to be Revolving Commitments hereunder and (iv) any Increase Revolving Commitments shall be deemed to be Revolving Commitments of the applicable Class hereunder. Notwithstanding anything to the contrary contained herein, the Borrower and the Administrative Agent may (and the Administrative Agent is authorized by each Lender to) execute such amendments and/or amendments and restatements of any Loan Documents as may be necessary or advisable to effectuate the provisions of this Section 2.13.

Notwithstanding anything to the contrary in this Section 2.13 or in any other provisions of any Loan Document, if the proceeds of any Incremental Term Loan Commitments are intended to be applied to finance an acquisition and the Lenders or additional Lenders providing such Incremental Term Loan Commitments so agree, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality; provided that in any event such Incremental Term Loan Commitments shall be subject to there being no Default or Event of Default under Section 9.01(a) or (i) on the effective date thereof.

(c) Terms of Incremental Commitments and Loans. The terms and provisions of the Incremental Commitments and Loans made pursuant thereto shall be as follows:

(i) the terms and provisions of any Increase Revolving Commitments shall be substantially identical to the terms of the existing Revolving Commitments of the relevant Class; provided, however, that upfront fees may be paid to Lenders providing such Increase Revolving Commitments as agreed by such Lenders and the Borrower. Interest Periods applicable to Revolving Loans advanced pursuant to Incremental Revolving Commitments may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the Interest Period(s) applicable to existing Revolving Loans of the applicable Class (and allocated to such Interest Period(s) on a proportional basis);

(ii) the maturity date of any New Revolving Commitments shall not be earlier than the Maturity Date of the Closing Date Revolving Facility and such New Revolving Commitments shall not have any scheduled commitment reductions or amortization prior to the Maturity Date of the Closing Date Revolving Facility;

(iii) the terms and provisions of Increase Term Loans shall be substantially identical to the existing Term Loans of the relevant Class, with appropriate adjustments to the amortization schedule set forth in Section 2.06(a) and/or Section 2.06(b), as applicable, to address such Increase Term Loans (which shall in any event include such adjustments as necessary to provide for the “fungibility” of such Increase Term Loans with the existing Term Loans of such Class); provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Increase Term Loans as agreed by such Lenders and the Borrower. Interest Periods applicable to Increase Term Loans may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the Interest Period(s) applicable to existing Term Loans of the relevant Class (and allocated to such Interest Period(s) on a proportional basis);

(iv) the Weighted Average Life to Maturity of any Class of New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term B Facility as of the effective date of such Class of New Term Loans;

(v) [reserved];

(vi) the maturity date of any New Term Loans shall not be earlier than the Maturity Date of the Term B Facility;

(vii) [reserved];

(viii) the commitment fees and yield applicable to the New Revolving Commitments shall be determined by the Borrower and the applicable Lenders and shall be set forth in each applicable Incremental Joinder Agreement;

(ix) the yield applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, that, with respect to any Incremental Term Loans made on or prior to the date that is six (6) months after the Closing Date, the yield applicable to Incremental Term Loans shall not be greater than the yield payable with respect to existing Term Loans pursuant to the terms of this Agreement (as amended through the date of such calculation with respect to existing Term Loans); plus 50 basis points per annum unless the interest rate margins with respect to the existing Term Loans are increased so as to cause the then applicable yield on the existing Term Loans under this Agreement to equal the yield then applicable to such Incremental Term Loans minus 50 basis points; provided, further, that in determining the applicable yield: (w) original issue discount or upfront fees paid by the Borrower in connection with the Term Loans incurred on the Closing Date, as applicable, or such Incremental Term Loans on the closing date thereof (based on a four-year average life to maturity); shall be included, any amendments to the Applicable Rate for the Term Loans that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Term Loans incurred on the Closing Date, as applicable, or to one or more arrangers (or their Affiliates) in their capacities as such applicable to such Incremental Term Loans shall be excluded and (z) if such Incremental Term Loans include any “LIBOR” interest rate floor greater than that applicable to the existing Term Loans and such “LIBOR” floor is applicable at the time such Incremental Term Loans are incurred, such excess amount shall be equated to interest margin for determining the increase; provided further, the Borrower and the Administrative Agent shall determine the yield payable with respect to Term Loans and each Class of such Incremental Term Loans for purposes of the foregoing calculation and such determination shall be conclusive absent manifest error;

(x) New Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder; and

(xi) except as expressly provided in clauses (i) through (x) above, any New Revolving Commitments and New Term Loans shall have terms, covenants and events of default that, taken as a whole, are no more favorable (as reasonably determined by the Borrower in good faith) to the Lenders providing such new Revolving Commitments and New Term Loans than those under the Closing Date Revolving Facility or Term B Facility, as applicable, except for those terms, covenants and events of default applicable solely after the then-latest Maturity Date under the Closing Date Revolving Commitments and Term B Facility.

(d) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.13 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and the security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder.

(e) Reallocations. Upon the effectiveness of any Incremental Revolving Commitments pursuant to this Section 2.13, (x) each Revolving Lender immediately prior to the relevant Incremental Effective Date will automatically and without further act be deemed to have assigned to each Incremental Lender providing a portion of such Incremental Revolving Commitment (each, an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit (but not, for the avoidance of doubt, the related Revolving Commitments) such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (y) in the case of the provision of any Increase Revolving Commitments, the Borrower shall prepay any Revolving Loans of the applicable Class held by Revolving Lenders immediately prior to the relevant Incremental Effective Date with proceeds of such Increase Revolving Commitments (which may be effected through assignments of funded Revolving Loans of such Class from Revolving Lenders immediately prior to such increase to the relevant Incremental Lenders); as directed by the Administrative Agent such that after giving effect to such prepayment or assignments the percentage of the aggregate outstanding Revolving Loans of such Class held by each Revolving Lender holding Revolving Commitments of such Class (including Incremental Lenders holding Increase Revolving Commitments of such Class) will equal the percentage of the aggregate Revolving Commitments of such Class of all Revolving Lenders holding Revolving Commitments of such Class (including Incremental Lenders with Increase Revolving Commitments of such Class) represented by such Revolving Lender’s Revolving Commitment of such Class (including Increase Revolving Commitments of such Class). In addition, in connection with the incurrence of any Increase Term Loans, the Administrative Agent is hereby authorized to make such adjustments necessary to ensure that such Increase Term Loans are included ratably in each applicable Term Borrowing and each Lender’s Applicable Percentage of the applicable Class of Term Loans is adjusted to reflect the increased size of such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentences, and such transactions shall not be required to be effected in accordance with Section 11.06. For the avoidance of doubt, Revolving Loans and participations in Letters of Credit assigned pursuant to this Section 2.13(e) shall, upon receipt thereof by the relevant Incremental

Revolving Lenders, be deemed to be Revolving Loans and participations in Letters of Credit in respect of the Incremental Revolving Commitments acquired by such Incremental Revolving Lenders on the applicable Incremental Effective Date, and the terms of such Revolving Loans and participation interests (including without limitation the interest rate and maturity applicable thereto) shall be adjusted accordingly. The Letter of Credit Sublimit may be increased as part of any Incremental Revolving Commitments in an amount not to exceed the amount of such Incremental Revolving Commitments, subject to consent of each L/C Issuer.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

2.14 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness advanced hereunder in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) of any Class then outstanding under this Agreement, in the form of one or more Classes of Other Term Loans, Other Term Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a greater than pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to the existing Revolving Commitments and Revolving Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date. No Lender shall have any obligation to participate in any Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.14(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as a Class of Other Term Loans, Other Revolving Loans, Other Term Commitments and Other Revolving Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

(c) The Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and the Liens created by the Collateral Documents. The Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d) To the extent the Revolving Commitments are being refinanced on the effective date of any Refinancing Amendment, then each of the Revolving Lenders having a Revolving Commitment prior to the effective date of such Refinancing Amendment (such Revolving Lenders the “Pre-Refinancing Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring an Other Revolving Commitment on the effective date of such amendment (the “Post-Refinancing Revolving Lenders”), and such Post-Refinancing Revolving Lenders shall purchase from each such Pre-Refinancing Revolving Lender, at the principal amount thereof, such interests in Revolving Loans and participation interests in Letters of Credit (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the effective date of such Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Refinancing Revolving Lenders and Post-Refinancing Revolving Lenders ratably in accordance with their Revolving Commitments and Other Revolving Commitments, as applicable, after giving effect to such Refinancing Amendment (and after giving effect to any Revolving Loans made on the effective date of such Refinancing Amendment). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 11.06. For the avoidance of doubt, Revolving Loans and participation interests in Letters of Credit assigned or transferred and purchased pursuant to this Section 2.14(d) shall, upon receipt thereof by the relevant Post-Refinancing Revolving Lenders, be deemed to be Other Revolving Loans and participation interests in Letters of Credit in respect of the relevant Class of Other Revolving Commitments acquired by such Post-Refinancing Revolving Lenders on the relevant amendment effective date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

(e) This Section shall supersede any provisions in Section 2.12, Section 11.01 or Section 11.08 to the contrary.

2.15 Extensions of Loans and Commitments.

(a) The Borrower may, at any time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be modified to constitute another Class of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Class from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the yield with respect to such Extended Term Loans may be higher or lower than the yield for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased yield contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Extension Amendment, (iv) the amortization schedule set forth in Section 2.06 or the applicable Incremental Joinder Agreement or Refinancing Amendment applicable to such Existing Term Loan Class shall be adjusted to reflect the scheduled final maturity date of such Extended Term Loans and the amortization schedule (including the principal amounts payable pursuant thereto) in respect of such Extended Term Loans set forth in the applicable Extension Amendment; provided, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Class and (v) the covenant set forth in Section 8.11 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date of the applicable Existing Term Loan Class in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.12 or Section 11.08). Each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.04(a) and 2.04(b) (iv) applicable to Term Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and the Liens created by the Collateral Documents. The Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were modified.

(b) The Borrower may, at any time, request that all or a portion of the Revolving Commitments of any Class (an “Existing Revolving Class” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Class of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Class) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Class from which they are to be modified except (i) the scheduled termination date of such Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the yield with respect to such Extended Revolving Loans may be higher or lower than the yield for the Revolving Loans of such Existing Revolving Class and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased yield contemplated by the preceding clause (A); in each case, to the extent provided in the applicable Extension Amendment, (iii) the Revolving Commitment Fee with respect to such Extended Revolving Commitments may be higher or lower than the Revolving Commitment Fee for the Revolving Commitments of such Existing Revolving Class and (iv) the financial covenant set forth in Section 8.11 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date of the applicable Existing Revolving Class in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.12 or Section 11.08). Each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.04(a) and 2.04(b) (iv) applicable to Existing Revolving Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Class modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Revolving Class from which they were modified. If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Class, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Class. In addition, if so provided in the relevant Extension Amendment and with the consent of the applicable L/C Issuer, participations in Letters of Credit expiring on or after the latest Maturity Date for any Revolving Loans then in effect shall be re-allocated from Lenders of the Existing Revolving Class to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(c) Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the existing Class are requested to respond. Any Lender wishing to have all or a portion of its Term Loans or Revolving Commitments of the existing Class subject to such Extension Request modified to constitute Extended Loans/Commitments (an “Extending Lender”) shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the existing Class which it has elected to modify to constitute Extended Loans/Commitments. In the event that the aggregate amount of Term Loans or Revolving Commitments of the existing Class subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections. The Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the existing Class subject to such Extension Request is less than the amount of Extended Loans/Commitments requested pursuant to such Extension Request.

(d) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement. Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby). An Extension Amendment may, subject to Sections 2.15(a) and (b); without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Extended Loans/Commitments); provided that each Lender whose Loans or Commitments are affected by such Extension Amendment shall have approved such Extension Amendment.

(e) This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

2.16 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Term Loans with respect to any Term Facility (each, an “Auction”), each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent in such capacity (the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.16 and Schedule 2.16;

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(v) each Auction shall be open and offered to all Lenders of the relevant Term Facility on a pro rata basis and shall be revocable and/or conditional at the Borrower’s option;

(vi) no proceeds of any Revolving Facility shall be used to effect such purchase of Term Loans; and

(vii) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying compliance with preceding clause (ii).

(b) With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.16, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loan up to, but not including (if paid prior to 12:00 p.m.) the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 2.04(a); 2.04(b); 2.12 and 11.03) (although the par principal amount of Term Loans of the respective Class so purchased pursuant to this Section 2.16 shall be applied to reduce the remaining scheduled amortization payments with respect to such Term Facility of the applicable Lenders being repaid on a pro rata basis).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.16 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.04(a), 2.04(b), 2.12 and 11.03 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.16 shall not constitute Investments by the Borrower)) or any other Loan Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.16 or result in an Event of Default as a result of the Auction or purchase of Term Loans pursuant to this Section 2.16. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.17 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18 (a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any L/C Issuer or Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Wells Fargo Bank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii)) ) or (ii) the determination by the Administrative Agent and the applicable L/C Issuers that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each L/C Issuer hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing); to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.18(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata portion of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata portion of the L/C Obligations but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral); that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.18(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit have been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.17.

2.19 Additional Borrowers. Upon 30 days’ prior notice to the Administrative Agent (or such shorter period of time to which the Administrative Agent may agree) and subject to the written consent of the Revolving Lenders, which consent of each Revolving Lender shall not be unreasonably withheld (it being understood that a Revolving Lender shall be deemed to have acted reasonably in withholding its consent if (i) it is unlawful for such Revolving Lender to make Revolving Loans under this Agreement to the proposed additional Borrower, (ii) if such Revolving Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Revolving Loan to the proposed additional Borrower might subject such Lender to adverse tax consequences, (iv) such Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed additional Borrower and it does not wish to do so or (v) such Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which the proposed additional Borrower is located), the Borrower may designate one or more Guarantors to be additional joint and several direct borrowers hereunder by written request to the Administrative Agent accompanied by (a) an executed Assumption Agreement and appropriate Notes (to the extent requested by any Lender) executed by the designated Guarantor and the Borrower, (b) a certificate of good standing of the designated Guarantor in the jurisdiction of its incorporation or organization, (c) certified resolutions of such Guarantor’s board of directors or other governing body authorizing the execution and delivery of the Assumption Agreement and such Notes, (d) a written consent to the Assumption Agreement executed by each Guarantor, (e) appropriate written legal opinions reasonably requested by the Administrative Agent with respect to such new Borrower and the Assumption Agreement covering matters similar to those covered in the opinions delivered on the Closing Date and (f) such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under the USA PATRIOT Act and under similar regulations and is not otherwise prohibited by Law from making Loans to such new Borrower. The Obligations of any additional borrower designated pursuant to this Section 2.19, in its capacity as a Borrower, may be limited as to amount as directed by the Borrower; provided, however, that any such limitation shall not reduce such Person’s obligations as a Guarantor of the Obligations, if applicable, unless required by a Gaming Authority. The Administrative Agent shall promptly notify the Lenders of such request, together with copies of such of the foregoing as any Lender may request, and upon receipt of the written consents of the Revolving Lenders and satisfaction of the conditions set forth above in this Section, the designated Guarantor shall become a Borrower hereunder.

2.20 MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to flood insurance due diligence and flood insurance compliance in accordance with Section 6.03 hereto and shall otherwise be reasonably satisfactory to the Administrative Agent and the Lenders.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws, be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require a Withholding Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Withholding Agent in its good faith discretion.

(ii) If the applicable Withholding Agent shall be required by applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent in its good faith discretion, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Laws” includes FATCA.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of clause (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by a Withholding Agent or paid or payable by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by any Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify, within 10 days after demand therefor, (A) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (B) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(e) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Borrower for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Borrower to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Borrower (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the Borrower (as applicable) under this clause (c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) (A) and (ii) (B) and Section 3.01(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II) executed originals of IRS Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c) (3) (A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c) (3) (B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c) (3) (C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E,

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (including any amount in respect of any such refund that is applied to offset future Taxes payable) (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) FATCA. If a payment made to the Administrative Agent or any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable); the Administrative Agent or such Lender, as the case may be, shall deliver to the Borrower (and in the case of a Lender, the Administrative Agent) at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b) (3) (C) (i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the satisfaction of the Termination Conditions and the termination of this Agreement.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate); either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Administrative Agent determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (whether for liquidity, capital adequacy or otherwise), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Recipient to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Recipient); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that (x) the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential), (y) the Borrower shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto and (z) such circumstances in the case of requests for reimbursement under clause (iii) above resulting from a market disruption are not generally affecting the banking market, or the applicable request has not been made by Lenders constituting Required Lenders.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy); then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that (x) the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential) and (y) the Borrower shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(c) Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment thereof in a currency other than Dollars; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Borrower shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrower to such Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive the satisfaction of the Termination Conditions and the termination of this Agreement. Notwithstanding the foregoing, (a) the Borrower shall not be required to make any payments to any Lender under Section 3.01, 3.02 or 3.04 for any costs or reductions incurred more than nine months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the nine month period referred to above shall be extended to include the period of retroactive effect therefor, and (b) the Borrower shall not be obligated to compensate any Lender under Section 3.05 for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is 30 days prior to the date on which such Lender requested such compensation from the Borrower.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuers and the Lenders to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each executed by a Responsible Officer on behalf of the signing Loan Party to the extent execution thereof is contemplated thereby (and, if applicable, by the Administrative Agent and/or the Lenders) each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) executed counterparts of a joinder to each Existing Intercreditor Agreement;

(iii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv) a collateral agreement (together with each other collateral agreement and collateral agreement supplement delivered pursuant to Section 6.09, in each case as amended, the “Collateral Agreement”), duly executed by each Loan Party, together with:

(A) to the extent certificated, certificates representing the “Pledged Equity” referred to therein accompanied by undated stock powers executed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Agreement, covering the Collateral described in the Collateral Agreement, and

(C) evidence of the completion of all other searches, actions, recordings and filings of or with respect to the Collateral Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby (including receipt of duly executed payoff letters and UCC-3 termination statements) free and clear of all other Liens other than Permitted Encumbrances and Liens permitted by Section 8.03;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each such Responsible Officer authorized to act on behalf of each Loan Party in connection with this Agreement and the other Loan Documents;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(vii) a favorable opinion of Kramer, Levin, Naftalis & Frankel LLP, counsel to the Loan Parties, and of local counsel to the Loan Parties in each jurisdiction in which the Loan Parties are formed, addressed to the Administrative Agent and each Lender, reasonably satisfactory to the Administrative Agent;

(viii) a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or condition since December 31, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) the accuracy of the representation and warranty set forth in Section 5.16 and the extent of the inquiry made by such Responsible Officer in connection therewith, (D) as to the absence of any action, suit, investigation or proceeding relating to the Transactions pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect and (E) that Parent will elect to be treated as a REIT commencing with its taxable year ending December 31, 2017 and, commencing with its taxable year ending December 31, 2017, Parent will be organized and operate in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable Parent to meet the requirements for qualification as a REIT;

(ix) environmental assessment reports in respect of the Mortgaged Real Properties reasonably satisfactory to the Administrative Agent (which reports the Administrative Agent has received and acknowledges being satisfied with); and

(x) evidence that the Administrative Agent, on behalf of the Lenders, has been named as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral pursuant to endorsements reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received evidence that all indebtedness and other obligations under the Exit Credit Agreement and the First Lien Secured Notes have been paid in full and all Guaranty Obligations and Liens thereunder have been released.

(c) All fees required to be paid to the Administrative Agent and the Arrangers on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), such amounts may, at the option of the Borrower, be offset against the proceeds of the initial Credit Extension.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e) The HLV Lease shall be in full force and effect and shall have not been amended, terminated, supplemented, waived or modified in any manner materially adverse to the Lenders in their capacity as such; provided that a reduction in the aggregate monthly cash rent payable under such HLV Lease of 10% or more shall be deemed to be materially adverse to the Lenders.

(f) The Borrower shall have delivered to the Administrative Agent and each Lender at least two (2) Business Days prior to the Closing Date such reasonable documentation and other information about the Loan Parties reasonably requested in writing by them at least seven (7) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent reasonably requested in writing by the Administrative Agent or any Lender.

(g) The Project Claudine Acquisition shall have been or, substantially concurrently with the initial Credit Extension shall be, consummated in all material respects in accordance with the terms of the Project Claudine Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Joint Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” contained in the Project Claudine Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (b) any reduction of not more than 15% or increase in the purchase price shall be deemed to not be materially adverse to the Lenders so long as (i) any increase is not funded with additional indebtedness and (ii) any such reduction is allocated to reduce the initial Credit Extension). It is agreed and understood that no purchase price or similar adjustment provisions set forth in the Project Claudine Acquisition Agreement shall constitute any decrease or increase in the purchase price.

(h) Parent shall not have modified, amended, waived or terminated in any respect the Common Stock Purchase Agreement, dated as of November 29, 2016, between Parent and each purchaser identified therein (the “Common Stock Purchase Agreement”), and the transactions contemplated by the Common Stock Purchase Agreement shall have been or, substantially concurrently with the initial Credit Extension shall be, consummated in all material respects in accordance with the terms of the Common Stock Purchase Agreement.

Without limiting the generality of the provisions of Section 10.03(a), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Except as provided in the last paragraph of Section 2.13(b), the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by “Material Adverse Effect” or “materiality”, true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by “Material Adverse Effect” or “materiality”, true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 and Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 7.01(a) and (b).

(b) Except as provided in the last paragraph of Section 2.13(b); no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence and Qualification; Power; Compliance with Laws.

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and each Guarantor is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of Delaware or the Laws of Louisiana, as applicable.

(b) The Borrower and each Guarantor and each other Restricted Subsidiary is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The Borrower and each Guarantor has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which each is a party and to perform the Obligations, except where the failure to have such power and authority would not constitute a Material Adverse Effect.

(c) All outstanding Equity Interests of the Borrower and each Guarantor are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. To the extent any Equity Interests constitute Collateral, such Equity Interests are free and clear of Liens other than Liens securing the Obligations and other Liens permitted pursuant to Section 8.03.

(d) The Borrower and each Guarantor is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

(e) Neither the Borrower nor any other Loan Party is an EEA Financial Institution.

5.02 Authority; Compliance with Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party;

(b) violate or conflict with any provision of such party’s charter, articles of incorporation, operating agreement or bylaws, as applicable;

(c) violate or conflict with any provision of the indentures governing the public Indebtedness of the Borrower and the Restricted Subsidiaries, except to the extent that such violation or conflict could not reasonably be expected to have a Material Adverse Effect;

(d) result in or require the creation or imposition of any Lien upon or with respect to any Property of the Borrower, and the Restricted Subsidiaries, other than Permitted Encumbrances and other Liens permitted by Section 8.03; or

(e) violate any Requirement of Law applicable to such Party, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

5.03 No Governmental Approvals Required. Except as obtained or made on or prior to the Closing Date, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Borrower, any Guarantor or any other Restricted Subsidiary of the Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions.

5.04 Subsidiaries.

(a) As of the Closing Date, Schedule 5.04 correctly sets forth the names, form of legal entity, ownership and jurisdictions of organization of all Restricted Subsidiaries, all Unrestricted Subsidiaries and all Unconsolidated Affiliates.

(b) As of the Closing Date, each Guarantor and each other Restricted Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified or registered to transact business and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, and has all requisite corporate or other organizational power and authority to conduct its business and to own and lease its Properties, except where the failure to qualify or register, to be in good standing or to have such power and authority would not constitute a Material Adverse Effect.

(c) As of the Closing Date, each Restricted Subsidiary is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure to so comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

5.05 Financial Statements. Each of the most recent unaudited quarterly and audited annual financial statements filed by Parent with the SEC or provided to the Lenders fairly present in all material respects the financial condition, results of operations and changes in financial position of the Borrower and its Restricted Subsidiaries as of their respective dates and for the covered periods in conformity with GAAP (except, in the case of quarterly financial statements, for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).

5.06 No Other Liabilities. The Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed and not reflected or disclosed in the most recent financial statements filed by Parent with the SEC, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements.

5.07 Litigation. As of the Closing Date, except as disclosed in Parent’s Form 10 registration statement as filed with the SEC on or prior to the Closing Date, there are no actions, suits, proceedings or investigations pending as to which the Borrower or the Restricted Subsidiaries have been served or have received notice or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or the Restricted Subsidiaries or any Property of any of them before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

5.08 Binding Obligations. This Agreement and each other Loan Document has been duly and validly executed and delivered by each Loan Party party thereto. Each of the Loan Documents to which any Loan Party is a party will, when executed and delivered by such Person, constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.09 No Default. No Default has occurred and is continuing or would result from the consummation of the Transactions.

5.10 ERISA. Each Pension Plan complies with ERISA, the Code and any other applicable Laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect and no ERISA Event has occurred or is reasonably likely to occur that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

5.11 Use of Proceeds; Regulations T, U and X; Investment Company Act.

(a) The proceeds of the Loans and Letters of Credit are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.07.

(b) None of the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

(c) Neither Borrower nor any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12 Disclosure. As of the Closing Date, all written statements (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) made by a Responsible Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof, taken as a whole, and when taken as a whole together with the periodic, current and other reports filed with the SEC with respect to Parent, the Borrower and the Restricted Subsidiaries, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements made not materially misleading in light of all the circumstances existing at the date any statement was made; provided that, with respect to the Projections, the Borrower only makes the representations set forth in Section 5.14.

5.13 Tax Liability. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Borrower and the Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrower and the Restricted Subsidiaries (including, in each case, in their capacity as a withholding agent); except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and so long as no Property of the Borrower and the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited. As of the Closing Date, there are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Borrower or the Restricted Subsidiaries, other than (i) those that are between the Borrower and its Restricted Subsidiaries and (ii) those that would not, individually or in the aggregate, have a Material Adverse Effect.

5.14 Projections. As of the date of the preparation of any of the projections and pro forma financial information furnished at any time by or on behalf of any Loan Party (other than information of a general economic or industry specific nature) to the Administrative Agent or any Lenders pursuant to this Agreement (collectively, the “Projections”), to the best knowledge of the Borrower, the assumptions set forth in such Projections were believed by the preparers thereof to be reasonable and consistent with each other and with all facts known to the Borrower and the Restricted Subsidiaries as of that date, and such Projections were prepared in good faith and were reasonably based on such assumptions. As of the Closing Date, no fact or circumstance has come to the attention of the Borrower since the preparation of the Projections delivered to the Administrative Agent on November 29, 2017 that is in material conflict with the assumptions set forth in the Projections. Nothing in the Loan Documents shall be construed as a representation or covenant that any Projections in fact will be achieved. The Administrative Agent, Lenders and L/C Issuers acknowledge that the Projections are forward-looking statements and that actual financial results for the Borrower and the Restricted Subsidiaries could differ materially from those set forth in the Projections.

5.15 Hazardous Materials. There has been no Release of Hazardous Materials on, at, under or from any property currently or, to the best knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any Restricted Subsidiary in violation of Environmental Law or that would reasonably be likely to result in an Environmental Liability, and to the actual knowledge of the Borrower, no condition exists that violates any Environmental Law affecting any Real Property, except for such Releases or violations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

5.16 Solvency. As of the Closing Date, immediately after giving effect to any Credit Extension on such date, the Borrower (on a consolidated basis with the Restricted Subsidiaries) is and will be Solvent.

5.17 Material Adverse Effect. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, Material Adverse Effect.

5.18 REIT Status. Parent will elect or has elected to be treated as a REIT commencing with its taxable year ending December 31, 2017. Parent is organized and operates in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation enables Parent to meet the requirements for qualification and taxation as a REIT.

5.19 Ownership of Property; Liens. The Borrower and the Restricted Subsidiaries each have good and valid title to, or valid leasehold interest in, all material Property owned or leased by it (including Mortgaged Real Property and Mortgaged Vessels), and all such assets and Property are subject to no Liens other than Permitted Encumbrances and other Liens permitted by Section 8.03. The Borrower and each of the Restricted Subsidiaries have good record and marketable title in fee simple with respect to owned Real Property that is Mortgaged Real Property.

5.20 Security Interest; Absence of Financing Statements; Etc. The Collateral Documents, once executed and delivered, will create, in favor of Administrative Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement) and (iii) delivery of the applicable documents to the Administrative Agent in accordance with the provisions of the applicable Collateral Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Collateral Agreement with respect to limitations as to perfection of Liens on the Collateral described therein) prior to all Liens other than (x) Permitted Encumbrances and (y) any other Liens permitted by Section 8.03, in each case having priority by operation of Law.

5.21 Licenses and Permits. The Borrower and the Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for the Borrower and the Restricted Subsidiaries to own, lease, and operate (to the extent applicable) their respective Properties and (to the extent applicable) to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of the Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

5.22 Subordinated Debt. The Obligations are senior debt with respect to all Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Borrower and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.

5.23 Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or possesses adequate valid licenses or otherwise have the valid right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes (collectively, “Intellectual Property”) that are necessary for the operation of their business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that the Borrower or the Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that any such material Intellectual Property owned by the Borrower or the Restricted Subsidiaries, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.24 Insurance.

(a) The properties of the Borrower and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (which are not Loan Parties and, to the extent prohibited by the applicable Master Lease, are not Affiliates of the tenant thereunder), in such amounts, subject to such deductibles and against such risks as are carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the Restricted Subsidiaries operate (it being agreed that the Borrower and the Restricted Subsidiaries shall have satisfied this representation with respect to a Real Property if the tenant under the applicable Master Lease for such Real Property maintains insurance satisfying the requirements of such Master Lease without giving effect to any consent or waiver by the landlord thereunder).

(b) Except for the Real Property listed on Schedule 5.24 attached hereto, as of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(c) As to all Real Property located in the United States which is subject to a Mortgage, on or prior to the granting of such Mortgage thereon, the Administrative Agent has received all flood hazard insurance policies required pursuant to Section 6.03(b) with respect to any such Real Property and such flood hazard insurance policies shall remain in full force and effect to the extent required by such Section.

5.25 Mortgaged Real Property; No Casualty.

(a) With respect to each Mortgaged Real Property, as of the Closing Date, to the knowledge of the Borrower (i) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding written citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (ii) there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property.

(b) As of the Closing Date, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no Casualty Event has occurred.

5.26 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) The Borrower has implemented, and maintains and enforces, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and applicable Sanctions. No Loan Party or any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective officers, directors, employees or agents that will act in any capacity in connection with or benefit from the Loans is a Sanctioned Person.

(b) The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person, or in any Designated Jurisdiction, in violation of applicable Sanctions; or (iii) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

(c) To the extent applicable, the Borrower is in compliance, in all material respects, with the USA PATRIOT Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

6.01 Preservation of Existence. (1) Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business except (a) where the failure to so preserve and maintain the existence of any Restricted Subsidiary or any such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute or be reasonably expected to constitute a Material Adverse Effect, and (b) that a merger or Asset Sale permitted by Section 8.01 shall not constitute a violation of this covenant, and (2) qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

6.02 Maintenance of Properties.

(a) Maintain (or cause the applicable tenants under the Master Leases to maintain), preserve and protect all of their respective material Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of the Borrower and the Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant or where the failure to do so would not constitute a Material Adverse Effect (it being agreed that the Borrower and the Restricted Subsidiaries shall have satisfied this covenant with respect to a Real Property if the tenant under the applicable Master Lease for such Real Property maintains, preserves and protects such Real Property in a manner satisfying the requirements of such Master Lease without giving effect to any consent or waiver by the landlord thereunder). In respect of any Mortgaged Real Property, the Borrower and the Restricted Subsidiaries shall not (a) initiate or acquiesce in any change in zoning or any other land classification in a manner that would prohibit any casino, gaming, hotel business or Related Business conducted on such Mortgaged Real Property or would otherwise materially impact the value of such Mortgaged Real Property as collateral, or (b) demolish any of the primary gaming or hotel features of such Mortgaged Real Property (except in connection with refreshments or remodeling thereof and temporary construction disruption which is reasonable in relation to the anticipated benefits of the development or redevelopment thereof); provided that the Borrower and the Restricted

Subsidiaries shall be permitted to demolish any portion of such Mortgaged Real Property in connection with the expansion or renovation of such Mortgaged Real Property or the construction of adjacent or adjoining features, provided that the Borrower has determined in good faith that such expansion, renovation, construction or similar project would not be expected to unreasonably interfere with the business conducted at such Mortgaged Real Property or materially impair its value as Collateral (it being understood that temporary construction disruption which is reasonable in relation to the anticipated benefits of the expansion, renovation, construction or similar project would not be considered an unreasonable interference).

(b) The Borrower shall, and shall cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations and Intellectual Property used in the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 6.02(a) and (b) shall prevent (A) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or any other transaction permitted hereunder; (B) the withdrawal of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (C) the abandonment of any rights, permits, authorizations, franchises, licenses and Intellectual Property that the Borrower reasonably determines are not necessary to its business.

6.03 Maintenance of Insurance.

(a) Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), including with respect to each Mortgaged Real Property, with insurance companies in such amounts and against such risks as may be customarily carried by companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the Restricted Subsidiaries operate (it being agreed that the Borrower and the Restricted Subsidiaries shall have satisfied this covenant with respect to a Real Property if the tenant under the applicable Master Lease for such Real Property maintains insurance satisfying the requirements of such Master Lease without giving effect to any consent or waiver by the landlord thereunder). The Administrative Agent shall be named as an additional insured on all liability insurance policies of each Loan Party (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions) and the Administrative Agent shall be named as a mortgagee/loss payee on all property insurance policies of each such Person relating to Property which is Collateral.

(b) Prior to the time of delivery of the applicable Mortgage, if any portion of any Mortgaged Real Property at any time is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto); then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained); flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance reasonably acceptable to the Administrative Agent or as otherwise required by the Lenders.

6.04 Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority with enforcement authority, with all Requirements of Law (including ERISA, applicable Tax laws and Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) except to the extent that such non-compliance with such Requirements of Law would not constitute a Material Adverse Effect, except that the Borrower and the Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

6.05 Inspection Rights; Quarterly Lender Calls.

(a) Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of the Borrower or the Restricted Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, the Borrower and the Restricted Subsidiaries (provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise such visitation and inspection rights and (y) the Administrative Agent shall not exercise such rights more often than one time during any Fiscal Year; it being understood that the Administrative Agent may make such additional visits and inspections in each Fiscal Year during regular business hours of the Borrower and the Restricted Subsidiaries at its own expense as it reasonably requests) and to discuss the affairs, finances and accounts of the Borrower and the Restricted Subsidiaries with any of their officers, managers, key employees and accountants (subject to such accountants’ customary policies and procedures) and, upon request, furnish promptly to the Administrative Agent, any Lender or any advisor of the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of the Borrower, provided that no Borrower Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter in respect of which disclosure is then prohibited by Law or any binding agreement. Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Disqualified Lender that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower shall cause appropriate members of its management to participate in one conference call with the Lenders per Fiscal Quarter at a time to be mutually agreed by the Borrower and the Administrative Agent (provided that, this Section 6.05(b) may be satisfied by the holding of a quarterly earnings call by Parent).

6.06 Keeping of Records and Books of Account. Keep adequate records and books of account in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any Restricted Subsidiary.

6.07 Use of Proceeds.

(a) Use the proceeds of Loans made on the Closing Date to consummate the Transactions and to pay fees and expenses in connection therewith provided that, the Borrower shall not borrow more than $300,000,000 under the Revolving Facility on the Closing Date.

(b) Use the proceeds of each Loan and other credit extension made hereunder after the Closing Date for working capital, capital expenditures, Permitted Acquisitions and other Investments permitted hereunder, Restricted Payments permitted hereunder and for other lawful corporate purposes.

6.08 Additional Loan Parties. Upon (i) any Loan Party creating or acquiring any Subsidiary that is a wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary, a FSHCO or a Foreign Subsidiary) after the Closing Date, (ii) any Subsidiary that is a Restricted Subsidiary of a Loan Party ceasing to be an Immaterial Subsidiary, ceasing to be a FSHCO or ceasing to be a Foreign Subsidiary, or (iii) any Subsidiary that is an Unrestricted Subsidiary becoming a wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary, a FSHCO or a Foreign Subsidiary) pursuant to Section 6.11, such Loan Party shall, to the extent that it does not violate any Gaming Law or, if necessary, has received the approval of the applicable Gaming Authority, (A) cause each such Restricted Subsidiary (other than an Immaterial Subsidiary, a FSHCO or a Foreign Subsidiary) to promptly (but in any event within 90 days after the later of such event described in clause (i); (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval)), execute and deliver a Guaranty and all such other documents and certificates as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) deliver to the Administrative Agent all legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided that, notwithstanding anything in this Section 6.08 to the contrary, any Immaterial Subsidiary that is a guarantor of any Material Indebtedness of the

Borrower or the Restricted Subsidiaries shall be required to be a Guarantor until such time as its guaranty of such Material Indebtedness is released (at which time it shall be released by the Administrative Agent from the Guaranty on the request of the Borrower without further action by the Creditor Parties). To the extent approvals of any Gaming Authorities for any actions required by this Section are required by applicable Gaming Laws, the Borrower and/or applicable Loan Party shall, at their own expense, use commercially reasonable efforts to promptly (as reasonably determined by the Borrower in good faith) apply for and to pursue such approvals.

6.09 Collateral Matters; Pledge or Mortgage of Real Property and Vessels. Subject to compliance with applicable Gaming Laws, if any Grantor shall acquire any Property (other than any Excluded Assets) after the Closing Date as to which Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Collateral Documents purport to grant a Lien or the Loan Documents require the grant of a Lien, that Grantor shall (subject to any applicable provisions set forth in the Collateral Agreement with respect to limitations on grant of security interests in certain types of assets or Collateral and perfection of Liens on such assets or Collateral) promptly (and in any event within 90 days or such longer period of time as Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval) (i) execute and deliver to the Administrative Agent such amendments to the Collateral Documents or such other documents (including (i) upon at least 45 days’ prior written notice to the Administrative Agent and subject to flood insurance due diligence and flood insurance compliance in accordance with Section 6.03(b) hereto, additional Mortgages with respect to each fee owned Real Property with a fair market value in excess of $50,000,000 and, solely with respect to ground leases, each leasehold in Real Property with a fair market value in excess of $50,000,000 and (ii) additional Ship Mortgages with respect to each owned Vessel with a fair market value in excess of $10,000,000, and, in connection with each such Mortgage or Ship Mortgage, each of the items described in Section 6.16, as applicable) as Administrative Agent deems reasonably necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority Lien. To the extent approvals of any Gaming Authorities for any actions required by this Section are required by applicable Gaming Laws, the Borrower and/or applicable Loan Party shall, at their own expense, promptly (as reasonably determined by the Borrower in good faith) apply for and thereafter use commercially reasonable efforts to pursue such approvals.

6.10 Security Interests; Further Assurances. Each Grantor shall, promptly, upon the reasonable request of Administrative Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any mortgage, deed of trust (or similar instrument), assignment of leases and rents or financing statement, or deliver to the Administrative Agent any certificates representing Equity Interests, which are reasonably necessary to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby (subject to any applicable provisions set forth in the Collateral Documents with respect to limitations on grant of security interests in certain types of Collateral and perfection of Liens on such Collateral) subject to no Liens other than Permitted Encumbrances and other Liens permitted pursuant to Section 8.03. With respect to the Collateral Agreement, to the extent approvals of any Gaming Authorities for any actions required by the Collateral Agreement are required by applicable Gaming Laws, the Borrower and/or applicable Loan Party shall, at their own expense, promptly (as reasonably determined by the Borrower in good faith) apply for and thereafter pursue such approvals. Upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain.

Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Grantor shall be required to (a) perfect any security interests, or make any filings or take any other actions necessary or desirable to perfect and protect security interests, in (i) Excluded Assets, (ii) any motor vehicles and other assets subject to certificates of title (other than to the extent perfection can be achieved with the filing of UCC financing statements), (iii) any letter of credit rights (except to the extent constituting supporting obligations for other Collateral as to which perfection may be accomplished solely by filing of UCC financing statements) or (iv) any commercial tort claims with a value of less than $10,000,000, (b) enter into any control agreement or control or similar arrangement with respect to deposit or securities accounts, (c) grant any Lien in, those assets as to which (A) the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent or (B) the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of contracts binding on such assets at the time of their acquisition and not entered into in contemplation of such acquisition or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the granting of such Lien therein would violate the terms of such license, agreement or similar contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (d) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required, or (e) no Lien on Real Property shall be required except in respect of Mortgaged Real Property (provided that if a mortgage tax will be owed upon the granting of any Mortgage required hereunder on the entire amount of the Secured Obligations (as defined in the Collateral Agreement) evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Mortgaged Real Property and (y) the estimated fair market value of the Mortgaged Real Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower (which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount)). Notwithstanding anything contained in Section 6.09 or this Section 6.10 to the contrary, this Section 6.10 shall not require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, Excluded Assets, or the taking of any actions to perfect security interests in Excluded Assets apart from the filing of financing statements under the UCC.

Furthermore, the Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

6.11 Limitation on Designations of Unrestricted Subsidiaries.

(a) The Borrower may hereafter designate (or re-designate) any Restricted Subsidiary as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if: (i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation; (ii) such Designation shall be deemed to be an Investment in the amount equal to its direct or indirect pro rata ownership interest in the fair market value (as reasonably determined by the Borrower) of the net assets of such Subsidiary at the time of such Designation; (iii) such Investment is permitted by Section 8.06; and (iv) after giving effect to such Designation, the Borrower would be in Pro Forma Compliance with the financial covenant in Section 8.11 as of the last day of the Test Period ended immediately preceding the date of such Designation (regardless of whether or not the Revolving Facility is then in effect). If the Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 6.11, the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect without any action required by the Administrative Agent; and, at the Borrower’s request, the Administrative Agent will execute and deliver any instrument evidencing such termination.

(b) The Borrower may hereafter designate (or re-designate) any Unrestricted Subsidiary as a “Restricted Subsidiary” under this Agreement or revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (in either case, a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (i) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation; (ii) after giving effect to such Revocation, the Borrower would be in Pro Forma Compliance with the financial covenant in Section 8.11 (regardless of whether or not the Revolving Facility is then in effect) as of the last day of the Test Period ended immediately preceding the date of such Revocation; and (iii) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c) All Designations and Revocations must be evidenced by an Officer’s Certificate of the Borrower delivered to the Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of this Section 6.11.

(d) Notwithstanding anything to the contrary in this Section 6.11, no Subsidiary may be Designated as an Unrestricted Subsidiary for so long as such Subsidiary directly or indirectly owns or leases a Real Property subject to the Initial Master Lease.

6.12 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Borrower and the Restricted Subsidiaries shall timely file all Tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) required to be filed by it and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including, in each case, in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower and the Restricted Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of Collateral, the Borrower and the Restricted Subsidiaries shall have otherwise complied with the provisions of the applicable Collateral Document in connection with such nonpayment.

6.13 Compliance with Environmental Law. The Borrower and the Restricted Subsidiaries shall: (a) comply with Environmental Laws and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) in the event of any Release of Hazardous Material at, on, under or emanating from any Real Property which would result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or take reasonable efforts to cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor Party, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Borrower Party shall be required to comply with any order or directive then being contested by any of them in good faith by appropriate proceedings, and (c) if a Release of Hazardous Materials has occurred at any Mortgaged Real Property that reasonably could be expected to form the basis of an Environmental Liability against the Borrower or applicable Restricted Subsidiary or Mortgaged Real Property and which would reasonably be expected to have a Material Adverse Effect, provide, at the written request of Administrative Agent, in its reasonable discretion, and at no cost or expense to Administrative Agent or any Creditor Party, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning such Mortgaged Real Property, conducted by an environmental consulting firm proposed by the Borrower and approved by Administrative Agent in its reasonable discretion, indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Mortgaged Real Property.

6.14 Maintenance of REIT Status. The Borrower shall cause Parent to elect to be treated as a REIT commencing with its taxable year ending December 31, 2017. The Borrower shall cause Parent to meet the requirements for qualification and taxation as a REIT for its taxable year ending on December 31, 2017 and thereafter (after taking into account any cure provisions set forth in the Code that are complied with by the REIT).

6.15 Maintenance of Credit Ratings. The Borrower shall use commercially reasonable efforts to cause Parent at all times to maintain (a) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case, in respect of Parent and (b) a public rating (but not any particular rating) in respect of the Loans from each of S&P and Moody’s.

6.16 Post-Closing. The Borrower hereby agrees to (i) use reasonable best efforts to obtain the consent of the landlord with respect to such portions of the leasehold parcels of Real Property identified on Part 2 of Schedule 1.01(a) that are subject to a ground lease pursuant to which such consent is required in order to subject such portions of the leasehold parcels of Real Property to a leasehold mortgage and (ii) complete and/or deliver to the Administrative Agent, or cause to be completed or so delivered, in form and substance reasonably satisfactory to the Administrative Agent (and with respect of each Mortgaged Real Property, subject to flood insurance due diligence and flood insurance compliance in accordance with Section 6.03(b) hereto):

(a) Within 60 days after the Closing Date with respect to each Mortgaged Real Property (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Real Property duly executed and delivered by the record owner of such Mortgaged Real Property and suitable for recording or filing, together with the payment of any taxes or fees required in connection with the recording or filing of each such Mortgage and (ii) such other documents including, but not limited to, fixture filings, any consents, agreements and confirmations of third parties, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Real Property.

(b) Within 60 days after the Closing Date with respect to each Mortgaged Real Property (or such later date as the Administrative Agent may agree in its reasonable discretion):

(i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto),

(ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required hereunder (including, without limitation, flood insurance policies), each of which shall (A) be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (C) in the case of flood insurance, (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable floodzone designation, the flood insurance coverage and the deductible relating thereto, and (3) if available, provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation (or such shorter period reasonably acceptable to the Collateral Agent),

(iii) customary opinions addressed to the Administrative Agent for its benefit and for the benefit of the Secured Parties of (A) local counsel for the Loan Parties in each jurisdiction where the Mortgaged Real Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such opinions and (B) counsel for the Loan Parties regarding due authorization, execution and delivery of the Mortgages,

(iv) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower or the Subsidiaries, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on the Closing Date or thereafter in accordance with this Agreement as a valid Lien on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available or, in lieu of such zoning endorsements, where available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Real Property is located, a zoning report from a recognized vendor or a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Administrative Agent), coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Real Property is located,

(v) if the finalization of the title insurance policies pursuant to clause (iv) hereof and the Surveys (as hereinafter defined) pursuant to clause (v) hereof occurs after delivery of any Mortgage pursuant to clause (g), then, to the extent required to correct and/or confirm the Mortgaged Real Property encumbered by such Mortgage is consistent with that so insured and surveyed and/or confirm the Administrative Agent’s mortgage Lien on and security interests in such Mortgaged Real Property, (A) an amendment to any such applicable Mortgage (or to the extent required, a new Mortgage) duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Administrative Agent with respect to each such applicable Mortgaged Real Property and (B) such other documents, including, but not limited to, any supplemental consents, agreements and/or confirmations of third parties, and supplemental local counsel opinions, as Administrative Agent may reasonably request in order to effectuate the same, and

(vi) a survey of each Mortgaged Real Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid (such surveys, collectively, the “Surveys”), which Surveys shall be certified in writing to Borrower, Collateral Agent and the title insurance company, and shall meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys in all material respects and shall be sufficient and satisfactory to the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions; all such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise reasonably acceptable to the title insurance company issuing the title insurance).

(c) Within 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), with respect to each Mortgaged Vessel:

(i) a Ship Mortgage granting to the Collateral Agent for the benefit of the Secured Parties a valid, binding and enforceable (subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) first preferred mortgage on such Mortgaged Vessel under the Ship Mortgage Act subject only to Permitted Liens and

(ii) an Earnings Assignment and Insurance Assignment with respect to such Mortgaged Vessel each in favor of the Collateral Agent, executed and deliver, in each case, by a duly authorized officer of the appropriate Loan Party, together with such certificates, notices and affidavits ancillary to such Ship Mortgage, Earnings Assignment and Insurance Assignment; together with customary opinions addressed to the Collateral Agent for its benefit and for the benefit of the Secured Parties of Jones Walker LLP, special maritime counsel for the Loan Parties, with respect to the enforceability of the Ship Mortgages and other matters customarily included in such opinions relative to casino riverboats.

ARTICLE VII

INFORMATION AND REPORTING COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

7.01 Financial Statements, Etc. Deliver to the Administrative Agent (for distribution by the Administrative Agent to the Lenders):

(a) Quarterly Financials. As soon as practicable, and in any event within 60 days (or, in the case of the first two Fiscal Quarters for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such Fiscal Quarter) after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year); the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter (which shall include supplemental schedules reconciling the financial statements of the Borrower and the Guarantors, on the one hand, and the Subsidiaries that are not Guarantors on the other hand).

(b) Annual Financials. Commencing with the Fiscal Year ending December 31, 2017, as soon as practicable, and in any event within 120 days after the end of each Fiscal Year (or in the case of the Fiscal Year ending December 31, 2017, within 135 days after the end of such Fiscal Year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders’ equity and cash flows, in each case of the Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year (in each case, which shall include supplemental schedules reconciling the financial statements of the Borrower and the Guarantors, on the one hand, and the Subsidiaries that are not Guarantors on the other hand), all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States or other independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be prepared in accordance with generally accepted accounting standards as at such date, and shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Borrower and its Subsidiaries to continue as a “going concern” (or like qualification or exception) or any exception as to the scope of such audit (other than a going concern qualification resulting from (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any prospective financial covenant default under Section 8.11 or any other financial covenant under any other Indebtedness, or (iii) the financial condition, results of operations or prospects of Unrestricted Subsidiaries).

(c) Annual Budgets. As soon as practicable, and in any event within 120 days after the commencement of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2017), a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of the Borrower and its Subsidiaries (which shall include supplemental schedules reconciling the financial statements of the Borrower and the Guarantors, on the one hand, and the Subsidiaries that are not Guarantors on the other hand), all in reasonable detail.

(d) SEC Filings. Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 7.01.

(e) Environmental Matters. Promptly after the assertion or occurrence thereof, written notice of any Environmental Liability or Release of Hazardous Material which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Default. Promptly after a Responsible Officer becomes aware of the existence of any condition or event which constitutes an Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Borrower or the Restricted Subsidiaries are taking or propose to take with respect thereto.

(g) [Reserved].

(h) Mandatory Prepayment Events. Promptly after the (i) occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii), or (iii) receipt of any Net Available Proceeds with respect to any Casualty Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii), written notice thereof.

(i) ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, a written notice specifying the nature thereof.

(j) Tenant Information. If requested by the Administrative Agent, to the extent required to be provided to the Borrower or a Restricted Subsidiary under a Master Lease, quarterly or annual financial statements of the applicable Tenant or the parent company of the applicable Tenant to the extent provided to the Borrower or such Restricted Subsidiary under such Master Lease.

(k) Copies of Documents. (i) Promptly after the effectiveness thereof (and in any event within ten (10) Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)), copies of any amendment or modification to, or waiver of, any Master Lease, which amendment, modification or waiver is material and adverse to the interests of the Lenders, (ii) promptly upon the request of the Administrative Agent, copies of any other amendment or modification to, or waiver of, any Master Lease and (iii) promptly upon receipt thereof by the Borrower or a Restricted Subsidiary, copies of any notice of default delivered or received under any Master Lease; and

(l) Other Information. Such other material data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) or by the Required Lenders.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as Parent, the Borrower or any of its Subsidiaries is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) only by marking Borrower Materials “PUBLIC” (or by expressly authorizing their posting as such in writing), will the Borrower be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Notwithstanding anything to the contrary in this Section 7.01, (a) neither Parent, the Borrower nor its Subsidiaries will be required to make any disclosure to any Creditor Party that (i) is prohibited by law or any bona fide confidentiality agreement in favor of a Person (other than the Borrower or any of its Subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision); or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in the case of Section 7.01(l) only, creates an unreasonably excessive expense or burden on Parent, the Borrower or any of its Subsidiaries to produce or otherwise disclose, and (b) (i) in the event that the Borrower delivers (or posts) to the Administrative Agent an Annual Report for Parent on Form 10-K for any Fiscal Year, as filed with the SEC, within 120 days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (b) of this Section 7.01 with respect to such Fiscal Year and (ii) in the event that the Borrower delivers (or posts) to the Administrative Agent a Quarterly Report for Parent on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 75 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (a) of this Section 7.01 with respect to such Fiscal Quarter to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (b) or (a) of this Section 7.01, as the case may be.

7.02 Compliance Certificates. Commencing with the delivery of the financial statements required pursuant to Section 7.01(a), deliver to the Administrative Agent for distribution to the Lenders within the required time period for delivery of financial statements required pursuant to Section 7.01(a) and Section 7.01(b), Compliance Certificates signed by a Responsible Officer.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall cause each of the Restricted Subsidiaries to comply with the following covenants:

8.01 Mergers, Consolidations and Asset Sales. Neither the Borrower nor any Restricted Subsidiary shall wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or make any Asset Sale, except for:

(a) Asset Sales of obsolete, surplus or worn out personal property, whether now owned or hereafter acquired, in the ordinary course of business and Asset Sales of personal property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries, and the termination or assignment of Contractual Obligations (other than the Initial Master Lease or any Similar Leases) to the extent such termination or assignment does not have a Material Adverse Effect;

(b) Asset Sales of inventory and other property in the ordinary course of business;

(c) Asset Sales of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Asset Sale;

(d) Asset Sales not otherwise permitted under this Section 8.01; provided that (i) immediately prior to and after giving effect to such Asset Sale, no Event of Default exists and is continuing or would result from such Asset Sale, (ii) immediately after giving effect thereto, the Borrower would be in compliance with the financial covenant set forth in Section 8.11 on a Pro Forma Basis (including after giving effect to such Asset Sale) as of the last day of the most recent Test Period ended prior to such Asset Sale (regardless of whether or not the Revolving Facility is then in effect), (iii) such Asset Sale shall be, in the good faith determination of the Borrower, for fair market value, (iv) if the consideration for such Asset Sale is in excess of $20,000,000, the Borrower or the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (provided that, where the property subject to such Asset Sale is Real Property constituting Collateral, the Borrower may, instead of receiving 75% of such consideration in cash or Cash Equivalents, contemporaneously exchange such Real Property for Real Property constituting Collateral the Investment in which is permitted by Section 8.06 so long as (A) the fair market value (as determined on or about the date of such exchange) of the Real Property received in such an exchange is equal to at least 100% of the fair market value (as determined on or about the date of such exchange) of the Real Property disposed of in such exchange (the fair market value of the Real Property transferred and received in such exchange shall be determined with reference to appraisals reasonably satisfactory to the Administrative Agent conducted by appraisal firms reasonably satisfactory to the Administrative Agent) (taking into account the amount of cash or Cash Equivalents received by the Borrower or the Restricted Subsidiaries in such transaction) and (B) all Real Property received in such exchange shall concurrently become Collateral as provided in Section 6.09 (and the Person owning such Real Property shall become a Grantor)), and (v) the Net Available Proceeds therefrom shall be applied as specified in Section 2.04(b)(i);

(e) leases and subleases entered into in the ordinary course of business (which, for the avoidance of doubt, includes operating subleases);

(f) dispositions of cash and Cash Equivalents;

(g) any Restricted Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that if one of such

Restricted Subsidiaries is a Loan Party then either (x) the surviving Person of such merger must be a Loan Party or (y) if the surviving Person is not a Loan Party, then the merger shall be deemed to be an Investment which must be incurred in accordance with Section 8.06;

(h) mergers and consolidations to effect a mere change in the jurisdiction or form of organization of the Borrower or any Restricted Subsidiary; provided that, after giving effect to any such merger or consolidation involving any Borrower or Guarantor, the surviving Person shall be organized under the laws of the United States of America, any state thereof or the District of Columbia; provided, further, that if such merger or consolidation involves the Borrower and the Borrower is not the surviving Person, the surviving Person shall expressly assume all the obligations of the Borrower hereunder and under the other Loan Documents pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and such Person shall become the Borrower for all purposes hereunder;

(i) dissolutions and liquidations of Restricted Subsidiaries; provided that if the transferor of any assets subject to such dissolution and liquidation is a Loan Party, then (x) the transferee must be a Loan Party, (y) if the transferee is a Restricted Subsidiary that is not a Loan Party, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Investment which must be incurred in accordance with Section 8.06 or (z) if the transferee is not a Restricted Subsidiary, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Asset Sale and must be made in accordance with another clause of this Section 8.01;

(j) the Borrower or any Restricted Subsidiary may merge with any Person; provided that (i) (x) if the Borrower is a party to any such transaction, the Borrower is the surviving Person and (y) otherwise, a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 8.06, (iii) no Event of Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of the Borrower and its Subsidiaries is determined by the Borrower in good faith to not be adversely affected thereby, as evidenced by a certificate of a Responsible Officer and (v) the Borrower and the Restricted Subsidiaries execute such amendments to the Loan Documents as may be requested by the Administrative Agent to assure the continued effectiveness of the Guarantee and the continued priority and perfection of any Liens granted in favor of the Administrative Agent by such Persons;

(k) Asset Sales of (x) assets hereafter acquired pursuant to a Permitted Acquisition or Investment which assets are not used or useful to the principal business of the Borrower and the Restricted Subsidiaries or (y) any existing assets of the Borrower or its Restricted Subsidiaries which are divested in order to effectuate a Permitted Acquisition or Investment; provided, that not less than 75% of the aggregate consideration received therefrom shall be paid in cash or Cash Equivalents and the Net Available Proceeds thereof shall be applied as set forth in Section 2.04(b)(i);

(l) any sale, transfer or other Asset Sales required pursuant to any Transfer Agreement; provided, that the Net Available Proceeds thereof shall be applied as set forth in Section 2.04(b)(i);

(m) any Asset Sales by the Borrower or any Restricted Subsidiary of property pursuant to a Permitted Sale Leaseback; provided, that the Net Available Proceeds thereof shall be applied as set forth in Section 2.04(b)(i);

(n) any Asset Sale by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, provided, that if any of the foregoing is owned by a Loan Party, such Asset Sale must be made to a Loan Party;

(o) any sale, transfer or other Asset Sales of any aircraft and any assets directly related to the operation thereof and any limited liability company or other special purpose vehicle that has been organized solely to own any aircraft and related assets, provided, that if any of the foregoing is owned by a Loan Party, such sale, transfer or other Asset Sales must be made to a Loan Party;

(p) leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Loan Parties (which, for the avoidance of doubt, includes operating subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(q) Asset Sales consisting of discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(r) (i) termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights (other than under the Initial Master Lease) or the settlement, release or surrender of contractual rights (other than under the Initial Master Lease) or other litigation claims (including in tort) in the ordinary course of business, and (iv) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(s) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(t) any Asset Sale consisting of the grant of Acceptable Land Use Arrangements;

(u) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Borrower or any Subsidiaries, the Loan Parties or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Borrower and the Subsidiaries;

(v) sales, transfers, leases or other dispositions contemplated by, pursuant to, or in connection with the Master Leases, or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other similar agreement

(w) dispositions in connection with foreclosures and other exercises of remedies in respect of Liens not prohibited by this Agreement;

(x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(y) (i) the lease, sublease or license of any portion of any project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within such project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses generally and/or entered into connection with a project (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space, (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Borrower and its Subsidiaries; provided further that upon the reasonable request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement substantially in the forms of Exhibit J hereto, as applicable, or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (D) the value of the Property shall not be materially impaired as a result of such Venue Easements or Venue Documents;

(z) any exchange of assets (including a combination of assets and cash equivalents), made in the ordinary course of business, for other assets of comparable or greater market value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by a Responsible Officer of the Borrower and, to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property for use in a similar business;

(aa) the dedication of space or other dispositions of undeveloped land for fair market value in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Borrower and its Subsidiaries;

(bb) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(cc) [reserved]; and

(dd) any disposition of property or assets, or the issuance of securities, by a Subsidiary or the Borrower to another Subsidiary or the Borrower, provided that any disposition made by a Loan Party to a non-Loan Party shall be permitted only to the extent permitted as an Investment pursuant to Section 8.06.

8.02 Limitation on Lines of Business. Neither the Borrower nor any Restricted Subsidiary shall make any material change in the general nature of the business of the Borrower and its Restricted Subsidiaries as conducted on the Closing Date, including the acquisition, investment in, ownership, development, redevelopment, leasing, operation, sale and disposition of real estate and real estate-related assets (it being acknowledged that any similar, complementary, ancillary or related businesses are not material changes in the general nature of the business of the Borrower and its Restricted Subsidiaries); provided that the acquisition, investment in, ownership, development, redevelopment, leasing and operation of assets that are not currently, and are not expected to be developed or redeveloped into, Related Businesses shall not exceed 25.0% of Adjusted Total Assets.

8.03 Liens. Neither the Borrower nor any Restricted Subsidiary shall create, incur, grant or assume, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens securing the Obligations under the Loan Documents, Secured Cash Management Agreements, Secured Hedge Agreements, and the Overdraft Line;

(c) Liens in existence on the Closing Date (including with respect to the Secured Notes) and Liens relating to any refinancing of the obligations secured by such Liens; provided, that such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date;

(d) purchase money Liens securing Indebtedness and Capital Leases permitted under Section 8.04(d); provided, that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Capital Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof;

(e) Liens granted on the Equity Interests in a Person which is not a Restricted Subsidiary, including customary rights of first refusal, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any Joint Venture pursuant to any Joint Venture or similar agreement;

(f) Liens in respect of Permitted Sale Leasebacks, limited to the Property subject to such Permitted Sale Leaseback;

(g) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(h) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of $50,000,000 and 0.75% of Adjusted Total Assets;

(i) Liens on Real Property that the Borrower or its Restricted Subsidiaries are insured against by title insurance; provided that such Lien would not reasonably be expected to impair the ability to place mortgage financing on the Real Property encumbered by such Lien, which mortgage financing includes title insurance coverage against such Lien;

(j) Liens on (x) property acquired by the Borrower or any of its Restricted Subsidiaries after the date hereof that are in place at the time such property is so acquired and are not created (but may have been amended) in contemplation of such acquisition or (y) property of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries after the date hereof that are in place at the time such Person is so acquired and are not created (but may have been amended) in contemplation of such acquisition;

(k) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(l) Liens securing assignments to a reverse Section 1031 exchange trust;

(m) [reserved];

(n) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(o) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(q) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness and obligations of a Subsidiary that is not a Loan Party permitted under Section 8.04;

(r) Liens on any amounts held by a trustee (1) under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, and (2) in the funds and accounts under an indenture or other debt agreement securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(s) Liens on the Equity Interests of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

(t) Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement or similar agreement;

(u) Liens on securities constituting time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) that are the subject of repurchase agreements;

(v) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 8.04;

(w) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(x) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(y) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(z) Liens securing Swap Contracts;

(aa) Permitted Vessel Liens;

(bb) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties or any of their Subsidiaries designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by the Loan Parties or any of their Subsidiaries, (ii) no portion of the Mortgaged Real Property is merged with any Real Property that is not part of the Mortgaged Real Property, and (iii) the gross acreage and footprint of the Mortgaged Real Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by the Loan Parties or any of their Subsidiaries, (ii) no portion of the Mortgaged Real Property ceases to be subject to a Mortgage, and (iii) the gross acreage and footprint of the Mortgaged Real Property remains unaffected in any material respect;

(cc) Liens on the Collateral securing Indebtedness permitted to be incurred under Section 8.04(z); provided that (x) any such Lien that is pari passu in right of security with the Liens on the Collateral securing Indebtedness incurred under Section 8.04(z) shall be subject to the Permitted Pari Passu Intercreditor Agreement, and (y) any such Lien that is junior in right of security to the Liens on the Collateral securing the Obligations securing Indebtedness incurred under Section 8.04(z) shall be subject to the Permitted Junior Intercreditor Agreement.

(dd) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (dd) with Liens ranking pari passu to the Liens securing the Obligations.

For purposes of determining compliance with this Section 8.03, in the event that the creation or imposition of any Lien upon or with respect to any Property (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in clauses (a) through (dd) above, the Borrower may, in its sole discretion, at the time of creation or imposition, divide or classify such Lien (or any portion thereof) under any clause under which it would then be permitted to be created or imposed, and at any future time may divide, classify or reclassify such Lien (or any portion thereof) under any clause under which it would be permitted to be created or imposed at such later time, and in each case will only be required to include the interest encumbered by such Lien in one or more of the above clauses; provided that Liens securing the Obligations shall at all times be deemed to have been incurred pursuant to clause (b) above.

8.04 Indebtedness. Neither the Borrower nor any of the Restricted Subsidiaries shall incur or assume any Indebtedness, except:

(a) Existing Indebtedness and any Permitted Refinancings thereof;

(b) obligations (contingent or otherwise) existing or arising under any Swap Contract (including Secured Hedge Agreements) entered into for the purpose of mitigating risks associated with fluctuations in interest rates (including both fixed to floating and floating to fixed contracts), foreign exchange rates or commodity price fluctuations in a non-speculative manner;

(c) Indebtedness under the Loan Documents and Secured Cash Management Agreements;

(d) (i) Capital Leases and (ii) Indebtedness secured by purchase money Liens, in an aggregate outstanding principal amount for clauses (i) and (ii) on a combined basis not to exceed the greater of $50,000,000 and 0.75% of Adjusted Total Assets at any time;

(e) Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof;

(f) Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided, that Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Loan Party shall be subject to Section 8.06(d); provided, further, that (except to the extent prohibited by applicable Gaming Law) Indebtedness of any Loan Party owing to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(g) Indebtedness in respect of netting services, overdraft protections (including, but not limited to, intraday, ACH and purchasing card/T&E services, established for any of the Borrower and its Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Collateral Documents) and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Borrower and its Subsidiaries;

(h) Guaranty Obligations of the Borrower or any Restricted Subsidiary in respect of any Indebtedness of the Borrower Group not prohibited hereunder;

(i) Guaranty Obligations of the Borrower pursuant to the matters described in any indemnity agreement entered into for the benefit of a title company that has been engaged by the Borrower and its Restricted Subsidiaries;

(j) subject to the conditions set forth in Section 8.06(l) or (m), as applicable, Guaranty Obligations of the Indebtedness of Joint Ventures and Unrestricted Subsidiaries (which Guaranty Obligations shall for the avoidance of doubt reduce amounts available pursuant to Section 8.06(l) or (m); as applicable, on a dollar-for-dollar basis), if (i) both before and after giving effect to the incurrence of such Guaranty Obligations, no Event of Default has occurred or is continuing, and (ii) the applicable dollar limitations set forth in Section 8.06(l) or (m); as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Guaranty Obligation incurred pursuant to this clause (j) in reliance on the applicable clause of Section 8.06 if such Guaranty Obligation were being incurred as an Investment thereunder;

(k) the Second Lien Secured Notes and Permitted Refinancings thereof;

(l) [reserved];

(m) Indebtedness of any Subsidiary supported by a Letter of Credit in an aggregate principal amount not to exceed the stated amount of such Letter of Credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(n) contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of its casinos and other property;

(o) (i) Indebtedness (x) of a Person that becomes a Restricted Subsidiary after the date hereof, that existed at the time such Person became a Restricted Subsidiary and was not created (but may have been amended) in anticipation or contemplation thereof and (y) assumed in connection with any Investment permitted under this Agreement and not created (but may have been amended) in anticipation or contemplation thereof, in each case under this clause (i), as long as immediately after giving effect thereto, on a Pro Forma Basis, (1) the Senior Secured Net Debt to Adjusted Total Assets Ratio would not exceed 0.45 to 1.00 and (2) the Total Net Debt to Adjusted Total Assets Ratio would not exceed 0.75 to 1.00 (provided that if such Indebtedness is assumed in connection with a Significant Acquisition, the Total Net Debt to Adjusted Total Assets Ratio shall not exceed 0.80 to 1.00), and (ii) any Permitted Refinancing in respect thereof;

(p) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment-in-kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder;

(q) (i) Indebtedness of a Restricted Subsidiary that is a non-Loan Party, together with the Indebtedness incurred by such Restricted Subsidiaries pursuant to Section 8.01(aa), in an amount not to exceed the greater of $60,000,000 and 1.00% of Adjusted Total Assets in the aggregate for all such Restricted Subsidiaries, and (ii) Permitted Refinancings thereof;

(r) [reserved];

(s) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any acquisition permitted pursuant to Section 8.06, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(t) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(u) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations; provided that all such Indebtedness is incurred in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(v) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(w) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(x) Indebtedness incurred pursuant to or in connection with the terms of the Master Leases, any tax matters or tax sharing agreement, employee matters agreement, transition services agreement, corporate services agreement or other similar agreement;

(y) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with any project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(z) (i) other Indebtedness, provided, that, immediately after giving effect to any such Indebtedness, on a Pro Forma Basis, (1) the Senior Secured Net Debt to Adjusted Total Assets Ratio would not exceed 0.45 to 1.00 and (2) the Total Net Debt to Adjusted Total Assets Ratio would not exceed 0.75 to 1.00 (provided that if such Indebtedness is incurred in connection with a Significant Acquisition, the Total Net Debt to Adjusted Total Assets Ratio shall not exceed 0.80 to 1.00), provided, further, that such Indebtedness incurred by a Restricted Subsidiary that is a non-Loan Party shall not exceed an aggregate principal amount of $60,000,000, and (ii) Permitted Refinancings in respect thereof;

(aa) (i) any Qualified Non-Recourse Debt and/or any Project Financing in an aggregate outstanding principal amount not to exceed (a) $450,000,000 in the aggregate plus (b) $1,200,000,000 in respect of Qualified Non-Recourse Debt incurred solely to finance the acquisition of Real Estate and Gaming Assets (reduced on a dollar for dollar basis for any Indebtedness incurred to acquire Real Estate and Gaming Assets pursuant to Section 2.13), and (ii) any Permitted Refinancing in respect thereof; and

(bb) (i) other Indebtedness not to exceed the greater of $100,000,000 and 1.50% of Adjusted Total Assets.

For purposes of determining compliance with this Section 8.04, in the event that the incurrence of an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, at the time of incurrence, divide or classify such item of Indebtedness (or any portion thereof) under any clause under which it would then be permitted to be incurred, and at any future time may divide, classify or reclassify such item of Indebtedness (or any portion thereof) under any clause under which it would be permitted to be incurred at such later time, and in each case will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents shall at all times be deemed to have been incurred pursuant to clause (c) above.

8.05 Payments of Certain Indebtedness. Neither the Borrower nor any of the Restricted Subsidiaries will voluntarily prepay, redeem, purchase, defease or otherwise satisfy any Prepayment Restricted Indebtedness, except the Borrower and its Restricted Subsidiaries may make:

(a) regularly scheduled or required repayments or redemptions of such Indebtedness;

(b) to the extent exchanged for Equity Interests in the Borrower or using the proceeds of the issuance of Equity Interests in the Borrower;

(c) additional payments in respect of Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed $100,000,000;

(d) additional prepayments, redemptions, purchases or defeasances in an amount not to exceed the Available Excluded Contribution Amount on the date of such prepayment, redemption, purchase, defeasance or satisfaction that the Borrower elects to apply to this Section 8.05(d); provided that no Event of Default has occurred and is continuing or would result therefrom;

(e) pursuant to refinancings of such Indebtedness permitted under Section 8.04, including pursuant to Permitted Refinancings;

(f) the prepayment of the Loans in accordance with the terms of this Agreement;

(g) [reserved];

(h) any redemption permitted above shall be permitted to be made within 60 days after the date of a redemption notice with respect thereto, if at the date of such notice, the prepayment of the Indebtedness specified in the redemption notice would have complied with the provisions of this Section 8.05; and

(i) repayments, prepayments or redemptions of the Second Lien Secured Notes.

8.06 Investments, Loans and Advances. Neither Borrower nor any Restricted Subsidiary shall make any Investment, except for the following:

(a) Investments consisting of cash and Cash Equivalents at the time made;

(b) advances to officers, directors and employees of the Borrower or the Restricted Subsidiaries (i) in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in respect of payroll payments and expenses in the ordinary course of business, and (iii) in connection with such Person’s purchase of Equity Interests of the Borrower (or its direct or indirect parent) solely to the extent that the amount of such loan and advances shall be contributed to the Borrower in cash as common equity;

(c) Investments existing on, or contractually committed as of, the Closing Date set forth on Schedule 8.06(c) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (c) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or otherwise permitted);

(d) (i) Investments by the Loan Parties in Loan Parties, (ii) Investments by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties, (iii) Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties; provided that, other than with respect to any Restricted Subsidiaries that are prohibited from becoming Guarantors by applicable Gaming Laws, the aggregate amount of Investments under this clause (iii) shall not exceed the greater of $100,000,000 and 1.50% of Adjusted Total Assets at any time outstanding and (iv) Investments by Restricted Subsidiaries that are not Loan Parties in Loan Parties;

(e) (i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or other advances (including letters of credit and cash collateral) arising from the grant of trade credit or similar arrangements with suppliers, distributors, tenants, licensors or licensees in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(f) Guaranty Obligations permitted by Section 8.04 (other than pursuant to clause (j) thereof) and guarantees of obligations not constituting Indebtedness;

(g) Investments in Swap Contracts permitted under Section 8.04(b);

(h) Investments in Income Properties and other Property ancillary or reasonably related to such Income Properties;

(i) Investments in Redevelopment Property, Development Property and undeveloped land (including, without duplication, Investments of the type described in clause (a) and clause (c) (with respect to Indebtedness) of the definition of “Investment” secured by any such property or utilized in the redevelopment or development of such property) to be owned or leased by the Borrower or a Restricted Subsidiary and Investments of the type described in Section 8.06(q)(iii) below; provided that the aggregate book value of all such Investments outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed $75,000,000 (for the avoidance of doubt, Investments in Redevelopment Property, Development Property and undeveloped land shall cease to constitute Investments therein for purposes of this clause (i) at the time such assets cease to constitute Redevelopment Property, Development Property or undeveloped land, as applicable);

(j) Permitted Acquisitions;

(k) Investments made substantially contemporaneously with the issuance by the Borrower of any Convertible Debt in derivative securities or similar products purchased by the Borrower in connection therewith linked to Equity Interests underlying such Convertible Debt;

(l) Investments in an aggregate outstanding amount not at any time in excess of the Available Excluded Contribution Amount on the date of such Investment that the Borrower elects to apply to this Section 8.06(l);

(m) Investments which do not exceed the greater of $200,000,000 and 3.00% of Adjusted Total Assets in the aggregate;

(n) any acquisition or Investment to the extent made using Equity Interests of the Borrower or the Parent (other than Disqualified Equity Interests and Equity Interests the net cash proceeds of which are included in the Available Excluded Contribution Amount);

(o) to the extent constituting Investments, transactions expressly permitted under Sections 8.01 (including the receipt of permitted noncash consideration for the dispositions of assets permitted thereunder); 8.03, 8.04 and 8.07;

(p) Investments arising as a result of Permitted Sale Leasebacks;

(q) Investments in tenants and property managers in an amount not to exceed up to the greater of $45 million and 0.75% Adjusted Total Assets in the aggregate;

(r) Investments of a Person that becomes a Restricted Subsidiary after the date hereof, that existed at the time such Person became a Restricted Subsidiary and was not created in anticipation or contemplation thereof;

(s) obligations of the Borrower or any Restricted Subsidiary with respect to indemnifications of title insurance companies issuing title insurance policies in relation to construction Liens;

(t) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(u) guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) operating leases and subleases of any real or personal property in the ordinary course of business;

(w) [reserved];

(x) Permitted Bond Hedge Transactions which constitute Investments;

(y) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(z) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(aa) Investments in (i) joint ventures and Unrestricted Subsidiaries not in excess of (x) $75,000,000 in the aggregate plus (y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (dd), and (ii) joint ventures established to develop or operate properties or facilities within a project not to exceed the greater of (x) $45,000,000 and (y) 0.75% of Adjusted Total Assets in the aggregate at any time outstanding;

(bb) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, and (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business;

(cc) Investments consisting of (i) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors and (ii) loans and other extensions of credit to owners and lessors of Property so long as the proceeds thereof are used to develop such Property and such Property is intended to be acquired by the Borrower or a Restricted Subsidiary (or the Borrower or such Restricted Subsidiary has entered into a binding agreement to acquire such property); and

(dd) Investments consisting of the ownership interest in, or the transfer of (whether by a contribution or otherwise) undeveloped land to an Unrestricted Subsidiary or joint venture formed for the purpose of developing such undeveloped land, in an amount not to exceed $200 million in the aggregate; and

(ee) any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to any Related Businesses, in an amount not to exceed $250 million in the aggregate; provided, that in the event such Investment is made in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments of any Affiliate of the Borrower or any Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall not consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of such instruments or otherwise act on any matter related to any such instrument in its capacity as a creditor.

For purposes of this Section 8.06, (i) at the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, the Borrower shall be deemed to have made an Investment in an amount equal to its direct or indirect pro rata ownership interest in the fair market value of the net assets of such Subsidiary at the time of such Designation; provided, however, that to the extent a Joint Venture becomes a Subsidiary and is substantially concurrently Designated as an Unrestricted Subsidiary, the amount deemed invested upon such Designation will not include amounts previously invested in such Joint Venture in compliance with this Section 8.06 and (ii) at the time of Revocation of any such Designation, the amount of Investments otherwise then available to be made under clauses (l) or (m) of this Section 8.06 shall be deemed increased by (x) the amount of deemed Investment made under such clauses (l) and (m) pursuant to the immediately preceding clause (i) plus (y) the amount of Investments in such Subsidiary made since its Designation as an Unrestricted Subsidiary pursuant to such clauses (l) and (m).

For purposes of determining compliance with this Section 8.06, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of permitted Investments described in clauses (a) through (dd) above, the Borrower may, in its sole discretion, at the time of Investment, divide or classify such Investment (or any portion thereof) under any clause under which it would then be permitted to be made, and at any future time may divide, classify or reclassify such Investment (or any portion thereof) under any clause under which it would be permitted to be made at such later time, and in each case will only be required to include the amount and type of such Investment in one or more of the above clauses.

8.07 Restricted Payments. Neither the Borrower nor the Restricted Subsidiaries shall at any time, directly or indirectly, declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, any of the Borrower’s Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests and to the extent required under the organizational documents of any non-wholly owned Restricted Subsidiary, based on the formulation required in such organizational documents);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (including, in the case of the Borrower, its limited partnership units);

(c) a Restricted Subsidiary may issue Equity Interests to the extent constituting an Asset Sale permitted by Section 8.01 or Investment permitted by Section 8.06;

(d) the Borrower and its Restricted Subsidiaries may declare and make Restricted Payments not to exceed 95% of Funds from Operations in the aggregate in any Fiscal Year if, and only if, at the time of such Restricted Payment and immediately after giving effect thereto, no Event of Default shall exist hereunder and the Borrower would be in Pro Forma Compliance with the financial covenant set forth in Section 8.11 as of the last day of the most recent Test Period ended prior to such Restricted Payment, as applicable (regardless of whether or not the Revolving Facility is then in effect);

(e) the Borrower may, in any Fiscal Year, declare and make cash distributions ratably to the holders of the Borrower’s Equity Interests according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made, to the extent necessary for Parent to (and only so long as Parent shall) distribute cash dividends to the holders of its Equity Interests in an amount not to exceed the minimum amount required for Parent to qualify as, and maintain its qualification as, a REIT and for Parent to avoid the payment of federal or state income or excise tax; to the extent the Borrower is unable to fund such distributions, the Borrower’s Subsidiaries may distribute (directly or indirectly) to Borrower an amount of cash necessary for Borrower to make the distributions permitted by this Section 8.07(e);

(f) the Borrower and its Restricted Subsidiaries may make Restricted Payments in cash in an amount not to exceed the Available Excluded Contribution Amount on the date of such Restricted Payment that the Borrower elects to apply to this Section 8.07(f); provided that no Event of Default has occurred and is continuing or would result therefrom;

(g) the Borrower may pay any dividend within 60 days after the date of declaration thereof if at the date of such declaration, the dividend would have complied with the provisions hereof;

(h) [reserved];

(i) the Borrower may make Restricted Payments to CEOC or its Subsidiaries in connection with the reimbursement of CEOC or its Subsidiaries for any costs and expenses incurred by CEOC or its Subsidiaries associated with the formation of the Borrower and its Subsidiaries (including such costs and expenses incurred prior to the Closing Date);

(j) Restricted Payments to any direct or indirect parent of any Loan Party to the extent necessary to permit such Person to pay (i) general administrative costs and expenses (including corporate overhead, legal or similar expenses, audit and other accounting and reporting expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors), (ii) franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Person, in each case, which are reasonable and customary and incurred in the ordinary course of business (iii) any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants, in each case, to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries, (iv) interest and/or principal on Indebtedness of such Person, the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or Restricted Subsidiaries in accordance with Section 8.04;

(k) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (i) the principal amount of such Convertible Debt (less any amounts thereof that have been included in the Available Excluded Contribution Amount); plus (ii) any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(l) any payments in connection with (i) a Permitted Bond Hedge Transaction and (ii) the settlement of any related Permitted Warrant Transaction (A) by delivery of shares of Parent’s common stock upon settlement thereof or (B) by (1) set-off against the related Permitted Bond Hedge Transaction or (2) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(m) Restricted Payments to Parent the proceeds of which are used to purchase or redeem the Equity Interests of the Borrower or Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent, the Borrower or any of the Subsidiaries or by any Pension Plan or any shareholders’ agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Pension Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $9,000,000 which shall increase to $18,000,000 per fiscal year after a Qualified Initial Public Offering, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by Parent during such calendar year from sales of Equity Interests (other than Disqualified Equity Interests) of Parent (to the extent contributed to the Borrower) to directors, consultants, officers or employees of Parent, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net cash proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $15,000,000 which shall increase to $30,000,000 per fiscal year after a Qualified Initial Public Offering;

(n) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(o) Restricted Payments may be made to allow any direct or indirect parent of any Loan Party to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person;

(p) (I) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or subordinated Indebtedness of the Borrower, any direct or indirect parent of the Borrower or any Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Equity Interests or any Equity Interests sold to a Restricted Subsidiary or to the Borrower) (collectively, including any such contributions, “Refunding Capital Stock”), (II) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or to the Borrower) of Refunding Capital Stock, and (III) the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount no greater than the aggregate amount of dividends that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(q) Restricted Payments in respect of Disqualified Equity Interests issued after the Closing Date in accordance with Section 8.04; and

(r) additional Restricted Payments in an aggregate amount not to exceed the greater of $30,000,000 and 0.60% of Adjusted Total Assets.

8.08 Limitation on Certain Restrictions Affecting Subsidiaries. None of the Borrower or the Restricted Subsidiaries shall enter into or permit to exist any Contractual Obligation that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Borrower or (b) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which exist under or by reason of:

(i) applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority);

(ii) this Agreement, the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement;

(iii) any documents governing any Permitted Refinancings and any agreement effecting a refinancing, replacement or substitution, extension, renewal or restructuring of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument permitted under this Agreement;

(iv) customary provisions restricting subletting, transfer, license or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries or otherwise relating to the assets subject thereto;

(v) customary provisions restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset or Subsidiary or the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending the close of the sale of such asset or Subsidiary;

(vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.03;

(viii) any agreement or instrument incurred or assumed in connection with a Permitted Acquisition or other permitted Investment, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or permitted Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or permitted Investment;

(ix) restrictions applicable to any Unrestricted Subsidiary or any Joint Venture (or the Equity Interests thereof);

(x) customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 8.04;

(xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(xii) Contractual Obligations which (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, or any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders;

(xiii) restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(xiv) restrictions on (x) cash or other deposits constituting Permitted Encumbrances or otherwise permitted by Section 8.03 or (y) cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xv) encumbrances or restrictions contained in the Master Leases; provided that such encumbrances or restrictions apply solely to the Property subject to the applicable Master Lease;

(xvi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person or provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of capital stock of a Person other than on a pro rata basis;

(xvii) documents or instruments relating to Indebtedness otherwise permitted hereunder; provided that the restrictive provisions in any such documents or instruments are no more onerous, taken as a whole, than the restrictive provisions in the Loan Documents;

(xviii) the documents governing the Second Lien Secured Notes and the documents governing Permitted Refinancings of the Second Lien Secured Notes; provided that such Permitted Refinancing does not contain restrictions or encumbrances that, taken as a whole, are more onerous in any material respect than those contained in the documents governing the Second Lien Secured Notes as in effect on the date hereof;

(xix) other restrictions or encumbrances that are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than the corresponding restrictions or encumbrances hereunder; and

(xx) restrictions contained in any agreements related to a Project Financing or Qualified Non-Recourse Debt.

8.09 Transactions with Affiliates. Neither the Borrower nor any of the Restricted Subsidiaries shall hereafter enter into any transaction of any kind with any of their Affiliates (other than transactions between or among the Borrower and the Restricted Subsidiaries) with a value in excess of $30,000,000 in the aggregate for any transaction or series of related transactions other than on terms and conditions (taken as a whole) that are not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except that the following in any event shall not be prohibited by this Section 8.09;

(a) (i) license or lease agreements with any Unrestricted Subsidiary or Joint Venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or Joint Venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or Joint Venture on terms which are materially consistent with the past practices of the Borrower, and (iii) any agreement by an Unrestricted Subsidiary or Joint Venture to pay management, development or other similar fees to the Loan Parties, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs;

(b) the issuance, sale or transfer of the Equity Interests of the Borrower to any parent entity, including in connection with capital contributions by such parent entity to the Borrower or any Restricted Subsidiary;

(c) transactions related to the issuance, sale or transfer of the Equity Interests of the Borrower to any parent entity, including in connection with capital contributions by such parent entity to the Borrower or any Restricted Subsidiary;

(d) transactions undertaken for the purpose of improving the consolidated tax efficiency of any parent entity of the Borrower and/or the Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Restricted Subsidiaries (as determined by the Borrower in good faith));

(e) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business;

(f) [reserved];

(g) [reserved];

(h) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and its Subsidiaries;

(j) transactions contemplated by each applicable Transfer Agreement;

(k) [reserved];

(l) Asset Sales or mergers permitted by Section 8.01(g), (h), (i), (k), (n), (m), and (o); Liens permitted by Section 8.03(a), Indebtedness permitted by Section 8.04(f), (h), (j), (o), and (q) , Investments permitted by Section 8.06(q) and Restricted Payments permitted by Section 8.07;

(m) (i) the exercise by the Borrower of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Borrower in connection with the issuance of Convertible Debt and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt;

(n) affiliate transactions and agreements disclosed or referred to in Parent’s Form 10 registration statement as filed with the SEC on or prior to the Closing Date (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);

(o) agreements with Joint Ventures and Unrestricted Subsidiaries to facilitate arrangements permitted by clauses (d) and (e) of the definition of “Permitted Encumbrances”;

(p) future leases and subleases between CEOC or its Subsidiaries and the Borrower or its Restricted Subsidiaries to the extent any such future lease or sublease is not adverse to the Lenders in any material respect; and

(q) transactions in excess of $60,000,000 (A) approved by (i) a majority of the disinterested members of the board of directors of Parent or (ii) a majority of the conflicts committee of Parent constituted as set forth in the limited liability company agreement of Parent (as in effect from time to time) or (B) for which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view.

8.10 Limitation on Changes to Fiscal Year. The Borrower shall not, and shall not permit Parent to, change its Fiscal Year end (December 31 of each year) unless required to do so by law or by then prevailing auditing standards or at the request of any Governmental Authority.

8.11 Financial Covenant. Commencing with the first full Fiscal Quarter ending after the Closing Date, if the outstanding amount of Revolving Loans and drawings under Letters of Credit that have not been reimbursed as of the end of any Fiscal Quarter exceeds 30.0% of the aggregate amount of all Revolving Commitments, the Borrower Group shall have or maintain on a consolidated basis, with respect to the Revolving Facility only, a Total Net Debt to Adjusted Total Assets Ratio of not more than 0.80 to 1.00 as of the last day of any such Fiscal Quarter of the Borrower; provided, however, that commencing with the first Fiscal Quarter ending as of June 30, 2018, the such Total Net Debt to Adjusted Total Assets Ratio shall not exceed 0.75:1.00.

8.12 Master Leases. Neither the Borrower nor any of the Restricted Subsidiaries shall amend or modify the Master Leases in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)).

8.13 Use of Proceeds; Anti-Corruption Law; Sanctions. Neither the Borrower nor any of the Restricted Subsidiaries shall use, directly or indirectly, any part of the proceeds of the Loans or any Letter of Credit: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person in violation of applicable Sanctions; (iii) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto, including any Lender; or (iv) for any purpose except for those permitted by Section 5.11.

8.14 Sale Leaseback. Neither the Borrower nor any of the Restricted Subsidiaries shall enter into any Sale Leaseback except (a) Permitted Sale Leasebacks, (b) any Sale Leaseback deemed to have occurred solely as a result of a failed sale under GAAP, and (c) a Sale Leaseback by any Subsidiary that is not a Loan Party, provided that the fair market value of the assets and property subject to such Sale Leaseback shall not exceed $50,000,000 in the aggregate.

8.15 Parent Holding Company Covenant. The Borrower shall cause the Parent not to engage in any activities other than (a) the indirect ownership of the equity interests of the Borrower, (b) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Loan Parties, (c) any activities required for Parent to qualify as, and maintain its qualification as, a REIT, and (d) any activities incidental or related to the activities described in clauses (a) – (c) above.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) the Borrower or any other Loan Party fails to pay any amount of principal on any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations on the date when due; or

(b) the Borrower or any other Loan Party fails to pay any interest on any Loan or L/C Obligation made hereunder, or any fees, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days following written demand by the applicable Creditor Party entitled to such payment; or

(c) the Borrower or any Restricted Subsidiary, or in the case of Section 8.15, the Parent, fails to comply with the covenants contained in Section 6.01 (with respect to the Borrower); Section 6.14, Section 7.01(f) or Article VIII; provided, that a Default by the Borrower under Section 8.11 (a “Financial Covenant Event of Default”) shall not constitute a Default with respect to any Facility (other than the Revolving Facility) unless and until the Required Revolving Lenders have terminated the Revolving Commitments and declared all amounts outstanding under the Revolving Facility to be due and payable; or

(d) the Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in clause (a); (b) or (c) above) contained in any Loan Document on its part to be performed or observed within thirty days after notice thereof by the Administrative Agent to the Borrower; or

(e) any representation or warranty of the Borrower or any Restricted Subsidiary made in any Loan Document shall prove to have been incorrect in any material respect (or in the case of any representation or warranty qualified by “Material Adverse Effect” or “materiality”, incorrect in any respect) when deemed made; or

(f) the Borrower or the Restricted Subsidiaries (i) fail to pay the principal, or any principal installment, of any present or future Indebtedness of (A) $75,000,000 or more in the case of Recourse Indebtedness (other than the Obligations) or (B) $250,000,000 or more in the case of Non-Recourse Indebtedness, on its part to be paid, when due (or within any stated grace period); whether at the stated maturity, upon acceleration, by failure to make any required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffer any event or circumstance to occur, in connection with any present or future Indebtedness of (A) $75,000,000 or more in the case of Recourse Indebtedness (other than the Obligations) or (B) $250,000,000 or more in the case of Non-Recourse Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require such Indebtedness to be redeemed, purchased, prepaid, defeased or otherwise become due (automatically or otherwise) or to require the Borrower or the Restricted Subsidiaries to make an offer to prepay, defease, redeem or purchase, all or any portion of such Indebtedness; or

(g) any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Lenders, or (iii) satisfaction of the Termination Conditions, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders, or the Borrower or the Restricted Subsidiaries denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(h) a final judgment against the Borrower or any of its Material Subsidiaries is entered for the payment of money in excess of $75,000,000 (to the extent not paid, and not covered by either (x) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage or (y) insurance provided by a captive insurance subsidiary to the extent permitted hereunder) and, absent procurement of a stay of execution, such judgment remains unsatisfied as of sixty calendar days after the date of entry of judgment and is not released, discharged, vacated or fully bonded within sixty calendar days after its issue or levy; or

(i) Parent, any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to a substantial part of its property constituting Collateral is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect; or

(k) other than in connection with any transaction not prohibited by Section 8.12, the Initial Master Lease shall have terminated other than in accordance with its terms; provided that such termination shall not constitute an Event of Default (and neither the Administrative Agent nor any Lender shall take any of the actions referred to in the following Section 9.02) if, within 90 days of such termination, (x) the Borrower has entered into one or more Permitted Replacement Leases, (y) in the case of a Permitted Replacement Lease, the Borrower shall be in compliance with the financial covenant set forth in Section 8.11 on a Pro Forma Basis (including after giving effect to such Permitted Replacement Leases (as if such Permitted Replacement Leases had been in effect for the most recent Test Period)), and (z) a Responsible Officer shall have delivered an officer’s certificate to the Administrative Agent certifying that, in the case of a Permitted Replacement Lease, such Permitted Replacement Lease is in effect (and attaching executed copies thereof) and that the Borrower is in compliance with the financial covenant set forth in Section 8.11 as of the last day of the Test Period immediately preceding the effectiveness of such Permitted Replacement Lease on a Pro Forma Basis (including after giving effect to such Permitted Replacement Lease (and, in the case of a replacement guaranty, such replacement guaranty is in effect, and attaching executed copies thereof)); or

(l) any Collateral Document after delivery thereof shall for any reason (other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Secured Parties, (iii) the occurrence of the Termination Conditions, (iv) any such loss of perfection or priority results from the failure of the Administrative Agent or any Secured Party to take any action within its control, (v) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (vi) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) ceases to create a valid and perfected First Priority Lien on the Collateral purported to be covered thereby with respect to any material portion of the Collateral and such cessation shall continue for a period of 10 consecutive calendar days; or

(m) a Change of Control occurs.

9.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of, the Required Revolving Lenders only, and in such case, without limiting Section 9.01(d), only with respect to the Revolving Facility and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount; and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Law; provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c); amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment of Agents. Goldman Sachs is hereby appointed Collateral Agent and Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Goldman Sachs to act as Collateral Agent and Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 10 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

10.03 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the usage of Letter of Credit or the component amounts thereof.

(b) Exculpatory Provisions. No Agent (which term shall for the purposes of this Section 10.3(b) include L/C Issuer) nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instruction under Section 11.01) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.01).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.3 and of Section 10.6 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.3 and of Section 10.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

10.05 Lenders’ Representations, Warranties and Acknowledgement.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term B Loan and/or Revolving Loans on the Closing Date or by the funding of any Incremental Term Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Incremental Term Loans.

(c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(d) In addition, unless sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(e) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing

10.06 [Reserved].

10.07 Successor Administrative Agent, Collateral Agent and L/C Issuer.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders, L/C Issuer and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower and L/C Issuer, to appoint a successor Administrative Agent. If neither the Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or L/C Issuer under any of the Loan Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 10.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any resigning or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 10.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders, L/C Issuer and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Required Lenders. The Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Required Lenders or the Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or L/C Issuer under any of the Loans Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c) Any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 10.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as L/C Issuer, and any successor Administrative Agent appointed pursuant to this Section 10.7 shall, upon its acceptance of such appointment, become the successor L/C Issuer for all purposes hereunder. In such event, the Borrower shall Cash Collateralize any Letters of Credit issued in an amount not less than the Minimum Collateral Amount, by the resigning or removed Administrative Agent in its capacity as L/C Issuer.

10.08 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 11.01, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 10.08(d) with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Secured Cash Management Agreements and Secured Hedge Agreements. No Secured Cash Management Agreement or Secured Hedge Agreement will create (or be deemed to create) in favor of any Cash Management Bank or Hedge Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided herein or in any other Loan Document. By accepting the benefits of the Collateral, such Cash Management Bank or Hedge Bank shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Secured Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.09 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 3.01, if the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Lenders, L/C Issuer and the Administrative Agent under Sections 2.03, 2.08 and 11.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(d) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or L/C Issuer may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Intercreditor Agreements. Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Cash Management Banks and Hedge Banks) hereunder (x) agrees that it will be bound by and will take no actions contrary to the provisions of the Existing Intercreditor Agreements and (y) authorizes and instructs Goldman Sachs to enter into the Existing Intercreditor Agreements as “Credit Agreement Agent” on behalf of such Lender. Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Cash Management Banks and Hedge Banks) hereby further agrees that (a) the Agents may, from time to time on and after the Closing Date, without any further consent of any Lender, enter into amendments to, amendments and restatements of, supplements to and/or replacements of, any Existing Intercreditor Agreement, and to enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case, in order to effect the relative priority of Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens permitted by the terms of this Agreement to be pari passu with or junior or senior to the Liens securing the Obligations with respect to part or all of the Collateral, which are, in each case, incurred in accordance with Article VIII of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens, (b) the Agents may rely exclusively on a certificate of a Responsible Officer of Borrower as to whether any such Liens are permitted, and (c) such Existing Intercreditor Agreements and any other intercreditor agreement referred to in the foregoing clause (a) entered into by the Agents shall be binding on the Secured Parties. Furthermore, each Lender (in its capacity as such and on behalf of itself and its Affiliates as Cash Management Banks and Hedge Banks) hereby authorizes the Agents to release or subordinate any Lien on any property granted to or held by the Agents under any Loan Document as provided in Section 10.08.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (a) and (m) below) and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) (i) amend or otherwise modify Section 8.11 (or for the purposes of determining whether the Borrower is in compliance with Section 8.11, any defined term used therein), (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 8.11 or (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article IX as a result of a breach of Section 8.11, without the written consent of the Required Revolving Lenders; provided, that (A) notwithstanding the foregoing and for the avoidance of doubt, the amendments, modifications, waivers and consents described in this clause (a) shall not require the consent of any Lenders other than the Required Revolving Lenders and (B) for the avoidance of doubt, any amendment or other modification of Section 8.11 (or any defined term used therein) for the purpose of amending, modifying or waiving any requirement for Pro Forma Compliance or compliance on a Pro Forma Basis with the covenant set forth in Section 8.11 shall require the consent of the Required Lenders;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to a Lender under any Loan Document without the written consent of the Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate or fees that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change (x) Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (y) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), or (z) Section 2.12, respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Facility Lenders for such Facility;

(f) change (i) definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Lender or (iv) the definition of “Required Facility Lenders,” without the written consent of each Lender directly and adversely affected thereby;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.8 (in which case such release may be made by the Administrative Agent acting alone, and shall be made promptly upon the request of the Borrower);

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders for such Facility;

(j) waive any condition set forth in Section 4.01, or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender directly and adversely affected thereby;

(k) change any provision of this Section 11.01 without the written consent of each Lender directly and adversely affected thereby;

(l) change any provision of Section 2.19 without the written consent of each Revolving Lender; or

(m) amend, modify or waive any condition set forth in Section 4.02 with respect to the making of any Revolving Loans after the Closing Date without the written consent of the Required Revolving Lenders (such consent being in lieu of the consent of the Required Lenders or any other group of Lenders);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent); so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any L/C Issuer, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents and to add Collateral. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders); except that (x) the Commitment of such Lender may not be increased or extended and the principal amount of any Loan, and the rate or amount of interest and fees on any Loan of such Lender may not be decreased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each adversely affected Lender (or each Lender or each adversely affected Lender of a particular Class) and that has been approved by the Required Lenders (or the Required Facility Lenders with respect to the applicable Class, as the case may be); the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

The Administrative Agent and the Borrower may (without the consent of Lenders) (1) enter into Incremental Joinder Agreements, Refinancing Amendments and Extension Amendments and (2) otherwise amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Term Loans, Other Term Loans, Extended Term Loans, Incremental Revolving Commitments, Other Revolving Commitments and Extended Revolving Commitments (including as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith); in each case, incurred or extended pursuant to Sections 2.13, 2.14 or 2.15, as applicable. Notwithstanding anything to the contrary contained herein, any such amendment shall become effective without any further consent of any other party to such Loan Document.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (1) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below); all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii); if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and any L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and any L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Secured Parties; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as any L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower agrees (a) to pay or reimburse all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated); limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel or gaming counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, any Lender or any L/C Issuer for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, the Lenders and the L/C Issuers taken as a whole (and, if reasonably necessary, one local counsel or gaming counsel in any relevant material jurisdiction (which may be a single local counsel or gaming counsel acting in multiple material jurisdictions) and, solely in the event of a conflict of interest between the Administrative Agent, any Lender or any L/C Issuer, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the satisfaction of the Termination Conditions. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its reasonable discretion.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof); each Lender, each L/C Issuer, each Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee); and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any other Loan Party arising out of, in connection with, or as a result of (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a local counsel or gaming counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of such Indemnitees (which may be a single local counsel or gaming counsel acting in multiple material jurisdictions) and, solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby and, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (y) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or (z) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent (and any sub-agent thereof); Lender, L/C Issuer or Arranger under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.04(b) (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.04(b)) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 11.04(b) shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the satisfaction of the Termination Conditions. This Section 11.04(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof); any L/C Issuer or any Related Party of any of the foregoing, and without limiting its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent); such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Indemnitee or any Loan Party shall have any liability, and none of such parties hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not in any way limit the indemnification and expense reimbursement obligations of the Loan Parties under this Agreement. No Indemnitee referred to in clause (b) above shall be liable to the Borrower, any Lender, any L/C Issuer or any other Person for any losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual losses, claims, damages, liabilities or expenses resulting from the gross negligence or willful misconduct of such Indemnitee or Related Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than twenty Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the satisfaction of the Termination Conditions.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the satisfaction of the Termination Conditions.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and, except for any assignment subject to the terms of Section 11.06(j), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement and the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer, each Lender and each Arranger) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.06(b); participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, with respect to the Revolving Facility only and so long as no Event of Default under Section 9.01(a), (b) or (i) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of the proposed assignment.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b) (i) (B) of this Section 11.06 and, in addition:

(A)(1) with respect to the Revolving Facility only, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.01(a), (b) or (i) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Revolving Lender and (2) with respect to the Term Facilities only, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.01(a), (b) or (i) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such a Lender or an Approved Fund of such with respect to such a Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of any L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for (1) any assignment that increases the obligation of the assignee to participate in exposure under one or more of its Letters of Credit (whether or not then outstanding) and (2) any assignment with respect to Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Assignments to Borrower. No such assignment shall be made to Parent, Borrower or any Affiliate or Subsidiary of Parent or Borrower; provided that (x) purchases by the Borrower shall be permitted in accordance with Section 2.16 and (y) any Lender may, at any time, assign all or a portion of its Loans to Borrower pursuant to open market purchases pursuant to Section 11.06(l).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii) Assignments from Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata portion of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata portion of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d) and, for the avoidance of doubt, such sale shall not be effective until it is recorded in the applicable Participant Register pursuant to Section 11.06(e).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender (with respect to any entry relating to such Lender’s Loans) and any L/C Issuer (with respect to any entry relating to such L/C Issuer’s L/C Credit Extension) at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Subject to the requirements of clause (e) of this Section 11.06, any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, a Disqualified Lender or the Borrower or any Affiliate or Subsidiary of the Borrower; provided that, notwithstanding anything to the contrary contained herein, participations may be sold to Disqualified Lenders unless the DQ List has been posted to the Platform) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, with respect to any participant that becomes a Disqualified Lender after the date on which such participant acquired a participation interest hereunder, such participant shall not retroactively be disqualified from becoming a participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (b), (c), (d), (e), (g) and (h) of the first proviso to Section 11.01 that affects such Participant. All parties acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become a Participant hereunder. Subject to clause (f) of this Section 11.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required by Section 3.01(e) shall be delivered to the participating Lender)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.12 as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in Loans made hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Participant Register as a participant for all purposes of this Agreement. No sale or other transfer of any participation or other beneficial ownership interest in any Loan shall be effective until such sale or transfer is recorded in the applicable Participant

Register and, prior to such recordation, all amounts owing to the selling Lender with respect to any Loan shall remain owing to the selling Lender. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, subject to the requirements of clause (i) of this Section 11.06, grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (I) with notice to, but without prior consent of the Borrower and the Administrative Agent, and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (II) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC. Each SPC shall be entitled to the benefits of Sections 3.01, 3.04, 11.04(a) and 11.04(b) and this Section 11.06 to the same extent as if it were a Lender.

(i) SPC Register. Each Granting Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each SPC to which it has granted a funding option pursuant to clause (h) of this Section 11.06 (the “SPC Register”). Upon the funding of all or any portion of any Loan by an SPC, the Granting Lender with respect to such SPC shall enter the principal amounts of (and stated interest on) each Loan or portion thereof funded by such SPC on the SPC Register. The entries in the SPC Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the SPC Register as an SPC for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining an SPC Register. Any funding of all or any portion of any Loan by an SPC with respect to which the requirements of this clause (i) are not satisfied shall be treated for purposes of this Agreement as a sale by the Granting Lender of a participation in such Granting Lender’s rights and obligations under this Agreement in accordance with Section 11.06(d) and, for the avoidance of doubt, such sale shall not be effective until it is recorded in the applicable Participant Register pursuant to Section 11.06(e).

(j) No Assignment to a Disqualified Lender.

(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that, as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person, was (x) a Competitor, (y) any banks, financial institutions, other institutional lenders and other Persons as specified by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrower in writing after the Closing Date with respect to banks, financial institutions, other institutional lenders and other Persons who are Affiliates of Competitors (other than any bona fide debt fund)) or (z) any Affiliate of the foregoing (other than any bona fide debt fund) to the extent clearly identifiable on the basis of such Affiliate’s name (collectively, the “Disqualified Lenders”) unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment. For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (j) (i) shall not be null and void, but the other provisions of this clause (j) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (j)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other

Debtor Relief Laws); and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(k) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer; provided, further, that no Lender shall be required to serve as an L/C Issuer unless such Lender consents in its sole discretion. If an L/C Issuer resigns, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(l) Open Market Purchases by the Borrower. Notwithstanding anything to the contrary herein, the Borrower may purchase Term Loans in open market transactions (and the Borrower shall not be required to make any such offer to repurchase to all Lenders or to all Lenders of any Class), subject to the following conditions:

(i) no Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans;

(ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold); and

(iii) no proceeds of any Revolving Facility shall be used to effect such purchase of Term Loans;

The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 11.06(l) (provided that no Lender shall have an obligation to sell any Term Loans to the Borrower under this Section 11.06(l)) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.04(a), 2.04(b), 2.12 and 11.03 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 11.06(l) shall not constitute Investments by the Borrower)) or any other Loan Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 11.06(l) or result in an Event of Default as a result of the purchase of Term Loans pursuant to this Section 11.06(l).

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(a) or 2.14(b) or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant or prospective assignee or Participant in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to any credit insurance provider relating to the Borrower and its obligations. Nothing herein shall permit the disclosure of confidential Information regarding the Loan Parties or their Affiliates to any Competitor of the Borrower or any of its Subsidiaries or any Disqualified Lender except to the extent required, directly or indirectly, by Law or compulsory legal process or any regulatory authority. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 11.07 and Section 7.01, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses including, without limitation, any information pertaining to any tenant under any Master Lease and any of their respective affiliates and any of their respective business, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary or any tenant under any Master Lease and any of their respective affiliates, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative

Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts); each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the satisfaction of the Termination Conditions.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of Required Lenders or Required Facility Lenders with respect to the applicable Class(es); as the case may be, shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, any such Lender (a “Non-Consenting Lender”), (d) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, or (e) as a result of a redemption or replacement required by Gaming Law, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by (x) terminating the applicable Commitments of such Lender and repaying all Obligations of the Borrower owing to such Lender relating to the Loans and Commitments of the applicable Class(es) held by such Lender as of such termination date under one or more credit facilities hereunder as the Borrower may elect or (y) requiring such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06); all of its interests, rights (other than its existing right to payments pursuant to Sections 3.01 and 3.04) and Obligations with respect to the Loans and Commitments of the applicable Class(es) under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) in the case of an assignment, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances of the applicable Class(es); accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents with respect to such Class(es) (including any amounts under Section 3.05 and, in the case of a Repricing Event described in clause (ii) of the definition thereof on or prior to the six (6) month anniversary of the Closing Date, the fee described in Section 2.08(c)) from (x) in the case of an assignment, the assignee (to the extent of such outstanding principal and accrued interest and fees (other than fees payable due to the occurrence of a Repricing Event)) or the Borrower (in the case of all other amounts (including fees payable due to the occurrence of a Repricing Event)) and (y) in the case of a termination and repayment, the Borrower;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment or termination and repayment does not conflict with applicable Laws; and

(v) (x) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or release and such amendment, waiver, consent or release can be effected as a result of such assignment (together with all other such assignments and terminations and repayments required by the Borrower to be made pursuant to this Section 11.13) and (y) in the case of a termination and repayment resulting from a Lender becoming a Non-Consenting Lender, such amendment, waiver, consent or release can be effected as a result of such termination and repayment (together with all other such assignments and terminations and repayments required by the Borrower to be made pursuant to this Section 11.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, each Lender agrees that if the Borrower exercises its option pursuant to this Section 11.13 to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice (a “Non-Compliant Lender”), each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of such Non-Compliant Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section 11.13 shall also constitute the removal of Goldman Sachs or its successor as the Administrative Agent pursuant to Section 10.07.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN ANY LOAN DOCUMENT WHICH EXPRESSLY STATES THAT IT SHALL BE GOVERNED BY THE LAW OF ANOTHER JURISDICTION) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document); the Borrower acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower Parties, their Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower Parties or their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parties and their Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation under the Loan Documents to disclose any of such interests to the Borrower Parties or their Affiliates. Each Borrower hereby agrees that it will not claim that any of the Administrative Agent, the Arrangers, the Lenders or their respective affiliates has rendered advisory services of any nature or respect or owes fiduciary duty to it (including your stockholders, employees or creditors) in connection with any respect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”); it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20 Gaming Law.

(a) This Agreement and the other Loan Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent, the Lenders and participants acknowledges that (i) it is subject to being called forward by the Gaming Authorities or Governmental Authorities enforcing the Liquor Laws (each a “Liquor Authority”), in the discretion of each of them, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b) Each Creditor Party agrees to cooperate with each Gaming Authority and each Liquor Authority (or, in each case, to be subject to Section 11.13) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authority relating to any Borrower Party or to the Loan Documents.

11.21 Joint and Several Obligations. The Borrower and each other Person that becomes a Borrower in accordance with Section 2.19 shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of them have directly received the proceeds or benefit of any particular Credit Extension, provided that, anything to the contrary herein notwithstanding (including Exhibit G), the liability of each Person hereafter formed and designated as an additional borrower in accordance with Section 2.19, in its capacity as a Borrower (but not in its capacity as a Guarantor, to the extent applicable) may be limited in a similar manner if so provided in the Assumption Agreement executed by that additional Borrower. The Borrower and each other Person that becomes a Borrower in accordance with Section 2.19 acknowledges and agrees that, for purposes of the Loan Documents, the Borrower, each such additional borrower and the Guarantors constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement. The Borrower and each other Person that becomes a Borrower in accordance with Section 2.19 hereby waives all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with their joint and several obligations under this Agreement. Without limiting the foregoing, the Borrower agrees to the Joint Borrower Provisions set forth in Exhibit G, incorporated by this reference.

11.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

VICI PROPERTIES 1 LLC

By:	/s/ John Payne
Name:	John Payne
Title:	President and Secretary

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA,
as Administrative Agent, a Revolving Lender, a Term B Lender and an L/C Issuer

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Morgan Stanley Bank, N.A.,
as a Revolving Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Morgan Stanley Senior Funding, Inc., as an L/C Issuer

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Barclays Bank PLC,
as a Revolving Lender and an L/C Issuer

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

[Signature Page to Credit Agreement]

Citibank, N.A.,
as a Revolving Lender and an L/C Issuer

By:	/s/ Stuart G. Dickson
Name:	Stuart G. Dickson
Title:	Vice President

[Signature Page to Credit Agreement]

Credit Suisse AG, Cayman Islands Branch,
as a Revolving Lender and an L/C Issuer

By:	/s/ John D. Toronto
Name:	John D. Toronto
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch,
as a Revolving Lender and an L/C Issuer

By:	/s/ John D. Toronto
Name:	Marcus Tarkington
Title:	Director

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

[Signature Page to Credit Agreement]

Bank of America, N.A.,
as a Revolving Lender and an L/C Issuer

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A.,
as a Revolving Lender and an L/C Issuer

By:	/s/ Sangeeta Mahadevan
Name:	Sangeeta Mahadevan
Title:	Executive Director

[Signature Page to Credit Agreement]

UBS AG, Stamford Branch,
as a Revolving Lender and an L/C Issuer

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [            ] [    ], [    ]

To: Goldman Sachs Bank USA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, entered into as of December [    ], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), and Goldman Sachs Bank USA, as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving][Term] Loans[1]

☐	A conversion or continuation of [Revolving][Term] Loans[2]

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of [ months][1 week].

[After giving effect to any Revolving Borrowing, (i) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (ii) the Revolving Class Exposure of any Revolving Lender in respect of any Class shall not exceed such Revolving Lender’s Revolving Commitment of such Class, (iii) the Revolving Class Exposure of all Revolving Lenders in respect of any Class of Revolving Commitments shall not exceed the aggregate outstanding Revolving Commitments of such Class, (iv) the aggregate Revolving Exposures shall not exceed the total Revolving Commitments and (v) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments.]3

[1]	Insert another Class of Loans, if applicable.
[2]	Insert another Class of Loans, if applicable.
[3]	Include this sentence in the case of a Revolving Borrowing.

Form of Joint Borrower Provisions

G-1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

VICI PROPERTIES 1 LLC

By:
Name:
Title:

Form of Committed Loan Notice

A-2

EXHIBIT B-1

FORM OF TERM B NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [    ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term B Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December [    ], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any principal amount is not paid in full when due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such unpaid principal amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement. If any other amount payable by the Borrower hereunder is not paid in full when due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term B Note is one of the Term B Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term B Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Agreement, incurred in the collection and enforcement of this Term B Note. Borrower and any endorsers of this Term B Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.

Form of Term B Note

B-1-1

THIS TERM B NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM B NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Borrower:

VICI PROPERTIES 1 LLC

By:
Name:
Title:

Form of Term B Note

B-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Term B Note

B-1-3

EXHIBIT B-2

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [            ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December [    ], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any principal amount is not paid in full when due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such unpaid principal amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement. If any other amount payable by the Borrower hereunder is not paid in full when due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Agreement, incurred in the collection and enforcement of this Revolving Note. Borrower and any endorsers of this Revolving Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Form of Revolving Note

B-2-1

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Borrower:

VICI PROPERTIES 1 LLC

By:
Name:
Title:

Form of Revolving Note

B-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Note

B-2-3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [            ] [    ], [    ]

To: Goldman Sachs Bank USA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December [    ], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Goldman Sachs Bank USA, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [insert title] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 7.01(b) of the Agreement for the Fiscal Year ended as of the above date (including supplemental schedules reconciling the financial statements of the Borrower and the Guarantors, on the one hand, and the Subsidiaries that are not Guarantors on the other hand); all in reasonable detail, together with the report of an independent public accountant as required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 7.01(a) of the Agreement for the Fiscal Quarter ended as of the above date (including supplemental schedules reconciling the financial statements of the Borrower and the Guarantors, on the one hand, and the Subsidiaries that are not Guarantors on the other hand). Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of the Borrower and its Restricted Subsidiaries as of their respective dates and for the covered periods in conformity with GAAP (except for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and the Restricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, as of the date hereof, no Default or Event of Default has occurred and is continuing.]

—or—

Form of Compliance Certificate

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.1

5. The additional amount designated by the Borrower for inclusion in the Available Excluded Contribution Amount as of the financial statement date for which this Certificate is delivered is $[●], and the total amount available for inclusion in the Available Excluded Contribution Amount is $[●].

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [            ], 20[    ].

VICI PROPERTIES 1 LLC

By:
Name:
Title:

[1]	To be included only if the outstanding amount of Revolving Loans and drawings under Letters of Credit that have not been reimbursed as of the end of any Fiscal Quarter exceeds 30.0% of the aggregate amount of all Revolving Commitments; applicable to the Revolving Facility Only.

Form of Compliance Certificate

For the Fiscal Quarter/Fiscal Year ended, (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000s)

Section 8.11 Total Net Debt to Adjusted Total Assets Ratio

A.	Net Funded Total Indebtedness as of the Statement Date:	$

B.	EBITDA of the Borrower Group for the most recently ended period of four consecutive Fiscal Quarters ending on the Statement Date:	$

C.	EBITDA of the Borrower Group for the most recently ended period of four consecutive Fiscal Quarters ending on the Statement Date attributable to Unconsolidated Affiliates:	$

D.	Without duplication of amounts included in I.B., the aggregate amount of any recurring or ordinary course cash dividends or other recurring or ordinary cash distributions received by the Borrower Group from Unconsolidated Affiliates, Unrestricted Subsidiaries or from cost method investments:	$

E.	Borrower Group EBITDA (I.B – I.C + I.D) :	$

F.	100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible Ground Lease by the Borrower Group as of the Statement Date; provided that financial results for one complete Fiscal Quarter following completion or opening are not yet available:	$

G.	100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Borrower Group as of the Statement Date:	$

H.	The amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Borrower Group as of the Statement Date that is not netted against Indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable:	$

I.	The amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Borrower Group as of the Statement Date that are not netted against Indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable:	$

J.	The book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Borrower Group as of such date (exclusive of goodwill and other intangible assets) :	$

Form of Compliance Certificate

K	Adjusted Total Assets as of the Statement Date (I.E. divided by 8.25% + I.F. + I.G. + I.H. + I.I. + I.J.) [2]:	$

L.	Total Net Debt to Adjusted Total Assets Ratio (Ratio of I.A to I.K) :

	Maximum Total Net Debt to Adjusted Total Assets Ratio under Section 8.11 of the Agreement:	[ ]:1.00[3]

[2]	Provided that the portion of Adjusted Total Assets attributable to any single Income Property shall not exceed 40.0% of Adjusted Total Assets and the portion of Adjusted Total Assets attributable to any single Redevelopment Property, Development Property or undeveloped land shall not exceed 30.0% of Adjusted Total Assets.
[3]	To be not more than 0.80 to 1.00 as of the last day of any such Fiscal Quarter of the Borrower; provided, however, that commencing with the first Fiscal Quarter ending as of June 30, 2018, the Total Net Debt to Adjusted Total Assets Ratio shall not exceed 0.75:1.00.

Form of Compliance Certificate

EXHIBIT D-1

ADMINISTRATIVE QUESTIONNAIRE

Goldman Sachs Bank USA Administrative Questionnaire

Legal Name of Institution / Fund:

Address:

Parent Company:

Signature Block:

By:

Attention:	Phone:
Address:	Fax:

Loan Activity To:

Attention:	Phone:

Address:	Fax:

USD Payment Instructions:

Bank Name:

ABA #:

Account Name:

Account Number:

Further credit to:

Account number:

Financials, Amendments, Credit Documentation, Voting:

Attention:	Phone:

Address:	Fax:

1

Tax ID Information:

Tax ID number:                                          Please attach appropriate tax form

Indicate “Offshore” if applicable

Fund Type (Check One):

•	Hedge Fund

•	Private Investment Vehicle

•	Mutual Fund

•	CLO / CDO

2

EXHIBIT D-2

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender) ][the respective Assignors (in their respective capacities as Lenders) ] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: VICI Properties 1 LLC, a Delaware limited liability company

4.	Administrative Agent: Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of December [ ], 2017, among the Borrower, the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignee(s), choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

D-2-1

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$			%
			$			%
			$			%

[7. Trade Date: ]10

8. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the Classes of Commitment/Loans under the Credit Agreement that are being assigned under this Assignment (e.g. “Closing Date Revolving Commitment,” “Term B Commitment,” etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

D-2-2

Effective Date: [            ], 20 [    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

Consented to:

VICI PROPERTIES 1 LLC

By:
Name:
Title:[11]

[11]	Include consents (including, without limitation, consent of any L/C Issuer) only as required by Section 11.06 of the Credit Agreement.

Form of Assignment and Assumption

D-2-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

VICI Properties 1 LLC

Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(i), (iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement) and does not constitute a Competitor, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any claims, controversy,

Form of Assignment and Assumption

D-2-4

dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall each be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

D-2-5

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [ ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c) (3) (A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h) (3) (B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c) (3) (C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [ ], 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [ ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c) (3) (A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h) (3) (B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c) (3) (C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [ ], 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [ ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c) (3) (A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h) (3) (B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [ ], 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [ ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c) (3) (A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h) (3) (B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c) (3) (C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [ ] [ ], 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT F

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (“Assumption”) is executed as of [            ],[            ] , by [            ], a (“New Borrower”), and VICI Properties 1 LLC, a Delaware limited liability company (the “Original Borrower”), 1 and delivered to the Administrative Agent pursuant to the Credit Agreement, dated as of December [ ], 2017 (either as originally executed, or as it may from time to time be supplemented, modified, amended, restated or extended, the “Credit Agreement”), among the Original Borrower, 2 each lender from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent. This Assumption is subject to the Credit Agreement including, without limitation, Section 2.19 thereof. Terms used but not defined in this Assumption shall have the meanings defined for those terms in the Credit Agreement.

By this Assumption, the Original Borrower designates New Borrower as an additional joint and several direct “Borrower” pursuant to Section 2.19 of the Credit Agreement.

The New Borrower, as contemplated by Section 2.19 of the Credit Agreement, hereby assumes, on a joint and several basis with the Original Borrower and each additional “Borrower” that has previously, or may from time to time hereafter, join the Credit Agreement as a “Borrower”[, except as set forth in Exhibit A hereto (but without limiting New Borrower’s obligations as a Guarantor of the Obligations) ]3, (i) each and every one of the covenants, promises, agreements, terms, obligations (including the obligations of the “Borrower” under the Notes and under the Credit Agreement), duties and liabilities of the “Borrower” under the Credit Agreement and the other Loan Documents applicable to the “Borrower” and (ii) all liability of the “Borrower” related to each representation, warranty, covenant or obligation (including the obligation to repay the Obligations) made by the “Borrower” in the Credit Agreement and each other Loan Document, in each case effective immediately upon the Closing Date. Without limiting the generality of the foregoing, the New Borrower hereby expressly, jointly and severally with the Original Borrower and each additional “Borrower” that has previously, or may from time to time hereafter, join the Credit Agreement as a “Borrower” [, except as set forth in Exhibit A hereto (but without limiting New Borrower’s obligations as a Guarantor of the Obligations) ]4, (x) assumes, and agrees to perform and observe and be bound by, each and every one of the covenants, promises, agreements, terms, obligations, duties and liabilities (including the obligation to repay the Obligations) of the “Borrower” under the Credit Agreement and each other Loan Document applicable to the “Borrower” and (y) accepts and assumes all liability of the “Borrower” related to each representation, warranty, covenant or obligation made by the “Borrower” in the Credit Agreement and each other Loan Document. Immediately upon completion of the assumption pursuant to Section 2.19 of the Credit Agreement, and without the need for any further action, the New Borrower shall be bound as the “Borrower” under the Credit Agreement and all references to the “Borrower” shall be deemed to include the New Borrower.

Each of the parties hereto acknowledges and agrees that (i) nothing in this Assumption shall release, relieve or reduce the Obligations of any existing Borrower under the Credit Agreement or the other Loan Documents, each of whom shall remain bound as a “Borrower” thereunder, and (ii) the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and this Assumption shall not be considered a novation. The execution, delivery and performance of this Assumption shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of, the Administrative Agent or any Lender under any Loan Document.

It is a condition precedent to this Assumption that it be accompanied or preceded by the following:

1. Term B Notes, substantially in the form of Exhibit B-1 to the Credit Agreement, executed by New Borrower, as appropriate;

[1]	Add each additional Borrower that has previously joined the Agreement.
[2]	Add each additional Borrower that has previously joined the Agreement.
[3]	Delete if the Obligations of the New Borrower will not be limited.
[4]	Delete if the Obligations of the New Borrower will not be limited.

Form of Assumption Agreement

3. Revolving Notes, substantially in the form of Exhibit B-2 to the Credit Agreement, executed by New Borrower, as appropriate;5

4. A certificate of good standing of New Borrower in the jurisdiction of its incorporation or organization;

5. A certified resolution of the board of directors or other governing body of New Borrower authorizing the execution and delivery of this Assumption and the Notes referred to above;

6. A written consent to this Assumption executed by each Guarantor;

7. Appropriate written legal opinions with respect to the New Borrower and this Assumption covering matters similar to those covered in the opinions delivered on the Closing Date; and

8. Such other information, certificates or legal opinions as the Administrative Agent or the Required Lenders may reasonably request.

Original Borrower and New Borrower represent and warrant, jointly and severally, that (a) New Borrower is a Guarantor, and (b) all statements and representations contained in this Assumption and the accompanying documents are true as of the date this Assumption is executed.

[5]	Add each additional Class of Notes then outstanding.

Form of Assumption Agreement

This Assumption shall become effective if and when countersigned by the Administrative Agent, whereupon New Borrower shall become a Borrower. This Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assumption and the transactions contemplated hereby shall each be governed by, and construed in accordance with, the law of the State of New York.

The provisions set forth in the Credit Agreement related to Expenses, Indemnity, Counterparts, Severability, Submission to Jurisdiction, Waiver of Venue, Service of Process and Waiver of Jury Trial shall apply to, and are hereby incorporated by reference in, this Assumption as if fully set forth herein.

IN WITNESS WHEREOF the undersigned have caused this Assumption to be duly executed as of the date first written above.

[New Borrower]

By:
Name:
Title:

Consented to and Acknowledged:

VICI Properties 1 LLC

By:
Name:
Title:

[Each Other Borrower]

By:
Name:
Title:

Form of Assumption Agreement

Accepted:

Goldman Sachs Bank USA, as Administrative Agent

By:
Name:
Title:

[Each Revolving Lender]

By:
Name:
Title:

Form of Assumption Agreement

[Exhibit A

Limited Obligations of New Borrower]6

[6]	Include only if applicable.

Form of Assumption Agreement

EXHIBIT G

FORM OF JOINT BORROWER PROVISIONS

Reference is made to that certain Credit Agreement dated as of December [ ], 2017 (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”); among VICI Properties 1 LLC, a Delaware limited liability company (the “Original Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), and Goldman Sachs Bank USA, as Administrative Agent. These Joint Borrower Provisions are attached to and made a part of the Credit Agreement as Exhibit G thereto. Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement. The Original Borrower and each Person that becomes an additional “Borrower” after the Closing Date in accordance with Section 2.19 of the Credit Agreement (each of the Original Borrower and each such Person, individually, a “Borrower” and, collectively, the “Borrowers”) each agree that:

1. Requests for Credit Extensions. Requests for Credit Extensions may be made by one or more Borrowers, and the Administrative Agent and the Lenders are authorized to honor and rely upon any such request or any instructions received from any Responsible Officer of any such Borrower. It is expressly agreed and understood by each Borrower that the Administrative Agent, the L/C Issuers and the Lenders shall have no responsibility to inquire into the apportionment, allocation or disposition of any Loans or Letters of Credit made to any Borrower. Except as otherwise provided in the Assumption Agreement executed by an additional Borrower upon its becoming a “Borrower” pursuant to Section 2.19 after the Closing Date, the Obligations incurred by the Borrowers are the joint and several obligation of each of them, notwithstanding the crediting of any Loan or Letter of Credit to the account of a particular Borrower.

2. Implementation. For the purpose of implementing the joint borrower provisions of the Loan Documents, each of the Borrowers hereby irrevocably appoints the others as its agent and attorney-in-fact for all purposes of the Loan Documents, including without limitation the giving and receiving of notices and other communications, the making of Requests for Credit Extensions, the execution and delivery of certificates, the receiving and allocating of disbursements from the Administrative Agent and the Lenders and the issuance of Letters of Credit by the L/C Issuers.

3. Acknowledgment and Indemnity Regarding Joint Handling. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in the Credit Agreement is solely as an accommodation to the Borrowers and at the request of the Borrowers, and that the Administrative Agent, the L/C Issuers and the Lenders shall incur no liability to the Borrowers or any other Person as a result thereof. To induce the Administrative Agent, the L/C Issuers and the Lenders to do so, and in consideration thereof, the Borrowers hereby agree to indemnify the Administrative Agent, each L/C Issuer and each Lender and hold them harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against them by the Borrowers or by any other Person arising from or incurred by reason of the joint handling of the financing arrangements provided in the Credit Agreement, reliance by the Administrative Agent, the L/C Issuers and the Lenders on any requests or instructions from the Borrowers, or any other similar action taken by the Administrative Agent, any L/C Issuer or any Lender under the Loan Documents.

4. Representation and Warranty. Each Borrower represents and warrants to the Administrative Agent, the L/C Issuers and the Lenders that the request for joint handling of the Obligations is made because the Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to the Borrowers as required for the continued successful operation of each of them and their integrated operations. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of the Borrowers and the Guarantors is dependent on the continued successful performance of the functions of the integrated group.

Each Borrower represents and warrants to the Administrative Agent, each L/C Issuer and each Lender that (i) it has established adequate means of obtaining, on a continuing basis, financial and other information pertaining to the business, operations and condition (financial and otherwise) of each Borrower, its Subsidiaries and its Property, and (ii) it now is and hereafter will be completely familiar with the business, operations and condition

Form of Joint Borrower Provisions

(financial and otherwise) of such Persons and their Property. Each Borrower hereby waives and relinquishes any duty on the part of the Administrative Agent, any L/C Issuer or any Lender to disclose to it any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of Borrowers, their Subsidiaries or their Property, whether now or hereafter known by the Administrative Agent, any L/C Issuer or any Lender during the term of the Credit Agreement.

5. Waivers and Consents. Each Borrower consents and agrees that the Administrative Agent, the L/C Issuers and the Lenders may, at any time and from time to time, without notice or demand to any of them, and without affecting the enforceability or security hereof or of any other Loan Document:

(g) supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(h) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(i) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;

(j) accept partial payments on the Obligations;

(k) receive and hold additional security or guaranties for the Obligations or any part thereof;

(l) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole and absolute discretion may determine;

(m) release any Borrower, any Party, any guarantor or any other Person from any personal liability with respect to the Obligations or any part thereof;

(n) settle, release on terms satisfactory to the Administrative Agent, the L/C Issuers and the Lenders or by operation of applicable Laws or otherwise liquidate or enforce any Obligations and any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; and

(o) consent to the merger, change or any other restructuring or termination of the corporate or other existence of any Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Person under any Loan Document to which the Borrowers are a party or the enforceability hereof or thereof with respect to all or any part of the Obligations;

provided that nothing contained herein shall permit the Administrative Agent to amend the terms of any Loan Document without the written consent of all of the Parties thereto (except as otherwise provided therein).

Upon the occurrence of and during the continuance of any Event of Default, the Administrative Agent, the L/C Issuers and the Lenders may enforce the Credit Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security the Administrative Agent, any L/C Issuer or any Lender at any time may have or hold in connection with the Obligations, and it shall not be necessary for them to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce any Loan Document or these Joint Borrower Provisions. Each Borrower expressly waives any right to require the Administrative Agent, any L/C Issuer or any Lender to marshal assets in favor of any Borrower or any other Person or to proceed against any Person or any collateral provided thereby, and agrees that the Administrative Agent, the L/C Issuers and the Lenders may proceed against each Borrower, any other Person and/or the collateral in such order as they determine in their sole and absolute discretion. The Administrative Agent (with the consent or at the direction of the Required Lenders) may file a separate action or

Form of Joint Borrower Provisions

actions against each Borrower, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that the Administrative Agent, the L/C Issuers and the Lenders may deal with any Borrower or any other Person in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them (in each case, with the consent of the Parties to such contracts or agreements), in any manner whatsoever, all without in any way altering or affecting the security of the Loan Documents. Each Borrower expressly waives the benefit of any statute(s) of limitations affecting its liability under the Loan Documents or the enforcement of the Obligations created therein. The Administrative Agent’s, the L/C Issuers’ and the Lenders’ rights hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of the Credit Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by them upon the bankruptcy, insolvency or reorganization of any Borrower, all as though such amount had not been paid. Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any incapacity, lack of authority or disability or other defense of any other Person with respect to the Obligations, (b) the unenforceability or invalidity of the Obligations or of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any Borrower (other than the satisfaction of the Termination Conditions and the payment in full of all Secured Obligations (as defined in the Security Agreement) arising under any Secured Hedge Agreement or Secured Cash Management Agreement)); (d) any failure of the Administrative Agent, any L/C Issuer or any Lender to marshal assets in favor of any Borrower or any other Person, (e) any failure of the Administrative Agent, any L/C Issuer or any Lender to give notice of sale or other disposition to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition, (f) any failure of the Administrative Agent, any L/C Issuer or any Lender to comply with applicable Laws in connection with the sale or other disposition of any collateral or other security for any Obligation, including without limitation any failure of the Administrative Agent, any L/C Issuer or any Lender to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of the Administrative Agent, any L/C Issuer or any Lender or other Persons that directly or indirectly results in or aids the discharge or release of any Borrower, any guarantor or any other Person or the Obligations or any other security or guaranty therefor by operation of Law or otherwise, (h) any Law which provides that the Obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s Obligation in proportion to the principal Obligation, (i) any failure of the Administrative Agent, any L/C Issuer or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by the Administrative Agent, any L/C Issuer or any Lender, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b) (2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of the Administrative Agent, any L/C Issuer or any Lender for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding, (p) Administrative Agent’s or any other Secured Party’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence, willful misconduct or bad faith, (q) to the fullest extent permitted by law, any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of these Joint Borrower Provisions, or (r) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Borrower as an obligor in respect of the Obligations. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations (except any of the same which are expressly provided for in the Loan Documents), and all notices of acceptance of the Credit Agreement or of the existence, creation or incurring of new or additional Obligations.

6. Waiver of Rights of Subrogation. Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, the Borrowers hereby waive with respect to each other and their respective successors and assigns (including any surety) and any other Person any and all rights at Law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to indemnity, to setoff or to any

Form of Joint Borrower Provisions

other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which any Borrower may have or hereafter acquire against each other or any other Person in connection with or as a result of their execution, delivery and/or performance of the Credit Agreement, these Joint Borrower Provisions or any other Loan Document to which any of them is a party. The Borrowers agree that they shall not have or assert any such rights against one another or their respective successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against any Borrower by any Borrower (as Borrowers or in any other capacity) or any other Person. The Borrowers hereby acknowledge and agree that this waiver is intended to benefit the Administrative Agent, the L/C Issuers and the Lenders and shall not limit or otherwise affect the Borrowers’ liabilities hereunder or under any other Loan Document to which any of them is a party, or the enforceability hereof or thereof.

7. Understandings with Respect to Waivers and Consents. The Borrowers each warrant and agree that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which they otherwise may have against each other, the Administrative Agent, the L/C Issuers, the Lenders or others, or against collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. If any of the waivers or consents herein are determined to be contrary to any applicable Law or public policy, such waivers and consents shall be effective to the maximum extent permitted by Law.

Form of Joint Borrower Provisions

EXHIBIT H

FORM OF PERMITTED PARI PASSU INTERCREDITOR AGREEMENT

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[    ]

among

VICI Properties 1 LLC,

as the Borrower and an Issuer

[and [    ],

as an Issuer],

GOLDMAN SACHS BANK USA,

as Collateral Agent,

GOLDMAN SACHS BANK USA,

as Authorized Representative under the Credit Agreement,

[    ],

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

Form of Permitted Pari Passu Intercreditor Agreement

Form of Permitted Pari Passu Intercreditor Agreement

FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [    ], by and among VICI Properties 1 LLC, a Delaware limited liability company (“VICI Properties”), [[    ], [    ] (together with VICI Properties, the “Issuers” and each an “Issuer”),] Goldman Sachs Bank USA (“GS”), as collateral agent for the First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Collateral Agent”), GS, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors, in such capacity, the “Administrative Agent”), [    ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower (as defined below), [the Issuer,] the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

Definitions

Construction; Certain Defined Terms.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document or statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented, restated, replaced, extended, renewed or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of each such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations, and after giving effect to any applicable intercreditor agreements (other than this Agreement)) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the

Form of Permitted Pari Passu Intercreditor Agreement

right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement as in effect on the date hereof. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” means VICI Properties.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of December [    ], 2017, by and among the Borrower, the lenders from time to time parties thereto, the Administrative Agent or any other agent from time to time party thereto, and the other parties thereto as amended, restated, supplemented or otherwise modified, Refinanced, extended, renewed or replaced from time to time, including, in the event such Credit Agreement is terminated or replaced and the Borrower subsequently enters into any “Credit Agreement” (as defined in the Initial Other First Lien Agreement), the Credit Agreement designated by the Borrower to be the “Credit Agreement” hereunder.

Form of Permitted Pari Passu Intercreditor Agreement

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which the following conditions are satisfied:

(a)    all such Series of First Lien Obligations is paid in full in cash in immediately available funds, including, without limitation (i) any interest owed in respect of such amounts (including any interest accruing at the then applicable rate provided for in the Secured Credit Documents relating to such Series of First Lien Obligations in respect of amounts outstanding thereunder after the maturity of such amounts and any Post-Petition Interest); (ii) any other fees, make-whole premium, costs or charges accruing on or after an Insolvency or Liquidation Proceeding, whether or not such fees, make-whole premium, any other premium, costs or charges would be allowed or allowable in such proceeding; (iii) any indemnification obligations in respect of known contingencies (excluding, for the avoidance of doubt, contingent obligations to the extent that no claim giving rise thereto has been asserted or is not yet due and payable); and (iv) any reimbursement obligations owed in respect of any Letters of Credit;

(b)    all commitments (including commitments to extend credit to the Grantors (including in respect of the issuance of any letter of credit)) of the applicable First Lien Secured Parties under the Secured Credit Documents relating to such Series of First Lien Obligations that would constitute a First Lien Obligation under such Series shall have been terminated or expired in full;

(c)    all letters of credit issued and outstanding under such Series of First Lien Obligations shall have been cancelled, terminated or cash collateralized (in an amount and manner, and on terms, satisfactory to the applicable Authorized Representative in respect of such Series of First Lien Obligations); and

(d)    there are no outstanding First Lien Obligations of any of the Grantors under any of the Secured Credit Documents that are required to be secured by the Shared Collateral in accordance with the terms of such Secured Credit Documents (which excludes, for the avoidance of doubt, contingent obligations to the extent that no claim giving rise thereto has been asserted or is not yet due and payable).

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Other First Lien Agreement which has been designated in writing, within [ninety (90)] days of the execution thereof, by the Borrower and the Authorized Representative under such new Other First Lien Agreement to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in the Security Agreement.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

Form of Permitted Pari Passu Intercreditor Agreement

“First Lien Security Documents” means the Security Agreement, the Mortgages, the Ship Mortgages, the IP Security Agreements (as defined in the Security Agreement) and each of the security agreements and other instruments and documents entered into in favor of the Collateral Agent for purposes of securing any Series of First Lien Obligations.

“Grantors” means the Borrower and each Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means that certain [    ] dated as of [    ], among the Borrower, [the Issuer,] the Subsidiaries identified therein and [    ].

“Initial Other First Lien Obligations” means the Notes Obligations as defined in the Security Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the Other First Lien Secured Party Consent, as defined in the Security Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

Form of Permitted Pari Passu Intercreditor Agreement

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [180] days (throughout which [180] day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time the Grantor that has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Other First Lien Agreement” shall have the meaning given such term by the Security Agreement and shall include the Initial Other First Lien Agreement.

“Other First Lien Obligations” shall have the meaning given such term by the Security Agreement and shall include the Initial Other First Lien Obligations.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to, in the possession of or otherwise under the control of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Post-Petition Interest” means interest, fees, costs, expenses and other charges that pursuant to any of the Secured Credit Documents continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, costs, expenses and other charges are allowed or allowable under Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, letter of credit facility, indenture, note purchase agreement or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Agreement and the “Loan Documents” (or other similar definition, if any) (as defined therein) and (iii) each Other First Lien Agreement, the “Loan Documents” and the “Security Documents” (or other similar definition, if any) as defined therein.

Form of Permitted Pari Passu Intercreditor Agreement

“Security Agreement” means the Collateral Agreement, dated as of [    ], by and among the Grantors party thereto and the Collateral Agent (for the Credit Agreement Secured Parties).

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacity as such), and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Agreement, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Collateral Agent on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

Priorities and Agreements with Respect to Shared Collateral

Priority of Claims.

Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral (including the Second Lien Intercreditor Agreement), the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any such intercreditor agreement (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Collateral Agent in the order specified in Section 4.02 of the Security Agreement. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute and after giving effect to any applicable intercreditor agreement (other than this Agreement)) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents and subject to Section 2.08, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Form of Permitted Pari Passu Intercreditor Agreement

Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

With respect to any Shared Collateral, (i) notwithstanding Section 2.01, only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right (including setoff), remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent (or any Person authorized by it), acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral, or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Other First Lien Agreement, cash collateral that may be required to be deposited with respect to Letters of Credit or in connection with the obligations of a Defaulting Lender) other than pursuant to the First Lien Security Documents, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party from contesting or supporting any other Person in contesting the (x) enforceability of any Lien purporting to secure First Lien Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code or (y) perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties that was incurred in violation of the Secured Credit Documents then in effect at the time of incurrence.

Form of Permitted Pari Passu Intercreditor Agreement

No Interference; Payment Over.

Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from (x) challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code or (y) contesting or supporting any other Person in contesting the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document, in each case, solely to the extent such Series of First Lien Obligations or such Liens were incurred in violation of the Secured Credit Documents then in effect at the time of incurrence; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding (including any Insolvency or Liquidation Proceedings) any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral, and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other Authorized Representative to enforce this Agreement.

Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed by the Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

Automatic Release of Liens; Amendments to First Lien Security Documents.

If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with the enforcement by the Collateral Agent of its Liens in, or remedies in respect of, such Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon the consummation of such disposition; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document (including, without limitation, to release Liens securing any Series of First Lien Obligations) so long as such amendment, subject to clause (d) below, is not prohibited by the terms of each then extant Secured Credit Document. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations (including, without limitation, to release Liens securing such Series of First Lien Obligations) so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the rights of the First Lien Secured Parties of any other Series.

Form of Permitted Pari Passu Intercreditor Agreement

Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

In determining whether an amendment to any First Lien Security Document is not prohibited by this Section 2.04, the Collateral Agent may conclusively rely on a certificate of an officer of the Borrower stating that such amendment is not prohibited by Section 2.04(b) above.

Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its subsidiaries (including an Insolvency and Liquidation Proceedings).

If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more Lenders or a lender approved by the Applicable Authorized Representative acting at the direction of the Controlling Secured Parties (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection (and shall be deemed to have consented) to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, the Liens on such Shared Collateral for the benefit of any Non-Controlling Secured Party (including its Authorized Representative) shall be automatically subordinated to the DIP Financing Liens and the Liens securing any “carve out” to the same extent that the Liens on such Shared Collateral for the benefit of the Controlling Secured Parties are subordinated to the DIP Financing Liens and the Liens securing any “carve out” and each Non-Controlling Secured Party and/or its Authorized Representative (on behalf of such Non-Controlling Secured Party) shall confirm such priority upon request of the Applicable Authorized Representative, any Controlling Secured Party or the Borrower and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, the Liens on such Shared Collateral for the benefit of any Non-Controlling Secured Parties (including its Authorized Representative) shall automatically rank pari passu with the DIP Financing Liens and each Non-Controlling Secured Party and/or its Authorized Representative (on behalf of such Non-Controlling Secured Party) shall confirm such priority upon request of the Applicable Authorized Representative, any Controlling Secured Party or the Borrower in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens and Liens in respect of any “carve-out”) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens and Liens in respect of any “carve-out”) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not

Form of Permitted Pari Passu Intercreditor Agreement

constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

Each Secured Party agrees that, in an Insolvency or Liquidation Proceeding or otherwise, none of them will oppose any sale or disposition of any Shared Collateral of any Grantor to which the Controlling Secured Parties consent or do not object, and will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale or disposition and to have released its Liens on the assets so sold or disposed; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full.

Insurance. As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case in accordance with the extant Security Documents.

Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall execute a Joinder Agreement on behalf of the holders of such Refinancing indebtedness for such obligations to constitute First Lien Obligations.

Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.

The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

The agreement of the Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of the UCC to obtain possession or control thereof, including Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Form of Permitted Pari Passu Intercreditor Agreement

Existence and Amounts of Liens and Obligations

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

The Collateral Agent

Appointment and Authority.

Each of the First Lien Secured Parties hereby irrevocably appoints GS to act on its behalf as the Collateral Agent hereunder and under each of the other First Lien Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of this Article IV and Section 9.05 of the Credit Agreement and the equivalent provision of any Other First Lien Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First Lien Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or the Secured Credit

Form of Permitted Pari Passu Intercreditor Agreement

Documents or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Borrower or any of its subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

Rights as a First Lien Secured Party. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First Lien Secured Party” or “Other First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

Exculpatory Provisions.

The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;

shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrower stating that such action is not prohibited by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or the Borrower;

shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or

Form of Permitted Pari Passu Intercreditor Agreement

any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent;

shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First Lien Agreement (but shall be entitled to all protections provided to the Collateral Agent therein);

with respect to the Credit Agreement, any Other First Lien Agreement or any First Lien Security Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

may conclusively rely on any certificate of an officer of the Borrower provided pursuant to Section 2.04(d).

Each Secured Party acknowledges that, in addition to acting as the initial Collateral Agent, GS also serves as Administrative Agent under the Credit Agreement and each First Lien Secured Party hereby waives any right to make any objection or claim against GS (or any successor Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Collateral Agent also serving as the Administrative Agent.

Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may include, but shall not be limited to counsel for the Borrower or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and the Borrower. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right (subject, unless an Event of Default relating to the commencement of an Insolvency or Liquidation Proceeding has occurred and is continuing, to the consent of the Borrower (not to be unreasonably withheld or delayed)), to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 45 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above (but (i) without the consent of any other First Lien Secured Party and (ii) with the consent of the Borrower); provided that if the Collateral Agent shall notify the Borrower and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such

Form of Permitted Pari Passu Intercreditor Agreement

time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative, any other First Lien Secured Parties or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 8.07 and Section 9.05 of the Credit Agreement and the equivalent provision of any Other First Lien Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, the Borrower agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent as promptly as practicable.

Non-Reliance on Collateral Agent and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorize the Collateral Agent to provide all documents, agreements, instruments and filings requested by the Grantors to evidence the release of the Collateral Agent’s Liens in accordance with the terms of the then extant Security Documents (including, without limitation, Section 5.15 of the Security Agreement).

Miscellaneous

Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to the Collateral Agent, to it at:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

if to the Administrative Agent, to it at:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

if to the Initial Other Authorized Representative, to it as provided in the Initial Other First Lien Agreement:

if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement

Form of Permitted Pari Passu Intercreditor Agreement

if to the Borrower, to it at:

[    ]

VICI Properties, Inc.

8329 W. Sunset Road, Suite 210 Las Vegas, Nevada 89113

Email: [    ]

[    ]

[    ]

VICI Properties, Inc.

8329 W. Sunset Road, Suite 210 Las Vegas, Nevada 89113

Email: [    ]

[    ]

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Waivers; Amendment; Joinder Agreements.

No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, the Collateral Agent and the Borrower.

Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.20 of the Security Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any additional Grantor may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.16 of the Security Agreement and upon such execution and delivery, such Grantor shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

Form of Permitted Pari Passu Intercreditor Agreement

Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Form of Permitted Pari Passu Intercreditor Agreement

Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Junior Lien Intercreditor Agreement. The Collateral Agent, the Administrative Agent, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Collateral Agent to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Shared Collateral junior to Liens securing the First Lien Obligations that are incurred on or following the date hereof in compliance with the Secured Credit Documents. The Collateral Agent, solely in such capacity under any such intercreditor agreements, shall take direction from the Applicable Authorized Representative with respect to the Shared Collateral.

[Remainder of this page intentionally left blank]

Form of Permitted Pari Passu Intercreditor Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[First Lien Intercreditor Agreement]

[ ], as Initial Other Authorized Representative

By:
Name:
Title:

[First Lien Intercreditor Agreement]

VICI PROPERTIES 1 LLC, as the Borrower and an Issuer

[[ ],
as an Issuer

By:
Name:
Title:]

EXHIBIT I

SECOND LIEN INTERCREDITOR AGREEMENT

THIS SECOND LIEN INTERCREDITOR AGREEMENT is dated as of October 6, 2017, by and among VICI Properties 1 LLC, a Delaware limited liability company (the “Company”), VICI FC Inc., a Delaware corporation (“Finco” and collectively with the Company, the “Borrowers” or the “Issuers”), Wilmington Trust, National Association (“Wilmington Trust”), as Credit Agreement Agent, UMB Bank, National Association (“UMB”), as Initial Other First Priority Lien Obligations Agent, each Other First Priority Lien Obligations Agent from time to time party hereto, each in its capacity as First Lien Agent, UMB, as Trustee and each collateral agent for any Future Second Lien Indebtedness from time to time party hereto, each in its capacity as Second Priority Agent.

A.     WHEREAS, the Company (i) is party to the First Lien Credit Agreement dated as of October 6, 2017 (as amended, amended and restated, replaced, Refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, the lenders party thereto from time to time, Wilmington Trust, as administrative agent and collateral agent or any other agent from time to time party thereto, and the other parties thereto, (ii) is party to the Indenture dated as of October 6, 2017 (as amended, amended and restated, replaced, Refinanced, supplemented or otherwise modified from time to time, the “Initial Other First Priority Lien Obligations Agreement”), under which the First Lien Notes were issued, among the Issuers, as issuers, the Subsidiary Guarantors party thereto, as guarantors, and UMB, as trustee and (iii) may become a party to Other First Priority Lien Obligations Credit Documents;

B.    WHEREAS, the Issuers (i) are parties to the Indenture dated as of October 6, 2017 (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Second Priority Senior Secured Notes Indenture”), under which the Second Lien Notes were issued, among the Issuers, as issuers, the Subsidiary Guarantors party thereto, as guarantors, and UMB, as trustee and collateral agent and (ii) may become a party to Second Priority Documents governing Future Second Lien Indebtedness; and Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE XII Definitions.

12.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” shall have the meaning set forth in the recitals, and include the successors of each entity in such capacity.

“Closing Date” shall mean October 6, 2017.

Second Lien Intercreditor Agreement

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Lender Collateral and Second Priority Collateral, including without limitation any assets in which the First Lien Agents are automatically deemed to have a Lien pursuant to the provisions of Section 2.3.

“Company” shall have the meaning set forth in the recitals, and its successors in such capacity.

“Comparable Second Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Collateral Document, those Second Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Agreement” shall have the meaning set forth in the recitals and shall include, in the event such Credit Agreement is terminated or replaced and the Company subsequently enters into any “Credit Agreement” (as defined in the Second Priority Senior Secured Notes Indenture), the Credit Agreement designated, within one hundred eighty (180) days of the execution thereof, by the Company to each then extant First Lien Agent and Second Priority Agent to be the “Credit Agreement” hereunder.

“Credit Agreement Agent” shall mean Wilmington Trust, in its capacity as administrative agent and collateral agent for the Senior Lenders under the Credit Agreement and the other Senior Lender Documents entered into pursuant to the Credit Agreement, together with its successors in such capacity.

“Credit Agreement Lender” shall mean a “Lender” as defined in the Credit Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of Senior Lender Claims” shall mean, except to the extent otherwise provided in Section 5.7 below, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding Senior Lender Claims and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other Senior Lender Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other Senior Lender Claims that constitute an exchange or replacement for or a refinancing of such Obligations or Senior Lender Claims. In the event the Senior Lender Claims are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the Senior Lender Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disposition” means any sale, lease, exchange, assignment, license, contribution, transfer or other disposition.

“Dispose” shall have a correlative meaning.

“Enforcement Actions” shall have the meaning set forth in Section 3.1.

“Finco” shall have the meaning set forth in the recitals, and its successors in such capacity.

“First Lien Agent” shall mean each of (a) the Credit Agreement Agent and (b) any Other First Priority Lien Obligations Agent.

Second Lien Intercreditor Agreement

“First Lien Intercreditor Agreement” shall have the meaning given to such term in the Senior Collateral Agreement.

“First Priority Designated Agent” shall mean (i) so long as the First Lien Intercreditor Agreement is in effect, the “Applicable Authorized Agent” under the First Lien Intercreditor Agreement, or (ii) if the First Lien Intercreditor Agreement is not in effect, such agent or trustee as is designated “First Priority Designated Agent” by Senior Lenders holding a majority in principal amount of the Senior Lender Claims then outstanding.

“Future Second Lien Indebtedness” shall mean Indebtedness or Obligations (other than Noteholder Claims) of the Company or any of its Subsidiaries that are to be secured on a pari passu or junior basis to the Noteholder Claims and are so designated as Future Second Lien Indebtedness in accordance with Section 8.22 hereof; provided, however, that such Future Second Lien Indebtedness is permitted to be so incurred in accordance with any Senior Lender Documents and any Second Priority Documents, as applicable.

“Grantors” shall mean the Company, the other Borrowers and each Subsidiary of a Borrower, in each case, that has executed and delivered a Second Priority Collateral Document or a Senior Collateral Document.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Second Priority Senior Secured Notes Indenture, the Credit Agreement, or the Other First Priority Lien Obligations Credit Documents.

“Indenture Secured Parties” shall mean the Persons holding Noteholder Claims, including the Trustee.

“Initial Other First Priority Lien Obligations Agent” shall mean UMB, in its capacity as trustee under the Initial Other First Priority Lien Obligations Agreement, together with its successors in such capacity.

“Initial Other First Priority Lien Obligations Agreement” shall have the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Issuers” shall have the meaning set forth in the recitals, and their respective successors in such capacity.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien (statutory or otherwise), hypothecation, collateral assignment, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Noteholder Claims” shall mean all Obligations in respect of the Notes or arising under the Noteholder Documents or any of them, including all fees and expenses of the Trustee thereunder.

“Noteholder Collateral” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Noteholder Claim.

Second Lien Intercreditor Agreement

“Noteholder Collateral Agreement” shall mean the Collateral Agreement (Second Lien) dated as of October 6, 2017, among the Issuers, certain other Grantors and the Trustee in respect of the Second Priority Senior Secured Notes Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Noteholder Collateral Documents” shall mean the Noteholder Collateral Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Noteholder Claims or under which rights or remedies with respect to any such Lien are governed.

“Noteholder Documents” shall mean (a) the Second Priority Senior Secured Notes Indenture, the Notes, the Noteholder Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Noteholder Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Notes” shall mean (a) the Second Lien Notes and (b) any additional notes issued under the Second Priority Senior Secured Notes Indenture by the Borrower, to the extent permitted by the Second Priority Senior Secured Notes Indenture, the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, any other Senior Lender Documents and any Second Priority Document, as applicable.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Grantor under any Senior Lender Document or Second Priority Document include the obligations to pay principal, interest (including interest, expenses, fees and other amounts accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest, expenses, fees and other amounts is allowed or allowable in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any Senior Lender or Second Priority Secured Party, in its sole discretion, many elect to pay or advance on behalf of such Grantor.

“Other First Priority Lien Obligations” means all Obligations owing under any Other First Priority Lien Obligations Document, including under the Initial Other First Priority Lien Obligations Agreement; provided, however, for the avoidance of doubt, none of the Obligations under the Credit Agreement or any other Loan Document shall constitute Other First Priority Lien Obligations.

“Other First Priority Lien Obligations Agent” shall mean, with respect to any Other First Priority Lien Obligations Credit Document, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to such Other First Priority Lien Obligations Credit Document by or on behalf of the holders of such Other First Priority Lien Obligations, and its respective successors in such capacity, including the Initial Other First Priority Lien Obligations Agent.

“Other First Priority Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (c) instruments or agreements evidencing any other indebtedness, in each case in respect of which (other than with respect to the Initial Other First Priority Lien Obligations Agreement) a First Lien Agent has become a party hereto in accordance with Section 8.22 hereof. For the avoidance of doubt, “Other First Priority Lien Obligations Credit Document” includes the Initial Other First Priority Lien Obligations Agreement.

“Other First Priority Lien Obligations Documents” means each Other First Priority Lien Obligations Credit Document and each Other First Priority Lien Obligations Security Document related thereto.

Second Lien Intercreditor Agreement

“Other First Priority Lien Obligations Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First Priority Lien Obligations.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” shall mean the Common Collateral in the possession of any First Lien Agent (or its agents or bailees), to the extent that possession thereof perfects a valid Lien thereon under the Uniform Commercial Code.

“Recovery” shall have the meaning set forth in Section 6.4.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, letter of credit facility, indenture, note purchase agreement or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Required Lenders” shall mean, with respect to any Senior Lender Documents, those Senior Lenders the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such Senior Lender Documents (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the Senior Lender Documents).

“Second Lien Notes” shall mean the Borrower’s Second Priority Senior Secured Notes due 2023, issued pursuant to the Second Priority Senior Secured Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Second Lien Notes and the related registration rights agreement with substantially identical terms as the Second Lien Notes.

“Second Priority Agents” shall mean (a) the Trustee as agent for the Indenture Secured Parties and (b) the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Claims” shall mean the Noteholder Claims and all other Obligations in respect of, or arising under, the Second Priority Documents, including all fees and expenses of the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Collateral” shall mean the Noteholder Collateral and all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claim.

“Second Priority Collateral Agreements” shall mean the Noteholder Collateral Agreement and any comparable agreement(s) with respect to any Future Second Lien Indebtedness.

“Second Priority Collateral Documents” shall mean the Noteholder Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are at any time governed.

“Second Priority Designated Agent” shall mean such agent or trustee as is designated “Second Priority Designated Agent” by Second Priority Secured Parties holding a majority in principal amount of the Second Priority Claims then outstanding or by their Second Priority Agent; it being understood that as of the date of this Agreement and for so long as any Obligations under the Second Priority Senior Secured Notes Indenture remain outstanding, the Trustee shall be so designated Second Priority Designated Agent.

Second Lien Intercreditor Agreement

“Second Priority Documents” shall mean the Noteholder Documents and any other document or instrument evidencing or governing any Future Second Lien Indebtedness.

“Second Priority Lien” shall mean any Lien on any assets of the Company or any other Grantor securing any Second Priority Claims.

“Second Priority Secured Parties” shall mean the Indenture Secured Parties and all other Persons holding any Second Priority Claims, including the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Senior Secured Notes Indenture” shall have the meaning set forth in the recitals.

“Secured Hedge Agreements” shall mean each Secured Swap Agreement (as defined in the Credit Agreement).

“Section 363 Event” shall have the meaning set forth in Section 6.01 of this Agreement. “Section 363 Notice” shall have the meaning set forth in Section 6.01 of this Agreement.

“Senior Collateral Agreement” shall mean the Collateral Agreement (First Lien), dated as of October 6, 2017, among the Company, certain other Grantors, and Wilmington Trust, as collateral agent for the secured parties referred to therein.

“Senior Collateral Documents” shall mean the Senior Collateral Agreement, the Other First Priority Lien Obligations Security Documents, the Initial Other First Priority Lien Obligations Agreement, the Mortgages (as defined in the Credit Agreement), the Ship Mortgages (as defined in the Credit Agreement), the IP Security Agreements (as defined in the Senior Collateral Agreement) and each of the security agreements and other instruments and documents pursuant to which a Lien is now or hereafter granted securing any Senior Lender Claims or under which rights or remedies with respect to such Lien are at any time governed.

“Senior Lender Cash Management Obligations” shall mean, with respect to any Grantor, all Obligations of such Grantor in respect of any Overdraft Line and any Secured Cash Management Agreement (each as defined in the Credit Agreement).

“Senior Lender Claims” shall mean all Obligations arising under the Credit Agreement, the Other First Priority Lien Obligations Credit Documents and any other Senior Lender Documents, whether or not such Obligations constitute Indebtedness, including, without limitation, (a) Obligations arising under Secured Hedge Agreements, (b) Senior Lender Cash Management Obligations and (c) Obligations under any agreement that is an exchange or replacement for or an extension, increase or Refinancing of any other Senior Lender Claims. Senior Lender Claims shall include (i) all “Secured Obligations”, as defined in the Senior Collateral Agreement and (ii) all interest, expenses, fees and other amounts accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Lender Documents whether or not the claim for such interest or expenses is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Senior Lender Collateral” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Senior Lender Claim.

“Senior Lender Documents” shall mean the Loan Documents, the Other First Priority Lien Obligations Credit Documents, the Senior Collateral Documents and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a Senior Lender Hedging Obligation or Senior Lender Cash Management Obligation) providing for, evidencing or securing any Senior Lender Claim, including, without limitation, any Obligation under the Credit Agreement and any other related document or instrument executed or delivered pursuant to any such document at any time or otherwise evidencing or securing any Obligation arising under any such document.

“Senior Lender Hedging Obligations” shall mean any Obligations under Secured Hedge Agreements.

Second Lien Intercreditor Agreement

“Senior Lenders” shall mean the Persons holding Senior Lender Claims, including the First Lien Agents.

“Subsidiary” shall mean any “Subsidiary” (as defined in the Credit Agreement) of any Borrower.

“Trustee” shall mean UMB, in its capacity as trustee under the Second Priority Senior Secured Notes Indenture and as collateral agent under the Noteholder Collateral Documents, and its successors in such capacity.

“UMB” shall have the meaning set forth in the recitals, and its successors in each such capacity.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Wilmington Trust” shall have the meaning set forth in the recitals, and its successors in such capacity.

12.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document or statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented, restated, replaced, extended, renewed or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE XIII Lien Priorities.

13.01    Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Second Priority Secured Parties on the Common Collateral or of any Liens granted to any First Lien Agent or Senior Lenders on the Common Collateral, (ii) any provision of the UCC, any Bankruptcy Law, or any applicable law or the Second Priority Documents or the Senior Lender Documents, (iii) whether any First Lien Agent, either directly or through agents, holds possession of, or otherwise has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Lender Claims now or hereafter held by or on behalf of any First Lien Agent or any Senior Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Priority Claims and (b) any Lien on the Common Collateral securing any Second Priority Claims now or hereafter held by or on behalf of the Trustee or any Second Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims. All Liens on the Common Collateral securing any Senior Lender Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Claims for all purposes, whether or not such Liens securing any Senior Lender Claims are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

Second Lien Intercreditor Agreement

13.02    Prohibition on Contesting Liens. Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, and each First Lien Agent, for itself and on behalf of each Senior Lender in respect of which it serves as First Lien Agent, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any Senior Lender Claims held (or purported to be held) by or on behalf of any First Lien Agent or any of the Senior Lenders or any agent or trustee therefor in any Senior Lender Collateral other than any such Lien (excluding any Lien granted or deemed granted to secure Senior Lender Claims pursuant to Section 2.3) prohibited under (x) the Second Priority Documents or (y) the Senior Lender Documents, in each case, then in effect at the time of incurrence or (b) a Lien securing any Second Priority Claims held (or purported to be held) by or on behalf of any Second Priority Secured Party in the Common Collateral other than any such Lien prohibited under (x) the Second Priority Documents or (y) the Senior Lender Documents, in each case, then in effect at the time of incurrence, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Agent or any Senior Lender to enforce this Agreement (including the priority of the Liens securing the Senior Lender Claims as provided in Section 2.1) or any of the Senior Lender Documents.

13.03    No New Liens. So long as the Discharge of Senior Lender Claims has not occurred and subject to Section 6, each Second Priority Agent agrees, for itself and on behalf of each applicable Second Priority Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Company or any other Grantor securing any Second Priority Claims that are not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents. If any Second Priority Agent or any Second Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral that is not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents, then such Second Priority Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such lien for the benefit of the First Lien Agents as security for the Senior Lender Claims (subject to the lien priority and other terms hereof) and shall promptly notify each First Lien Agent in writing of the existence of such Lien and in any event take such actions as may be requested by any First Lien Agent to assign or release such Liens to the First Lien Agents (and/or each of its designee) as security for the applicable Senior Lender Claims. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any First Lien Agent or any other Senior Lender, each Second Priority Agent agrees, for itself and on behalf of the other Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.3 shall be subject to Section 4.1 and Section 4.2.

13.04    Perfection of Liens. Neither the First Lien Agents nor the Senior Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Agents and the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Lenders and the Second Priority Secured Parties and shall not impose on the First Lien Agents, the Second Priority Agents, the Second Priority Secured Parties or the Senior Lenders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

13.05    Waiver of Marshalling. Until the Discharge of Senior Lender Claims, each Second Priority Agent, on behalf of itself and the applicable Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

13.06    Nature Of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, acknowledges that (a) a portion of the Senior Lender Claims may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Lender Documents and the Senior Lender Claims may be amended, restated, amended and restated, supplemented or otherwise modified,

Second Lien Intercreditor Agreement

and the Senior Lender Claims, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Lender Claims may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.1 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Lender Claims or the Second Priority Claims, or any portion thereof. As between the Company and the other Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the other Grantors contained in any Second Priority Document with respect to the incurrence of additional Senior Lender Claims.

13.07    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Lender Documents or Second Priority Documents to the contrary, collateral consisting of cash and deposit account balances pledged to secure Obligations under the Credit Agreement consisting of reimbursement obligations in respect of letters of credit or otherwise held by the First Lien Agent pursuant to Section 2.05 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Common Collateral.

ARTICLE XIV Enforcement.

14.01    Exercise of Remedies.

(a)     So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) no Second Priority Agent or any Second Priority Secured Party will (w) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other security in respect of any applicable Second Priority Claims, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (x) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other collateral by any First Lien Agent or any Senior Lender in respect of the Senior Lender Claims, the exercise of any right by any First Lien Agent or any Senior Lender (or any agent or sub-agent on their behalf) in respect of the Senior Lender Claims under any lockbox agreement, control agreement, management agreement, lease, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Agent or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other collateral under the Senior Lender Documents or otherwise in respect of Senior Lender Claims, (y) commence, or otherwise join in, any involuntary Insolvency or Liquidation Proceeding with respect to any Grantor or (z) object to the forbearance by the Senior Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of Senior Lender Claims (collectively, “Enforcement Actions”) and (ii) except as otherwise provided in the proviso to this clause (ii), each First Lien Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral and to direct the time, method, and place for exercising such right or remedy or conducting any proceeding with respect thereto, without any consultation with or the consent of any Second Priority Agent or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Second Priority Agent may file a proof of claim or statement of interest with respect to the applicable Second Priority Claims, (B) each Second Priority Agent may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Lender Claims, or the rights of either First Lien Agent or the Senior Lenders to exercise remedies in respect thereof) as necessary in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Second Priority Agent may file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Second Priority Agent or Second Priority Secured Parties, (D) except as provided in clause (i)(y) of this subSection (a), each Second Priority Agent may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Company or any other Grantor arising under

Second Lien Intercreditor Agreement

any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law and (E) each Second Priority Agent and each Second Priority Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of the Company or any other Grantor, in each case (A) through (E) above, to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement. In exercising rights and remedies with respect to the Senior Lender Collateral, each First Lien Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the uniform commercial code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)    So long as the Discharge of Senior Lender Claims has not occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the applicable Second Priority Claims. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Second Priority Agents and the Second Priority Secured Parties with respect to the Common Collateral or any other collateral is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Second Priority Claims pursuant to the Second Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Lender Claims has occurred.

(c)    Subject to the proviso in clause (ii) of Section 3.1(a) above, each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, (i) agrees that no Second Priority Agent or any Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by any First Lien Agent or Senior Lenders with respect to the Common Collateral or any other collateral under the Senior Lender Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise, (ii) hereby waives any and all rights it or any Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Agent or Senior Lenders seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Senior Lender Collateral, regardless of whether any action or failure to act by or on behalf of any First Lien Agent or Senior Lenders is adverse to the interests of the Second Priority Secured Parties, and (iii) hereby acknowledges that any Senior Lender may direct the First Lien Designated Agent to take actions to enforce rights or exercise remedies (v) in any manner in its sole discretion in compliance with applicable law, (w) without consultation with or the consent of any Second Priority Secured Parties, (x) regardless of whether or not an Insolvency or Liquidation Proceeding has commenced, (y) regardless of any provision of any Second Priority Debt Documents (other than this Agreement) and (z) regardless of whether or not such exercise is adverse to the interest of any Second Priority Secured Parties.

(d)    Each Second Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Priority Document shall be deemed to restrict in any way the rights and remedies of any First Lien Agent or Senior Lenders with respect to the Senior Lender Collateral as set forth in this Agreement and the Senior Lender Documents.

14.02    Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, it will not commence, or join with any Person (other than the Senior Lenders and any First Lien Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Priority Documents or otherwise in respect of the applicable Second Priority Claims relating to the Common Collateral.

14.03    Actions Upon Breach. If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any Enforcement Action (including,

Second Lien Intercreditor Agreement

without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Senior Lenders, it being understood and agreed by each Second Priority Agent on behalf of each applicable Second Priority Secured Party that (i) the Senior Lenders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party irrevocably waives any defense that the Grantors and/or the Senior Lenders cannot demonstrate damage and/or can be made whole by the awarding of damages, any defense based on the adequacy of a remedy at law, and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Lien Agent or any other Senior Lender.

ARTICLE XV Payments.

15.01    Application of Proceeds. So long as the Discharge of Senior Lender Claims has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Common Collateral and any other collateral in respect of the Second Priority Claims or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or other collateral upon the exercise of remedies as a secured party (including an Enforcement Action), shall be applied by the First Lien Agents to the Senior Lender Claims in such order as specified in the relevant Senior Lender Documents until the Discharge of Senior Lender Claims has occurred. Upon the Discharge of Senior Lender Claims, subject to Section 5.7 hereof, each of the First Lien Agents shall deliver promptly to the Second Priority Designated Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Priority Designated Agent ratably to the Second Priority Claims in such order as specified in the Second Priority Documents.

15.02     Payments Over. Any Common Collateral or other collateral in respect of the Second Priority Claims or proceeds thereof received by any Second Priority Agent or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Common Collateral or such other collateral prior to the Discharge of Senior Lender Claims shall be segregated and held for the benefit of and forthwith paid over to the First Priority Designated Agent (and/or its designees) for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Agents are each hereby individually authorized to make any such endorsements as agent for any Second Priority Agent or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE XVI Other Agreements.

16.01    Releases.

(a)    If, at any time any Grantor or the holder of any Senior Lender Claim delivers notice to each Second Priority Agent that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) (including for such purpose, in the case of the sale of equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is:

(i)    sold, transferred or otherwise disposed of:

(A)    by the owner of such Common Collateral in a transaction not prohibited under the Credit Agreement, the Other First Priority Lien Obligations Credit Documents and each other Senior Lender Document (if any); or (ii) prior to the Discharge of Senior Lender Claims, to the extent that any of the First Lien Agents has consented to such sale, transfer or disposition; or

(ii)    otherwise released as permitted by the Credit Agreement and the Other First Priority Lien Obligations Credit Documents,

Second Lien Intercreditor Agreement

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing Senior Lender Claims are released and discharged. Upon delivery to each Second Priority Agent of a notice from any First Lien Agent stating that any release of Liens securing or supporting the Senior Lender Claims has become effective (or shall become effective upon each Second Priority Agent’s release) (whether in connection with a sale of such assets by the relevant Grantor pursuant to the preceding sentence, the exercise of remedies in respect of, such Common Collateral or otherwise), each Second Priority Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

(b)    Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby irrevocably constitutes and appoints each First Lien Agent and any officer or agent of such First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second Priority Agent or such holder or in such First Lien Agent’s own name, from time to time in such First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c)    Unless and until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of Senior Lender Claims pursuant to the Senior Lender Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Priority Agents or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Claims not otherwise in contravention of this Agreement.

16.02    Insurance. Unless and until the Discharge of Senior Lender Claims has occurred, each First Lien Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Lender Documents, to adjust settlement for any insurance policy covering the Common Collateral or any other collateral in respect of the Second Priority Claims in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral or such other collateral. Unless and until the Discharge of Senior Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral or such other collateral shall be paid (a) first, prior to the occurrence of the Discharge of Senior Lender Claims, to the First Lien Agents for the benefit of Senior Lenders pursuant to the terms of the Senior Lender Documents, (b) second, after the occurrence of the Discharge of Senior Lender Claims, to the Second Priority Agents for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Documents and (c) third, if no Second Priority Claims are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Agent or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to any First Lien Agent in accordance with the terms of Section 4.2.

16.03    Amendments to Second Priority Collateral Documents.

(a)     So long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the First Lien Agents, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Second Priority Agent agrees that each applicable Second Priority Collateral Document executed as of the date hereof shall include the following language (or language to similar effect approved by the First Priority Designated Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the applicable Second Priority Agent for the benefit of the Secured Parties pursuant to this agreement are expressly subject and subordinate to the liens and security interests granted to Wilmington Trust, National Association as collateral agent (and its permitted successors), for the benefit of the secured parties referred to below, pursuant to the Collateral Agreement (First Lien) dated as of October 6, 2017 (as amended, amended and restated, supplemented or

Second Lien Intercreditor Agreement

otherwise modified from time to time), from the Company and the other “Pledgors” referred to therein, in favor of Wilmington Trust, National Association, as collateral agent for the benefit of the secured parties referred to therein and other Senior Collateral Documents (as defined in the Second Lien Intercreditor Agreement (defined below)) and to the liens and security interests granted to Other First Priority Lien Obligations Agent pursuant to Other First Priority Lien Obligations Security Document (as amended, supplemented or otherwise modified from time to time), and (ii) the exercise of any right or remedy by the applicable Second Priority Agent hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of October 6, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), by and among Wilmington Trust, National Association in its capacity as First Lien Agent, UMB Bank, National Association, as Initial Other First Priority Lien Obligations Agent and UMB Bank, National Association, as Trustee. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and the terms of this agreement, the terms of the Second Lien Intercreditor Agreement shall govern.”

(b)    In the event that the First Lien Agents or the Senior Lenders enter into any amendment, waiver or consent in respect of or replace any Senior Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the First Lien Agents, the Senior Lenders, the Company or any other Grantor thereunder (including the release of any Liens in Senior Lender Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Priority Collateral Document without the consent of any Second Priority Agent or any Second Priority Secured Party and without any action by any Second Priority Agent or any Second Priority Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Second Priority Secured Parties or the interests of the Second Priority Secured Parties in the Second Priority Collateral and not the other creditors of the Company or such Grantor, as the case may be, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the Lien of such Senior Collateral Document is senior to the Lien of the Comparable Second Priority Collateral Document). The relevant First Lien Agent shall give written notice of such amendment, waiver or consent to each Second Priority Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Priority Collateral Document as set forth in this Section 5.3(b).

(c)    Anything contained herein to the contrary notwithstanding, until the Discharge of Senior Lender Claims has occurred, no Second Priority Collateral Document shall be entered into unless the collateral covered thereby is also subject to a perfected first-priority interest in favor of the First Lien Agents for the benefit of the Senior Lenders pursuant to the Senior Collateral Documents.

16.04    Rights As Unsecured Creditors. Except as provided in Section 3.1(a)(i)(y), the Second Priority Agents and the Second Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Company or any Grantor in accordance with the terms of the applicable Second Priority Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Agent or any Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Agent or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Second Priority Claims held by any of them. In the event any Second Priority Agent or any Second Priority Secured Party becomes a judgment lien creditor or other secured creditor in respect of Common Collateral or other collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Claims or otherwise, such judgment or other lien shall be subject to Section 2.3 and be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agents or the Senior Lenders may have with respect to the Senior Lender Collateral.

16.05    First Lien Agents as Gratuitous Bailees for Perfection.

(a)    Each First Lien Agent agrees to hold the Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or

Second Lien Intercreditor Agreement

gratuitous agent for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of the UCC to obtain possession or control thereof, including Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).

(b)    In the event that any First Lien Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, such First Lien Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5.

(c)    Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of Senior Lender Claims has occurred, any First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Lender Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Agents and the Second Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d)    The First Lien Agents shall have no obligation whatsoever to any Second Priority Agent or any Second Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Agents under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for each Second Priority Agent for purposes of perfecting the Lien held by the Second Priority Secured Parties.

(e)    The First Lien Agents shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second Priority Agent or any Second Priority Secured Party and the Second Priority Agents and the Second Priority Secured Parties hereby waive and release the First Lien Agents from all claims and liabilities arising pursuant to the First Lien Agents’ role under this Section 5.5, as agent and gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f)    Upon the Discharge of Senior Lender Claims, the relevant First Lien Agent shall upon request by any Grantor deliver to the Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and to the extent such Pledged Collateral is in the possession or control of such First Lien Agent (or its agents or bailees) together with any necessary endorsements (or otherwise allow the Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct.

(g)    Neither the First Lien Agents nor the Senior Lenders shall be required to marshal any present or future collateral security for the Company’s or its Subsidiaries’ obligations to the First Lien Agents or the Senior Lenders under the Credit Agreement or the Senior Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

16.06    Second Priority Designated Agent as Gratuitous Bailee for Perfection.

(a)    Upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

Second Lien Intercreditor Agreement

(b)    In the event that the Second Priority Designated Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

(c)    The Second Priority Designated Agent, in its capacity as gratuitous bailee, shall have no obligation whatsoever to the other Second Priority Agents or the First Lien Agent to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6. The duties or responsibilities of the Second Priority Designated Agent under this Section 5.6 upon the Discharge of Senior Lender Claims shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the other Second Priority Agents for purposes of perfecting the Lien held by the applicable Second Priority Secured Parties.

(d)    The Second Priority Designated Agent shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second Priority Agents (or the Second Priority Secured Parties for which such other Second Priority Agents are agents) and the other Second Priority Agents hereby waive and release the Second Priority Designated Agent from all claims and liabilities arising pursuant to the Second Priority Designated Agent’s role under this Section 5.6, as agent and gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(e)    In the event that the Second Priority Designated Agent shall cease to be so designated the Second Priority Designated Agent pursuant to the definition of such term, the then Second Priority Designated Agent shall deliver to the successor Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any), together with any necessary endorsements (or otherwise allow the successor Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second Priority Designated Agent shall perform all duties of the Second Priority Designated Agent as set forth herein.

16.07    Release Upon Discharge of Senior Lender Claims; No Release If Event of Default; Reinstatement.

(a)    Except as otherwise provided in clause (b) of this Section 5.7, upon the Discharge of Senior Lender Claims and the concurrent release of the Liens securing Senior Lender Claims and all other Indebtedness that is secured by Liens on the Common Collateral, the Liens in favor of the Second Priority Secured Parties shall automatically be released and discharged.

(b)    Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the Second Priority Senior Secured Notes Indenture or any other Second Priority Document, as applicable) exists on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Second Priority Collateral securing the Second Priority Claims relating to such Event of Default will not be released, except to the extent such Second Priority Collateral or any portion thereof was disposed of in order to repay Senior Lender Claims secured by such Second Priority Collateral, and thereafter the applicable Second Priority Agent will have the right to foreclose upon such Second Priority Collateral (but in such event, the Liens on such Second Priority Collateral securing the applicable Second Priority Claims will be released when such Event of Default and all other Events of Default under the Second Priority Senior Secured Notes Indenture or any other Second Priority Document, as applicable, cease to exist).

(c)    If, at any time substantially concurrently with or after the Discharge of Senior Lender Claims has occurred, the Company incurs and designates or Refinances any Senior Lender Claims, then such Discharge of Senior Lender Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Lender Claims), and the applicable agreement governing such Senior Lender Claims shall automatically be treated as the Credit Agreement for all purposes of this Agreement, including for purposes of the

Second Lien Intercreditor Agreement

Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First Lien Agents of amendments, waivers and consents hereunder. Upon receipt of notice of such designation (including the identity of any new First Lien Agent), each Second Priority Agent shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as such new First Lien Agent shall reasonably request in writing in order to provide the new First Lien Agent the rights of the First Lien Agents contemplated hereby and (ii) to the extent then held by any Second Priority Agent, deliver to such First Lien Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First Lien Agent to obtain possession or control of such Pledged Collateral).

ARTICLE XVII Insolvency or Liquidation Proceedings.

17.01    Financing Issues. If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Agent shall desire to permit the use of cash collateral or to permit the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (and shall be deemed to have consented to) (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Liens securing the Senior Lender Claims under the Senior Lender Documents are subordinated or pari passu with such DIP Financing, the Liens on such Common Collateral and any other collateral shall be automatically subordinated to (i) the Liens granted in connection with such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to Liens securing Senior Lender Claims under this Agreement and (ii) any “carve-out” for professional and United States Trustee fees agreed to by the First Priority Designated Agent and each Second Priority Agent (on behalf of each applicable Second Priority Secured Party) shall confirm such priority upon request of any First Lien Agent or the Borrower, (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Lender Claims made by any First Lien Agent or any holder of Senior Lender Claims, (c) any lawful exercise by any holder of Senior Lender Claims of the right to credit bid Senior Lender Claims at any sale in foreclosure of Senior Lender Collateral pursuant to Section 363(k) of the Bankruptcy Code or otherwise free and clear of the Liens on the Common Collateral securing the Second Priority Claims or other claims under Section 363 of the Bankruptcy Code or otherwise (so long as the respective interests of the Second Priority Secured Parties attach to any net proceeds thereof subject to the relative priorities in this Agreement), (d) any other request for judicial relief made in any court by any holder of Senior Lender Claims relating to the lawful enforcement of any Lien on Senior Lender Collateral, (e) a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (any such sale or motion, a “Section 363 Event” and any notice or ruling issued by a court of competent jurisdiction in respect of such Section 363 Event, a “Section 363 Notice”) if (1) the requisite holders of Senior Lender Claims shall have consented to such sale or Disposition, such motion to sell or Dispose or such bidding procedure for such sale or Disposition of such Collateral, and (2) the respective interests of the Second Priority Secured Parties will attach to the proceeds of the sale in the same respective priorities as set forth in this Agreement or (f) any order relating to a sale of assets of any Grantor for which any First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lender Claims and the Second Priority Claims will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Lender Collateral do to the Liens securing the Second Priority Collateral in accordance with this Agreement.

17.02    Relief from the Automatic Stay. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral, without the prior written consent of all First Lien Agents and Required Lenders.

17.03    Adequate Protection. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by any First Lien Agent or Senior Lenders for adequate protection, (b) any objection by any First Lien Agent

Second Lien Intercreditor Agreement

or Senior Lenders to any motion, relief, action or proceeding based on such First Lien Agent’s or the Senior Lenders’ claiming a lack of adequate protection, or (c) the allowance and/or payment of pre- or post-petition interest, fees, expenses or other amounts of any First Lien Agent or any other Senior Lender under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (as adequate protection or otherwise). Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar law, then each Second Priority Agent, on behalf of itself and any applicable Second Priority Secured Party, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Lender Claims and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to the Liens securing Senior Lender Claims under this Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event any Second Priority Agent, on behalf of itself or any applicable Second Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Agent, on behalf of itself or each such Second Priority Secured Party, agrees that the First Lien Agent shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Lender Claims and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Claims shall be subordinated to the Liens on such collateral securing the Senior Lender Claims and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement.

17.04    Avoidance Issues. If any Senior Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the Senior Lender Claims shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the Senior Lenders shall be entitled to a Discharge of Senior Lender Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

17.05    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or any law in respect of the perfection of security interest, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

17.06    Waivers. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the Senior Lender Claims for costs or expenses of preserving or disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any Senior Lender of the application of Section 1111(b)(2) of the Bankruptcy Code.

17.07    Separate Grants Of Security And Separate Classifications. In any Insolvency or Liquidation Proceeding, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Claims are fundamentally different from the Senior Lender Claims and must be separately classified in any plan of reorganization or similar dispositive

Second Lien Intercreditor Agreement

restructuring plan proposed, confirmed or adopted in such an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Lenders and the Second Priority Secured Parties in respect of the Common Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the Senior Lenders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees and expenses and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable under Section 506(b) of the Bankruptcy Code or otherwise in such Insolvency or Liquidation Proceeding) before any distribution is made in respect of the Second Priority Claims, with each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby acknowledging and agreeing to turn over to the First Priority Designated Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

ARTICLE XVIII Reliance; Waivers; etc.

18.01    Reliance. The consent by the Senior Lenders to the execution and delivery of the Second Priority Documents to which the Senior Lenders have consented and all loans and other extensions of credit made or deemed made on and after Closing Date by the Senior Lenders to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, acknowledges that it and the applicable Second Priority Secured Parties is not entitled to rely on any credit decision or other decisions made by any First Lien Agent or any Senior Lender in taking or not taking any action under the applicable Second Priority Document or this Agreement.

18.02    No Warranties or Liability. Neither any First Lien Agent nor any Senior Lender shall have been deemed to have made any express or implied representation or warranty upon which the Second Priority Agent or the Second Priority Secured Parties may rely, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Lender Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Lender Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Agent or any of the Second Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither any First Lien Agent nor any Senior Lender shall have any duty to any Second Priority Agent or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second Priority Claims, the Senior Lender Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

18.03     Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agents and the Senior Lenders, and the Second Priority Agents and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Lender Documents or any Second Priority Documents;

Second Lien Intercreditor Agreement

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Second Priority Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Lender Document or of the terms of the Second Priority Senior Secured Notes Indenture or any other Second Priority Document;

(c)    any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Second Priority Claims or any guarantee thereof;

(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Senior Lender Claims, or of any Second Priority Agent or any Second Priority Secured Party in respect of this Agreement.

ARTICLE XIX Miscellaneous.

19.01     Conflicts. Subject to Section 8.19, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lender Document or any Second Priority Document, the provisions of this Agreement shall govern.

19.02     Continuing Nature of this Agreement; Severability. Subject to Section 6.4 and Section 5.7(c), this Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred or such later time as all the Obligations in respect of the Second Priority Claims shall have been paid in full. This is a continuing agreement of lien subordination and the Senior Lenders may continue, at any time and without notice to each Second Priority Agent or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting Senior Lender Claims in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.03    Amendments; Waivers. Subject to Section 8.22 hereof, no amendment, modification or waiver of any of the provisions of this Agreement by any Second Priority Agent or any First Lien Agent or the Company shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

19.04    Information Concerning Financial Condition of the Company and the Subsidiaries. Neither any First Lien Agent nor any Senior Lender shall have any obligation to any Second Priority Agent or any Second Priority Secured Party to keep the Second Priority Agent or any Second Priority Secured Party informed of, and the Second Priority Agents and the Second Priority Secured Parties shall not be entitled to rely on the First Lien Agents or the Senior Lenders with respect to, (a) the financial condition of the Company and the Subsidiaries and all endorsers, pledgors and/or guarantors of the Second Priority Claims or the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Second Priority Claims or the Senior Lender Claims. The First Lien Agents, the Senior Lenders, each Second Priority Agent and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any First Lien Agent, any Senior Lender, any Second Priority Agent or any Second Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness,

Second Lien Intercreditor Agreement

truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

19.05    Subrogation. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.

19.06    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Lenders, in their sole discretion, deem appropriate, consistent with the terms of the Senior Lender Documents. Except as otherwise provided herein, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, assents to any such extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

19.07    Consent to Jurisdiction; Waivers. The parties hereto consent to the nonexclusive jurisdiction of any state or federal court located in New York County, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto in connection with the subject matter hereof. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction, except that each Second Priority Secured Party and each Second Priority Agent agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts, and (b) in any such action or proceeding brought against any Second Priority Agent or any Grantor or any Second Priority Secured Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Second Priority Secured Party from asserting or seeking the same in the New York Courts.

19.08    Notices. All notices to the Grantors, the Second Priority Secured Parties and the Senior Lenders permitted or required under this Agreement may be sent to the Trustee, the First Lien Agents or any Second Priority Agent as provided in the Second Priority Senior Secured Notes Indenture, the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the other relevant Senior Lender Documents or the other relevant Second Priority Documents, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The First Lien Agents hereby agree to promptly notify each Second Priority Agent upon payment in full in cash of all Obligations under the applicable Senior Lender Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

19.09    Further Assurances. Each of the Second Priority Agents, on behalf of itself and each applicable Second Priority Secured Party, and each applicable First Lien Agent, on behalf of itself and each Senior Lender, agrees that each of them shall take such further action and shall execute and deliver to each other First Lien Agent and the Senior Lenders such additional documents and instruments (in recordable form, if requested) as each other First Lien Agent or the Senior Lenders may reasonably request, to effectuate the terms of and the lien priorities contemplated by this Agreement.

Second Lien Intercreditor Agreement

19.10    Governing Law. This Agreement has been delivered and accepted in and shall be deemed to have been made in New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

19.11    Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Agents, the Senior Lenders, the Second Priority Agents, the Second Priority Secured Parties and their respective permitted successors and assigns.

19.12    Specific Performance. Each First Lien Agent may demand specific performance of this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Lien Agent.

19.13    Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

19.14    Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or via electronic mail, each of which shall be an original and all of which shall together constitute one and the same document.

19.15    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Agents represent and warrant that this Agreement is binding upon the Senior Lenders. The Trustee represents and warrants that this Agreement is binding upon the Indenture Secured Parties.

19.16    No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Lender Claims, the holders of Second Priority Claims and the Borrowers. Subject to the acknowledgement of intercreditor agreement attached hereto, no other Person shall have or be entitled to assert rights or benefits hereunder.

19.17    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in- possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

19.18    First Lien Agents and Second Priority Agents. It is understood and agreed that (a) Wilmington Trust is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to Wilmington Trust as administrative agent and collateral agent thereunder shall also apply to Wilmington Trust as Credit Agreement Agent hereunder, (b) UMB is entering into this Agreement in its capacity as the Initial Other First Priority Lien Obligations Agent, and the provision of Article VII of the Initial Other First Priority Lien Obligations Agreement applicable to the trustee thereunder shall also apply to the Initial Other First Priority Lien Obligations Agent, and (c) UMB is entering into this Agreement in its capacity as Trustee, and the provisions of Article VII of the Second Priority Senior Secured Notes Indenture applicable to the trustee thereunder shall also apply to the Trustee hereunder.

19.19    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Senior Lender Documents or Second Priority Documents entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Senior Lender Document or Second Priority Document or permit the Company or any Subsidiary to take any action, or fail to take any action, to

Second Lien Intercreditor Agreement

the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Lender Documents entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Documents, (b) change the relative priorities of the Senior Lender Claims or the Liens granted under the Senior Lender Documents on the Common Collateral (or any other assets) as among the Senior Lenders, (c) otherwise change the relative rights of the Senior Lenders in respect of the Common Collateral as among such Senior Lenders or (d) obligate the Company or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Other First Priority Lien Obligations Credit Documents or any other Senior Lender Document entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Documents.

19.20    References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Second Priority Senior Secured Notes Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer (i) to such Section, clause, paragraph or other provision of the Second Priority Senior Secured Notes Indenture, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Second Priority Senior Secured Notes Indenture, and (2) to the extent required under the terms of the Credit Agreement and the Other First Priority Lien Obligations Credit Documents, approved in writing by, or on behalf of, the requisite Senior Lenders as are needed to approve such amendment or modification, and (ii) if such Second Priority Senior Secured Notes Indenture ceases to be outstanding, to such Section, clause, paragraph or other provision of the relevant Second Priority Document then in effect governing the outstanding Second Priority Claims.

19.21    [Reserved]

19.22    Joinder Requirements. The Company and/or any First Lien Agent and/or any Second Priority Agent, without the consent of any other First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, may designate additional obligations as Other First Priority Lien Obligations or Future Second Lien Indebtedness if the incurrence of such obligations is permitted under each of the Credit Agreement, each Other First Priority Lien Obligations Credit Document, the Second Priority Senior Secured Notes Indenture, all other relevant Senior Lender Documents and Second Priority Documents and this Agreement. If so permitted, as a condition precedent to the effectiveness of such designation, the applicable Other First Priority Lien Obligations Agent or the administrative agent or trustee and collateral agent for such Future Second Lien Indebtedness shall execute and deliver to each First Lien Agent and Second Priority Agent, a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Credit Agreement Agent. Notwithstanding anything to the contrary set forth in this Section 8.22 or in Section 8.3 hereof, any First Lien Agent and/or any Second Priority Agent may, and, at the request of the Company, shall, in each case, without the consent of any First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, enter into a supplemental agreement (which may take the form of an amendment, an amendment and restatement or a supplement of this Agreement) to facilitate the designation of such additional obligations as Other First Priority Lien Obligations or Future Second Lien Indebtedness. Any such amendment may, among other things, (i) add other parties holding Future Second Lien Indebtedness (or any agent or trustee therefor) to the extent such Indebtedness is not prohibited by the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness, (ii) add other parties holding Obligations arising under the Other First Priority Lien Obligations Credit Documents (or any agent or trustee thereof) to the extent such Obligations are not prohibited by the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness, (iii) in the case of Future Second Lien Indebtedness, (a) establish that the Lien on the Common Collateral securing such Future Second Lien Indebtedness shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims, and (b) provide to the holders of such Future Second Lien Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First Lien Agents) as are provided to the holders of Second Priority Claims under this

Second Lien Intercreditor Agreement

Agreement prior to the incurrence of such Future Second Lien Indebtedness, and (iv) in the case of Obligations arising under Other First Priority Lien Obligations Credit Documents, (a) establish that the Lien on the Common Collateral securing such Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second Priority Claims and any Future Second Lien Indebtedness, and (b) provide to the holders of such Obligations arising under the Other First Priority Lien Obligations Credit Documents (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of Senior Lender Claims under this Agreement prior to the incurrence of such Obligations. Any such additional party, each First Lien Agent and each Second Priority Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness if such determination is set forth in an officers’ certificate delivered to such party, the First Lien Agents and each Second Priority Agent; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Senior Collateral Documents, the Second Priority Senior Secured Notes Indenture, any other Second Priority Document governing Future Second Lien Indebtedness, the Second Priority Collateral Documents or this Agreement. Notwithstanding the foregoing, without the consent of any First Lien Agent, Senior Lender, Second Priority Agent or any Second Priority Secured Party, any additional Grantor may become a party hereto by execution and delivery of a joinder agreement in accordance with Section 5.16 of the Senior Collateral Agreement and upon such execution and delivery, such Grantor shall be subject to the terms hereof and the terms of the Senior Collateral Documents and Second Priority Collateral Documents applicable thereto.

19.23    Intercreditor Agreements. Each party hereto agrees that the Senior Lenders (as among themselves) and the Second Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Agent or Second Priority Agent governing the rights, benefits and privileges as among the Senior Lenders or the Second Priority Secured Parties, as the case may be, in respect of the Common Collateral, this Agreement and the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as (A) the terms thereof do not violate or conflict with the provisions of this Agreement or the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, (B) in the case of any such intercreditor agreement (or similar arrangement) affecting any Senior Lenders, the First Lien Agent acting on behalf of such Senior Lenders agrees in its sole discretion, or is otherwise obligated pursuant to the terms of the applicable Senior Collateral Documents, to enter into any such intercreditor agreement (or similar arrangement) and (C) in the case of any such intercreditor agreement (or similar arrangement) affecting the Senior Lenders holding Senior Lender Claims under the Credit Agreement, such intercreditor agreement (or similar arrangement) is permitted under the Credit Agreement or the Required Lenders otherwise authorize the applicable First Lien Agent to enter into any such intercreditor agreement (or similar arrangement). If a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement, and the provisions of this Agreement shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

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Second Lien Intercreditor Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Credit Agreement Agent

By:
Name:
Title:

Second Lien Intercreditor Agreement

UMB BANK, NATIONAL ASSOCIATION, as Initial Other First Priority Lien Obligations Agent

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Second Lien Intercreditor Agreement

VCI PROPERTIES 1 LLC, as an Issuer

By:
Name:
Title:

VICI FC INC., as an Issuer

By:
Name:
Title:

Second Lien Intercreditor Agreement

EXHIBIT J

FORM OF SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT24

This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of December [    ], 2017, and is by and among Goldman Sachs Bank USA, as administrative agent for those certain lenders pursuant to the Credit Agreement (as defined below), a New York State-chartered bank, having an address at 200 West Street, New York, New York 10282 (together with its successors and assigns in such capacity, “Agent”), [                    ], a Delaware limited liability company, having an office at c/o VICI Properties Inc., [                    ] (“Landlord”) (solely for purposes of Section 4 hereof), and [                    ], a [                    ], having an office at [●] (“Tenant”).

WHEREAS, by a certain Amended and Restated Lease (as amended, modified or supplemented, the “Lease”) dated as of December [    ], 2017, between Landlord and Tenant, Landlord leased to Tenant the Property (as defined below) as evidenced by that certain Memorandum of Lease, dated December [    ], 2017, recorded in the [                    ] County Recorder’s Office (“Recorder’s Office”) as Instrument Number [            ] (“Memorandum of Lease”);

WHEREAS, Agent and certain other lenders have made or intend to make a loan (the “Loan”) to an affiliate of the Landlord pursuant to the terms of that certain Credit Agreement, dated as of December [    ], 2017, by and among VICI Properties 1 LLC, as the borrower (the “Borrower”), the Agent, and the other financial institutions party thereto from time to time (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Credit Agreement”), which Loan shall be secured by, among other things, that certain [Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement]25, dated December [    ], 2017, recorded in the [                    ] County Recorder’s Office as Instrument Number [                    ] (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering the real property located in more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”);

WHEREAS, Tenant acknowledges that Agent will rely on this Agreement in making the Loan to the Borrower;

WHEREAS, Agent and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and

WHEREAS, pursuant to Section 31.1 of the Lease, Tenant has agreed to deliver this Agreement and will subordinate the Lease to the Mortgage and to the lien thereof and, in consideration of Tenant’s delivery of this Agreement, Agent has agreed not to disturb Tenant’s possessory rights in the Property under the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

i.    Tenant covenants, stipulates and agrees that the Lease and all of Tenant’s right, title and interest in and to the Property thereunder (including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof) is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

[24]	May require revisions based on lease/sublease structure for particular property.
[25]	To be revised to reflect actual title of mortgage/DOT.

Forms of Subordination, Non-Disturbance and Attornment Agreements

ii.    Agent agrees that if Agent exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Agent, or any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Tenant’s right to use, occupy and possess the Property, nor any of Tenant’s rights, privileges and options under the terms of the Lease, so long as there is no continuing Tenant Event of Default (or, if there is a continuing Tenant Event of Default (as defined in the Lease), this clause (a) shall be subject to the rights granted to a Permitted Leasehold Mortgagee (as defined in the Lease) as expressly set forth in the Lease) and (b) will be bound by the provisions of Article XVII of the Lease for the benefit of each Permitted Leasehold Mortgagee (as defined in the Lease). In addition, Agent or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of a Tenant Event of Default, Agent or such other person, as the case may be, shall not name or join Tenant as a defendant in any exercise of Agent’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord. In the latter case, Agent or any person prosecuting such rights and remedies may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action. Notwithstanding anything to the contrary contained herein, if a Tenant Event of Default has occurred and is continuing at such time that a Successor Landlord (defined below) takes fee title to the Property, such Successor Landlord shall be subject to the terms and provisions in the Lease concerning the exercise of rights and remedies upon such Tenant Event of Default including the provisions of Articles XVI, XVII and XXXVI.

iii.    If, at any time Agent (or any person, or such person’s successors or assigns, who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage, transfer in lieu of foreclosure or otherwise) shall succeed to the rights of Landlord under the Lease as a result of a default or event of default under the Mortgage, Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called “Successor Landlord”) as Tenant’s landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.

iv.    Landlord authorizes and directs Tenant to honor any written demand or notice from Agent instructing Tenant to pay rent or other sums to Agent rather than Landlord (a “Payment Demand”), regardless of any other or contrary notice or instruction which Tenant may receive from Landlord before or after Tenant’s receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Agent and shall have no duty to investigate the same or the circumstances under which the same was given. Any payment made by Tenant to Agent or in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease.

v.    If Agent shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Agent or any Successor Landlord shall be deemed to have assumed all terms and covenants of the Lease to be observed or performed by Landlord from and after the date on which such Agent or such Successor Landlord (as the case may be) succeeds to Landlord’s interests under the Lease; provided, however, such Agent or Successor Landlord (as the case may be) shall not be:

(B)    liable for any act or omission of any prior landlord (including Landlord) or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Agent or such Successor Landlord succeeded to any prior landlord (including Landlord); or

(C)    obligated to cure any defaults of any prior landlord (including Landlord) which occurred, or to make any payment to Tenant which was required to be paid by any prior landlord (including Landlord), prior to the time that Agent or such Successor Landlord succeeded to the interest of such landlord under the Lease; or

(D)    obligated to perform any construction obligations of any prior landlord (including Landlord) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or

Forms of Subordination, Non-Disturbance and Attornment Agreements

(E)    subject to any offsets, defenses or counterclaims which Tenant may be entitled to assert against any prior landlord (including Landlord); or

(F)    bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one (1) month in advance; or

(G)    bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Agent.

Notwithstanding the foregoing, Tenant reserves any right it may have to any and all claims or causes of action (i) against Landlord for prior losses or damages arising prior to, and (ii) against the Successor Landlord for all losses or damages arising from and after, the date that such Successor Landlord takes title to the Property.

vi. Tenant hereby represents, warrants, covenants and agrees to and with Agent:

(H)    to use commercially reasonable efforts to deliver to Agent, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Tenant to Landlord at the same time as such notice is given to Landlord and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Agent. Agent shall have the right (but shall not be obligated) to cure such default. Tenant shall accept performance by Agent or its designee of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Tenant further agrees to afford Agent or the designee a period of thirty (30) days beyond any period afforded to Landlord or its designee for the curing of such default during which period Agent or its designee may elect (but shall not be obligated) to seek to cure such default, or, if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings) but in no event more than ninety (90) days, during which period Agent or its designee may elect (but shall not be obligated) to seek to cure such default, prior to taking any action to terminate the Lease;

(I)    that Tenant is the sole owner of the leasehold estate created by the Lease; and

(J)    to promptly certify, to Tenant’s knowledge, in writing to Agent, in connection with any proposed assignment of the Mortgage, whether or not any default on the part of Landlord then exists under the Lease and to deliver to Agent any tenant estoppel certificates required under the Lease.

vii. Tenant acknowledges that the interest of Landlord under the Lease is assigned to Agent solely as security for the obligations of the Borrower pursuant to the Credit Agreement, and Agent shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Agent shall specifically undertake such liability in writing or Agent becomes and then only with respect to periods in which Agent becomes, the fee owner of the Property.

viii. This agreement was negotiated in the State of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects this Agreement (and any agreement formed pursuant to the terms hereof) shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York (without regard to principles or conflicts of law) and any applicable laws of the United States of America, except that all provisions hereof relating to the creation of the leasehold estate and all remedies set forth in Article XVI of the Lease relating to recovery of possession of the Property (such as an action for unlawful detainer, in rem action or other similar action) shall be construed and enforced according to, and governed by, the laws of the State in which the Property is located.

ix. This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor agent pursuant to the terms of the Credit Agreement) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the

Forms of Subordination, Non-Disturbance and Attornment Agreements

termination, amendment, supplement, waiver or modification is sought. Each Permitted Leasehold Mortgagee (as defined in the Lease) (for so long as such Permitted Leasehold Mortgagee (as defined in the Lease) holds a Permitted Leasehold Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 2(b) entitled to enforce the same as if a party to this Agreement.

x. All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Agent appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Agent’s Address:	Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attn:

With a copy to:	Sullivan & Cromwell LLP 125 Broad Street, New York, New York 10004 Attn: Robert Schlein

Tenant’s Address:	[ ]
Attn: General Counsel Email: corplaw@caesars.com

With a copy to:	[ ] Attn:

Landlord’s Address:	c/o VICI Properties Inc. [ ] Attn:

With a copy to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn:

xi. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

xii. In the event Agent shall acquire Landlord’s interest in the Property, Tenant shall look only to the estate and interest, if any, of Agent in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Agent as a Successor Landlord under the Lease or under this Agreement, and no other property or assets of Agent shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Tenant’s use or occupancy of the Property or any claim arising under this Agreement.

xiii. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Agent.

Forms of Subordination, Non-Disturbance and Attornment Agreements

xiv. This Agreement constitutes the entire agreement between Agent and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Agent as to the subject matter of this Agreement.

xv. Except as expressly provided for in this Agreement, Agent shall have no obligations to Tenant with respect to the Lease.

xvi. Tenant represents to Agent that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Agent represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

xvii. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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Forms of Subordination, Non-Disturbance and Attornment Agreements

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

AGENT: GOLDMAN SACHS BANK USA, a New York State-chartered bank

By:
Name:
Title:

LANDLORD (solely for purposes of Section 4 hereof):

, a Delaware limited liability company

By:
Name:
Title:

TENANT: [ ], a [ ]

By:
Name:
Title:

Forms of Subordination, Non-Disturbance and Attornment Agreements